Exhibit 99.2

THIS DISCLOSURE STATEMENT (AS MAY BE AMENDED) WILL BE SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
CORE SCIENTIFIC, INC., et al.,	§	Case No. 22-90341 (DRJ)
§
	§	(Jointly Administered)
Debtors.[1]	§

DISCLOSURE STATEMENT FOR AMENDED JOINT CHAPTER 11

PLAN OF CORE SCIENTIFIC, INC. AND ITS DEBTOR AFFILIATES

WEIL, GOTSHAL & MANGES LLP Alfredo R. Pérez (15776275) Clifford Carlson (24090024) 700 Louisiana Street, Suite 1700 Houston, Texas 77002 Telephone: (713) 546-5000 Facsimile: (713) 224-9511

WEIL, GOTSHAL & MANGES LLP

Ray C. Schrock, (admitted pro hac vice)

Ronit J. Berkovich (admitted pro hac vice)

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and Debtors in Possession

Dated: August 8, 2023 Houston, Texas

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Core Scientific Mining LLC (6971); Core Scientific, Inc. (3837); Core Scientific Acquired Mining LLC (6074); Core Scientific Operating Company (5526); Radar Relay, Inc. (0496); Core Scientific Specialty Mining (Oklahoma) LLC (4327); American Property Acquisition, LLC (0825); Starboard Capital LLC (6677); RADAR LLC (5106); American Property Acquisitions I, LLC (9717); and American Property Acquisitions, VII, LLC (3198). The Debtors’ corporate headquarters and service address is 210 Barton Springs Road, Suite 300, Austin, Texas 78704.

DISCLOSURE STATEMENT, DATED AUGUST 8, 2023

Solicitation of Votes on the Plan of

CORE SCIENTIFIC, INC., ET AL.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE JOINT CHAPTER 11 PLAN OF CORE SCIENTIFIC, INC. AND ITS DEBTOR AFFILIATES IN THE ABOVE-CAPTIONED CHAPTER 11 CASES (COLLECTIVELY, THE “DEBTORS”), ATTACHED HERETO AS EXHIBIT A (THE “PLAN”).

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS [•] (PREVAILING CENTRAL TIME) ON [•], 2023 UNLESS EXTENDED BY THE DEBTORS IN WRITING.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS [•], 2023 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Special Committee (as defined herein) has unanimously approved the transactions contemplated by the Plan. The Debtors believe the Plan is in the best interests of all stakeholders and recommend that all creditors and equity holders whose votes are being solicited submit ballots to accept the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

NEITHER THIS DISCLOSURE STATEMENT NOR THE MOTION SEEKING APPROVAL THEREOF CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

THE OFFER, ISSUANCE, AND DISTRIBUTION UNDER THE PLAN OF THE NEW COMMON INTERESTS (I) TO THE HOLDERS OF GENERAL UNSECURED CLAIMS AND ALLOWED EQUITY INTERESTS AND (II) IF APPLICABLE, CONSTITUTING THE BACKSTOP PREMIUM, WILL, IN EACH CASE, BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS

PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THE OFFER, SALE, ISSUANCE, AND DISTRIBUTION UNDER THE PLAN OF THE RIGHTS OFFERING SHARES TO BE ISSUED PURSUANT TO THE 1145 RIGHTS OFFERING WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. IF APPLICABLE, THE NEW COMMON INTERESTS ISSUED IN THE 4(A)(2)/REG D RIGHTS OFFERING (IF ANY), AS WELL AS THE BACKSTOP SHARES, WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER.

THE OFFER, ISSUANCE, AND DISTRIBUTION UNDER THE PLAN OF THE NEW SECURED NOTES (DEFINED IN THE PLAN) AND THE NEW COMMON INTERESTS ISSUED UPON CONVERSION THEREOF, IF ANY, WILL, IN EACH CASE, BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

WITH RESPECT TO THE SECURITIES ISSUED PURSUANT TO THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SUCH SECURITIES MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES.

WITH RESPECT TO ANY SECURITIES ISSUED IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 4(A)(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER, SUCH SECURITIES WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND CONSIDERED “RESTRICTED SECURITIES” (WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT) AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE SECURITIES ISSUED PURSUANT TO THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION (SUCH AS THAT REFERRED TO UNDER THE CAPTION “FINANCIAL PROJECTIONS” ELSEWHERE IN THIS DISCLOSURE STATEMENT), THE LIQUIDATION ANALYSIS (AS DEFINED HEREIN), THE VALUATION ANALYSIS (AS DEFINED HEREIN), AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHERMORE, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN, INCLUDING ANY PROJECTIONS, ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS AND UNCERTAINTIES DESCRIBED IN MORE DETAIL UNDER THE HEADING “CERTAIN RISK FACTORS TO BE CONSIDERED” BELOW, AS WELL AS CERTAIN RISKS INHERENT IN THE DEBTORS’ BUSINESS AND OTHER FACTORS LISTED IN THE DEBTORS’ SEC FILINGS. PARTIES ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED, ARE BASED ON THE DEBTORS’ CURRENT BELIEFS, INTENTIONS AND EXPECTATIONS, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS. THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE ANY FORWARD-LOOKING STATEMENTS, INCLUDING ANY PROJECTIONS CONTAINED HEREIN, TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

NOTHING IN THIS DISCLOSURE STATEMENT SHALL PREJUDICE OR WAIVE THE RIGHTS OF ANY PARTY WITH RESPECT TO THE CLASSIFICATION, TREATMENT, IMPAIRMENT OF ANY CLAIMS SHOULD THIS PLAN NOT BE CONFIRMED.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE PLAN PROVIDES THAT THE FOLLOWING PARTIES ARE DEEMED TO GRANT THE RELEASES PROVIDED FOR THEREIN: (A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) WITH RESPECT TO EACH OF THE FOREGOING PERSONS IN CLAUSES (A) THROUGH (B), ALL RELATED PARTIES; (D) THE HOLDERS OF ALL CLAIMS OR INTERESTS THAT VOTE TO ACCEPT THE PLAN; (E) THE HOLDERS OF ALL CLAIMS OR INTERESTS WHOSE VOTE TO ACCEPT OR REJECT THE PLAN IS SOLICITED BUT THAT DO NOT VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN AND DO NOT OPT OUT OF GRANTING THE RELEASES SET FORTH IN ARTICLE X OF THE PLAN; (F) THE HOLDERS OF ALL CLAIMS OR INTERESTS THAT VOTE, OR ARE DEEMED, TO REJECT THE PLAN OR THAT ARE PRESUMED TO ACCEPT THE PLAN BUT DO NOT OPT OUT OF GRANTING THE RELEASES SET FORTH IN ARTICLE X OF THE PLAN; AND (G) THE HOLDERS OF ALL CLAIMS AND INTERESTS AND ALL OTHER BENEFICIAL OWNERS THAT WERE GIVEN NOTICE OF THE OPPORTUNITY TO OPT OUT OF GRANTING THE RELEASES SET FORTH IN ARTICLE X OF THE PLAN BUT DID NOT OPT OUT.

HOLDERS OF CLAIMS OR INTERESTS IN VOTING CLASSES (APRIL CONVERTIBLE NOTES SECURED CLAIMS, AUGUST CONVERTIBLE NOTES SECURED CLAIMS, MINER EQUIPMENT LENDER SECURED CLAIMS, M&M LIEN SECURED CLAIMS, SECURED MORTGAGE CLAIM, GENERAL UNSECURED CLAIMS, B. RILEY UNSECURED CLAIMS, SECTION 510(B) CLAIMS, AND

EXISTING COMMON INTERESTS) HAVE RECEIVED A BALLOT THAT INCLUDES THE OPTION TO OPT OUT OF THE RELEASES CONTAINED IN ARTICLE (X) OF THE PLAN. HOLDERS OF CLAIMS AND INTERESTS IN NON-VOTING CLASSES (OTHER SECURED CLAIMS, PRIORITY NON-TAX CLAIMS, INTERCOMPANY CLAIMS, AND INTERCOMPANY INTERESTS) HAVE RECEIVED A RELEASE OPT-OUT FORM ATTACHED TO THEIR NOTICE OF NON-VOTING STATUS AND NOTICE OF RIGHT TO OPT OUT OF CERTAIN RELEASES. SEE EXHIBIT (B) FOR A DESCRIPTION OF THE RELEASES AND RELATED PROVISIONS.

PLEASE BE ADVISED THAT ARTICLE X OF THE PLAN CONTAINS RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS. YOU SHOULD REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MAY BE AFFECTED

Table of Contents

I. INTRODUCTION	1

A. Background and Overview of the Plan and Restructuring	1

i. Overview of Restructuring	2

ii. Key Settlements	3

iii. Key Plan Concepts	4

iv. Summary of Plan Treatment	7

B. Recommendation	19

C. Confirmation Timeline	19

D. Inquiries	20

II. SUMMARY OF PLAN CLASSIFICATION AND TREATMENT OF CLAIMS	20

A. Voting Classes	20

B. Treatment of Claims	21

C. Pro Forma Equity Split	31

III. THE DEBTORS’ BUSINESS	31

A. General Overview	31

B. Digital Asset Mining	31

C. Debtors’ History	32

D. Business Operations and Properties	33

i. Business Model	33

ii. Data Centers	34

IV. DEBTORS’ CORPORATE AND CAPITAL STRUCTURE	36

A. Corporate Structure	36

B. Corporate Governance and Management	37

C. Prepetition Capital Structure	37

i. April Secured Convertible Notes:	37

ii. August Convertible Notes:	39

iii. Secured Mining Equipment Financings and Leases	40

iv. Secured Non-Mining Financings and Leases	42

v. M&M Liens:	43

vi. Unsecured Bridge Notes:	44

vii. General Unsecured Claims:	45

viii. Common Stock	47

V. SIGNIFICANT EVENTS LEADING TO THE CHAPTER 11 FILINGS	48

A. The Decline in the Price of Bitcoin and Increase in Bitcoin Network Difficulty	48

B. Increased Energy Costs	49

C. Celsius’s Chapter 11 Filing and PPT Dispute	49

D. Prepetition Initiatives	50

E. Appointment of New Independent Director and Formation of Special Committee to Consider Strategic Options and Engage with Creditors	51

F. Prepetition Employee Retention Programs	51

VI. OVERVIEW OF CHAPTER 11 CASES	52

A. Commencement of Chapter 11 Cases	52

i. First/Second Day Relief	52

ii. Other Procedural and Administrative Motions	53

B. DIP Financing	54

i. Original DIP Financing	54

ii. Replacement DIP Financing	55

C. Rejection of Celsius Hosting Contract	56

D. Appointment of Creditors’ Committee	57

E. Appointment of Equity Committee	57

F. Debtors’ Key Employee Retention Programs	57

G. Sale Process for Certain of the Debtors’ Facilities	59

H. Sale of Bitmain Coupons	59

I. Settlements/Agreements with Creditors	59

i. NYDIG Stipulation and Agreed Order	59

ii. Priority Power Management Settlement	60

iii. Atalaya Settlement	60

iv. Denton Agreement	60

v. Condair Settlement	61

vi. Trilogy Settlement	61

vii. J.W. Didado Settlement	62

viii. Hubbard-Mantor-Construction Settlement	63

ix. Celsius Settlement	64

ii. Agreements Upon Furnishing Ballots	111

iii. Change of Vote	112

D. Waivers of Defects, Irregularities, etc.	112

E. Further Information, Additional Copies	112

XI. CONFIRMATION OF PLAN	112

A. Confirmation Hearing	112

B. Objections to Confirmation	113

C. Requirements for Confirmation of Plan	116

i. Acceptance of Plan	116

ii. Best Interests Test	117

iii. Feasibility	117

XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN	118

A. Alternative Plan of Reorganization	118

B. Sale under Section 363 of the Bankruptcy Code	119

C. Liquidation Under Chapter 7 of Bankruptcy Code	119

XIII. CONCLUSION AND RECOMMENDATION	119

EXHIBITS

EXHIBIT A	Plan — (Filed Separately)

EXHIBIT B	Plan Release, Exculpation, and Injunction Provisions

EXHIBIT C	Liquidation Analysis — (To be filed at a later date)

EXHIBIT D	Valuation Analysis — (To be filed at a later date)

EXHIBIT E	Financial Projections

EXHIBIT F	Organizational Chart

EXHIBIT G	Schedule of Other Secured Claims

I.

INTRODUCTION

A. Background and Overview of the Plan and Restructuring

Core Scientific, Inc. and its direct and indirect subsidiaries that are debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”) submit this disclosure statement (as may be amended, the “Disclosure Statement”) in connection with the solicitation of votes (the “Solicitation”) on the Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Debtor Affiliates, dated August 8, 2023 (the “Plan”), attached hereto as Exhibit A.2

The Debtors commenced chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on December 21, 2022 (the “Petition Date”).

The purpose of this Disclosure Statement is to provide information of a kind, and in sufficient detail, to enable Holders of April Convertible Notes Secured Claims, August Convertible Notes Secured Claims, Miner Equipment Lender Secured Claims, M&M Lien Secured Claims, Secured Mortgage Claims, General Unsecured Claims, B. Riley Unsecured Claims, and Section 510(b) Claims (collectively, “Claims”) against the Debtors and holders of existing common stock issued by Core Scientific, Inc. (“Interests”) that are entitled to vote on the Plan to make an informed decision on whether to vote to accept or reject the Plan. This Disclosure Statement contains summaries of the Plan, certain statutory provisions, events in the Chapter 11 Cases, and certain documents related to the Plan.

The Debtors believe the Plan provides a full recovery (100% of the Claim plus postpetition interest) to all creditors (other than Section 510(b) Claims3 and creditors that have agreed to take lesser treatment) and a meaningful recovery to their shareholders.

During the Chapter 11 Cases, the Debtors and their restructuring advisors, including Weil, Gotshal & Manges LLP (“Weil”), PJT Partners, LP (“PJT”), and AlixPartners, LLP (“Alix” and, collectively with Weil and PJT, the “Advisors”), engaged in discussions with thethe Debtors’ key stakeholder groups, (i) ad hoc group of the Debtors’ convertible noteholders (the “Ad Hoc Noteholder Group”), (ii) the official committee of unsecured creditors (the “Creditors’ Committee”), (iii) the official committee of equity holders (the “Equity Committee”), (iv) B. Riley Commercial Capital, LLC (the “Replacement DIP Lender”), and (v) certain secured equipment lenders (the “Equipment Lenders” and collectively with the Ad Hoc Noteholder Group, the Creditors’ Committee, the Equity Committee, and the Replacement DIP Lender, the “Key Stakeholder Groups”) to design a Plan that ensures the continuation of the Debtors’ businesses as a going concern, maximizes value, and treats all stakeholders fairly.

[2]

Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan as applicable. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan will govern.

[3]	Section 510(b) Claims are defined below.

As of the date hereof, the Debtors believe they have the support of three of their five Key Stakeholder Groups: B. Riley (the Replacement DIP Lender and the Debtors’ largest unsecured creditor), the Equipment Lenders, and the Equity Committee. The Debtors have also reached final settlements or settlements in principle with several other creditors, including the Holders of a majority of the M&M Lien Claims, the Holders of Secured Mortgage Claims, and Celsius (the Debtors’ largest litigation claimant), as described further herein. The Debtors currently do not have the support of Ad Hoc Noteholder Group or the Creditors’ Committee. Although the Debtors intend to continue to negotiate with such groups, the Debtors decided that the optimal path towards emergence is to move forward with the current version of the Plan so that they may proceed to exit these Chapter 11 Cases and make distributions to stakeholders expeditiously. For any Class that ultimately rejects the Plan, the Debtors will seek confirmation of the Plan over such rejection under the “cramdown” provisions of the Bankruptcy Code.

In addition, as further discussed below, the Debtors are in advanced discussions with multiple parties to secure committed new money exit capital for emergence and post-emergence needs, including (i) new money exit financing from B. Riley, (ii) an equity rights offering of at least $55 million, backstopped by members of the Equity Committee and various other parties, and (iii) a committed equity line of credit (an “ELOC”) from B. Riley. Moreover, the Debtors also significantly reduced their new-money capital needs by more than $30 million through the Bitmain Transaction (as defined below) and the Celsius Settlement (which resulted in approximately $14 million reduction in new money capital needs).

i. Overview of Restructuring

The Plan provides for a comprehensive restructuring of the Debtors’ balance sheet pursuant to which holders of Claims and Interests will receive either (i) equity in Core Scientific, Inc. (after the Effective Date, the “Reorganized Parent”), (ii) debt (“take-back debt”) in a Debtor (on and after the Effective Date, collectively, the “Reorganized Debtors”), (iii) a combination of New Common Interests and take-back debt, or (iv) the reinstatement of their Claims, as further described in subsection 2 below. The transactions contemplated by the Plan will strengthen the Debtors by substantially reducing their debt and preserving in excess of 240 jobs.

Specifically, the proposed restructuring contemplates, among other things:

•

100% recoveries to all Classes of creditors (other than Section 510(b) Claims) in the form of (i) equity in the Reorganized Parent (“New Common Interests”), (ii) take-back debt, (iii) a combination of New Common Interests and take-back debt, or (iv) reinstatement of claims, as further described in subsection 2 below.

•

Distributions to existing equity holders and Holders of Section 510(b) Claims in the form of New Common Interests, consisting of all residual value remaining after providing recoveries to all other Claims.

•

A minimum $55 million equity rights offering (the “Rights Offering”) made available to holders of Existing Common Interests as more fully described below, which is expected to be backstopped by the Backstop Parties pursuant to a to-be-negotiated backstop commitment agreement (the “Backstop Commitment Agreement”).

•

An approximately $80 million delayed draw term loan from the Replacement DIP Lender (the “Delayed Draw Term Loan”), consisting of (i) a roll-up of the outstanding balance of the Replacement DIP Facility, (ii) treatment on the B. Riley Unsecured Claim which B. Riley has agreed to reduce from $44.3 million (as of the assumed Effective Date of September 30, 2023) to $38 million, and (iii) $25 million of new money financing.

•	An equity line of credit from the Replacement DIP Lender in the amount of $150 million (the “Exit ELOC”).

•	The assumption of most Executory Contracts and Unexpired Leases of the Debtors.

•	A reduction of current debt on the Debtors’ balance sheet by approximately $30-105 million and a reduction in the Debtors’ annual debt service by approximately $60-85 million.

Upon the Effective Date, the Reorganized Debtors anticipate that they will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a)–78(pp). The Reorganized Debtors anticipate using commercially reasonable efforts to have the New Common Interests listed on the NASDAQ, NYSE, or another nationally recognized exchange, as soon as reasonably practicable, subject to meeting applicable listing requirements following the Effective Date. In connection with the contemplated listing of New Common Interests, the Debtors have submitted an initial listing application to Nasdaq Global Select Market.

On June 20, 2023 (the “Initial Plan Filing Date”), the Debtors filed the Joint Chapter 11 Plan of Core Scientific, Inc. and its Debtor Affiliates, dated (Docket No. 974), without the support of any of the Debtors’ Key Stakeholder Groups. After the Initial Plan Filing Date, the Debtors continued to engage in negotiations with each of the Key Stakeholder Groups and organized and participated in a global plan mediation before Judge Isgur, which remains ongoing, as further discussed below. Through these extensive good faith negotiations, the Debtors formulated the current Plan, which is supported by the Equipment Lenders, the Replacement DIP Lender, and the Equity Committee.

ii. Key Settlements

As further described below, the Debtors have reached multiple agreements in principle that are subject to ongoing negotiations, including with respect to the applicable definitive documents and/or provisions of the Plan incorporating such agreements (as applicable), including, but not limited to, the Miner Equipment Lender Settlement, Backstop Commitment Agreement, the B. Riley Settlement, the Bitmain Transaction, the Celsius Settlement, the Brown Settlement, the Holliwood Settlement, and the Foundry Settlement Agreement. The Debtors and the parties to such agreements reserve all rights with respect to the Plan, the Disclosure Statement, and the relevant definitive documents.

The Debtors have reached a favorable settlement (the “Miner Equipment Lender Settlement”) with the substantial majority of their Equipment Lenders in which the participating Equipment Lenders (each a “Settling Equipment Lender”) will vote in favor of the Plan (subject to receipt of a Court-approved Disclosure Statement) in exchange for negotiated Plan treatment, discussed in greater detail below. The Miner Equipment Lender Settlement will benefit stakeholders, as the Debtors believe the majority of the Equipment Lenders have agreed to waive recovery on a portion of their Miner Equipment Lender Claims pursuant to the Miner Equipment Lender Settlement.

The Debtors have reached an agreement in principle with B. Riley, their largest unsecured creditor and Replacement DIP Lender, in relation to both the B. Riley Unsecured Claim and Allowed DIP Claim. The agreement provides for a reduction of the B. Riley General Unsecured Claim from approximately $44.3 million4 to $38 million. As part of the settlement, the Replacement DIP Lender has agreed to provide $25 million of new money exit financing, roll its Allowed DIP Claim, as well as the reduced B. Riley Unsecured Claim, into a Delayed Draw Term Loan, and provide the $150 million Exit ELOC. This settlement is beneficial to the Debtors, as they were unable to obtain alternative exit financing on comparable terms.

The Debtors have also reached settlement agreements (or settlements in principle) with many of the Debtors’ other major creditors, particularly Celsius, Foundry, the largest Holders of M&M Lien Secured Claims, and the Holders of Secured Mortgage Claims. These settlements, which are described below in more detail, resolve sizeable Claims against the Debtors at a significant discount providing additional value to the Debtors and their estates.

The Debtors have reached agreements in principle to satisfy Debtors’ future capital needs through the Rights Offering and the Delayed Draw Term Loan. In addition, although the Debtors do not believe that they need the Exit ELOC to service their post-emergence needs, securing the Exit ELOC will provide the Debtors with even greater financial flexibility and certainty following emergence.

Finally, the Debtors have also reached an agreement in principle with Bitmain regarding a Miner purchase agreement in which the Debtors will acquire new Miners in exchange for Cash and equity in the Reorganized Debtors, reducing the Debtors’ post-emergence capital expenditures. Each of these is discussed in more detail below.

iii. Key Plan Concepts

Plan Elections

Because the Debtors are solvent on a balance sheet basis (their value exceeds their debt), the Plan generally provides for a “waterfall,” where all creditors are entitled to payment in full, unless they agree to a lesser treatment, with the residual value going to the Debtors’ current equity holders (and subordinated creditors). The Plan provides certain creditor Classes with either a Class choice or individual creditor elections between different forms of recovery. Creditors must make these elections on their Ballots. In each case, the Plan provides a default option that a creditor in a Class will receive if it does not make an affirmative election on its timely filed Ballot.

[4]	The B. Riley General Unsecured Claim was $42.7 million as of the Petition Date.

Plan Value

As will be further described in the valuation analysis in Exhibit D (the “Valuation Analysis”), the “Plan Value” refers to the value of the new common equity (i.e., the New Common Interests) to be issued pursuant to the Plan. The starting point for Plan Value is the enterprise value of the Reorganized Debtors (the “Enterprise Value”), which is $[____]. The assumptions and methodology with respect to the Enterprise Value are set forth in the Valuation Analysis. Plan Value is calculated by taking into account Enterprise Value, the total debt to be issued by the Reorganized Debtors under the Plan (which is subtracted from Enterprise Value), and the total number of shares to be issued to holders of Claims and Interests under the Plan (but not including any New Common Interests issued upon conversion of New Secured Notes or any New Common Interests issued under the Management Incentive Plan).

The Debtors will not know the total amount of New Debt or New Common Interests issued under the Plan until they have (1) received and processed the treatment elections made by holders of Claims and Interests under the Plan and (2) resolved all Disputed Claims. Therefore, the “Plan Value” cannot be determined prior to solicitation of the Plan. Moreover, because certain Disputed Claims may not be resolved prior to the implementation of the Plan, the final “Plan Value” may not be determined prior to the Effective Date. As a result, the Reorganized Debtors may need to reserve for issuance (after the Effective Date) a sufficient number of New Common Interests to effectuate all issuances of New Common Interests contemplated by the Plan, including, but not limited to, to Holders of Disputed Claims following the allowance of such Claims and any additional post-Effective Date issuances to the extent necessary to ensure that each Holder of an Allowed Claim in Classes 1, 2, 3, and 8 that receives New Common Interests under the Plan receives a distribution that is equal to the value to which such Holder is entitled to under the Plan.

As additional New Common Interests or additional debt is issued to holders of Disputed Claims that are resolved after the Effective Date, the Plan Value of each existing New Common Interest will necessarily decrease. As a result, the Plan provides for the issuance of New Common Interests to Holders of Allowed Claims in Classes 1, 2, 3, and 8 that receive New Common Interests under the Plan to protect them from such dilution such that the aggregate value they receive after any subsequent issuance of New Common Interests or New Debt to Holders of Disputed Claims is equal to the value to which they are entitled under the Plan.

Holders of Interests (and Section 510(b) Claims) are entitled to the Residual Equity Pool, which is the value remaining after all payments to all creditors under the Plan, transfers of New Common Interests to Bitmain on account of the Bitmain Transaction, and all payments with regard to the Rights Offering, including the Backstop Commitment Premium.

Substantive Consolidation

To the extent that the Bankruptcy Court determines that an impaired accepting Class of Claims is required at each Debtor entity under section 1129(a)(10) of the Bankruptcy Code, the Plan may, in the Debtors’ sole discretion, pursuant to a settlement under Bankruptcy Rule 9019 or otherwise, propose to substantively consolidate three Debtor entities (i) American Property Acquisitions VII, LLC, (ii) American Property Acquisitions I, LLC, and (iii) American Property Acquisition, LLC (collectively the “Property Debtors”) into their parent Debtor entity Core Scientific Operating Company, which is the Debtors’ primary operating entity (together with the Property Debtors, the “Substantively Consolidated Debtors”). The Property Debtors’ sole function is to own certain of the Debtors’ real property assets, specifically the Debtors’ (i) Marble Facility and (ii) Calvert City Facility. These entities do not make requisite payments to creditors relating to their assets, borrow or raise capital (except to serve as guarantors on certain debt), or engage in any additional business activities.

Substantive consolidation is a judicially created equitable doctrine that treats separate legal entities as if they were merged into a single consolidated surviving entity, with all the assets and liabilities becoming assets and liabilities of the consolidated survivor for certain purposes (other than inter-entity liabilities, including the Intercompany Claims, and guarantees, which are extinguished). The effect of substantive consolidation here is that the Claims against the Substantively Consolidated Debtors will be consolidated for purposes of voting on the Plan, and the Holders of such Claims will receive distributions from a common fund of the consolidated assets of the Substantively Consolidated Debtors. In the absence of consolidation, the creditors of an individual debtor could only look to the assets of that particular individual debtor to satisfy such creditor’s claim. As a result of the consolidation, a creditor of one individual debtor is treated as a creditor of the Substantively Consolidated Debtors, and issues of individual corporate ownership of assets and individual corporate liability on obligations are no longer pertinent for Plan purposes. The Plan may consolidate the Substantively Consolidated Debtors for the purposes of voting, assessing whether Confirmation standards have been met, calculating and making distributions under the Plan, and filing post-Confirmation reports and paying quarterly fees to the U.S. Trustee.

Specifically, if substantive consolidation is implemented, pursuant to the Confirmation Order, as of the Effective Date: (a) all assets and liabilities of the Substantively Consolidated Debtors will be deemed merged; (b) all guarantees by one Substantively Consolidated Debtor of the obligations of any other Substantively Consolidated Debtor will be deemed eliminated so that any Claim against any Substantively Consolidated Debtor and any guarantee thereof executed by any other Substantively Consolidated Debtor and any joint or several liability of any of the Substantively Consolidated Debtors shall be deemed to be a single obligation of the Substantively Consolidated Debtors; (c) each and every Claim filed or to be filed in the Chapter 11 Case of any Substantively Consolidated Debtor will be deemed filed against the Substantively Consolidated Debtors and will be deemed one Claim against and a single obligation of the Substantively Consolidated Debtors, and the Substantively Consolidated Debtors may file and the Bankruptcy Court will sustain objections to Claims for the same liability that are filed against multiple Substantively Consolidated Debtors; and (d) Intercompany Claims between any Substantively Consolidated Debtors will be eliminated and extinguished.

This consolidation will not: (i) affect the legal and corporate organizational structures of the Substantively Consolidated Debtors; (ii) affect the vesting of assets in the Substantively Consolidated Debtors; (iii) affect the rights of any Claimant with respect to the collateral securing such Claim, if any; (iv) constitute a change of control of any Substantively Consolidated Debtor for any purpose, (v) cause a merger or consolidation of any legal entity, (vi) affect executory contracts that were entered into during the Chapter 11 Cases or that have been or will be assumed, assumed and assigned, or rejected; (vii) affect the Substantively Consolidated Debtors’ ability to subordinate or challenge Claims on an entity by entity basis; or (viii) prejudice the rights of any Substantively Consolidated Debtor with respect to the prosecution or defense of any Cause of Action including, but not limited to, preferential transfers and fraudulent conveyances, against any person or entity as if there was no substantive consolidation, including payments or transfers by and among the Substantively Consolidated Debtors and any related or affiliated entity prior to the Petition Date.

The Debtors believe that consolidation of the Substantively Consolidated Debtors is appropriate in this instance because:

•	No creditor will have its recovery reduced by the consolidation. Moreover, all creditors are expected to receive a 100% recovery under the Plan.

•

The financial records and accounting of the Property Debtors are hopelessly entangled with the financial records and accounting of Core Scientific Operating Company. Prior to the Petition Date, Core Scientific Operating Company and its parent Core Scientific, Inc. paid all expenses relating to the property owned by the Property Debtors and serviced the debts of the Property Debtors without accounting for such intercompany transactions on their own books and records.

•	No parties relied upon the separate identities of the Substantively Consolidated Debtors.

•

Without substantive consolidation of the Substantively Consolidated Debtors, most of the Debtors’ creditors and equity holders may be prejudiced due to the (i) the potential for certain creditors of the Property Debtors (particularly the Convertible Noteholders) to use their technical position as the only creditor group (or one of the only creditor groups) at such Property Debtors to block confirmation of the Plan to seek to obtain more than full recovery on their claims (hold-up value)[5] and (ii) the administrative costs associated with untangling the financial records of the Substantively Consolidated Debtors.

iv. Summary of Plan Treatment

The following summary is qualified in its entirety by reference to the full text of the Plan.

YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

In accordance with applicable law, the Plan defines and treats the rights and obligations of parties based on the substance of each underlying transaction, notwithstanding the label placed on a written agreement. For example, although certain of the Miner Equipment Lender Agreements were styled as equipment leases, such agreements constitute financing agreements and any claims arising under such agreement are treated in accordance with sections 4.3 and 4.8 of the Plan.

[5]

The Debtors believe that (i) the Bankruptcy Court should apply a “per plan” approach in these cases and find that section 1129(a)(10) may be satisfied with an impaired accepting class at only one debtor; and (ii) alternatively, even if a strict “per debtor” rule is applied, the Debtors may be able to confirm the Plan without substantive consolidation because the Plan may have one or more impaired accepting classes. However, substantive consolidation provides an additional layer of protection given the uncertainty on whether the Court will adopt a “per plan” or “per debtor” view of the requirement of section 1129(a)(10) of the Bankruptcy Code.

The proposed restructuring embodied in the Plan contemplates, among other things, the following treatment of holders of Claims and Interests:

DIP Claims

The Plan provides that, on the Effective Date, each holder of an Allowed DIP Claim will receive, in the principal amount equal to such Allowed DIP Claim, the first-lien Delayed Draw Term Loan under the Exit Credit Agreement. As of the date hereof, $13.6 million remains outstanding under the Replacement DIP Facility. The Debtors expect the Allowed DIP Claims as of the Effective Date to total approximately $19 million, accounting for principal plus fees and interest assuming a projected Effective Date of September 30, 2023.

Administrative Expense Claims

The Plan provides that each holder of an Allowed Administrative Expense Claim will receive Cash in full on, or as soon as reasonably practicable thereafter, the later of (i) the Effective Date and (ii) the first Business Day after the date that is thirty (30) days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim or such other treatment consistent with section 1129(a)(9) of the Bankruptcy Court; provided that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business will be paid by the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders, course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

Priority Tax Claims

The Plan provides that each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors or Reorganized Debtors, as applicable, (i) Cash in full on, or as soon as reasonably practicable thereafter, the later of (a) the Effective Date, (b) the first Business Day after the date that is thirty (30) days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course, or (ii) such other treatment reasonably acceptable to the Debtors or Reorganized Debtors (as applicable) and consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Convertible Notes Secured Claims (Classes 1 and 2)

As further discussed in section (IV)(C)(i) below, Claims arising under or related to the April NPA (the “April Convertible Notes Secured Claims”) are secured by liens that are senior in priority to those liens securing Claims arising under or related to the August NPA (the “August Convertible Notes Secured Claims”). Accordingly, the April Convertible Notes Secured Claims (Class 1) and the August Convertible Notes Secured Claims (Class 2) have been separately classified under the Plan.

(a)	April Convertible Notes Secured Claims (Class 1)

Allowance

Pursuant to the Plan, the Debtors are requesting allowance of the April Convertible Notes Secured Claims in the following manner:

•

If Class 1 votes to accept the Plan, the April Convertible Notes Secured Claims will be Allowed in the aggregate as follows (the “Settled April Convertible Notes Secured Claims Amount”): (i) $316,581.246.28 which is the sum of (x) the principal amount of April Convertible Notes, plus (y) accrued and unpaid interest at ten percent (10%) per annum through the Petition Date, plus (z) $76,955,046.00 in accreted original issue discount through the Petition Date, plus (ii) accrued interest at ten percent (10%) from the Petition Date through the Effective Date. This amount would constitute a settlement, pursuant to Bankruptcy Rule 9019, of the dispute between the Debtors and the Holders of April Convertible Notes Secured Claims as to whether the Debtors owe any amounts in respect of the 2X Amount (as defined below).

•

If Class 1 does not vote to accept the Plan, the April Convertible Notes Secured Claims will be Allowed as follows (the “Allowed Non-Settled April Convertible Notes Secured Claims Amount”) (i) the aggregate amount of (a) $239,626,200.28[6] plus (b) accrued interest at ten percent (10%) from the Petition Date through the Effective Date or (ii) such higher amount as determined by Final Order.[7]

Treatment

If the Class of April Convertible Notes Secured Claims votes to accept the Plan, each Holder in Class 1 (each a “Settling April Convertible Notes Claimant”) will receive, unless such Holder makes a different election, (i) secured debt with a principal amount equal to seventy-five percent (75%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount on the terms and conditions set forth in the term sheet attached as Exhibit B to the Plan (the “New April Secured Notes (Option 1)”) and (ii) New Common Interests representing a value (based on Plan Value) (see discussion of Plan Value above) equal to twenty-five percent (25%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount.

The Plan provides that Holders of April Convertible Notes Secured Claim may elect a different mix of debt and equity for their recovery as follows, with such elections to be made on a timely-submitted Ballot:

The Holder may elect to receive (i) New April Secured Notes (Option 1) with a principal amount from zero percent (0%) to up to seventy-five percent (75%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount and (ii) New Common Interests representing a value (based on Plan Value) (see discussion of Plan Value above) of twenty-five percent (25%) to up to one hundred percent (100%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount. The sum of (i) and (ii) must equal 100%.

[6]	This amount is calculated as the sum of the principal amount of April Convertible Notes plus accrued and unpaid interest at ten percent (10%) per annum through the Petition Date
[7]	If the Bankruptcy Court disagrees with the Debtors’ position that no portion of the 2X Amount is payable, then it may allow the April Convertible Notes Secured Claims in a higher amount.

If the elections on the Holder’s Ballot exceed one-hundred percent (100%) when added together, then the percentage of the Settled April Convertible Notes Secured Claims Amount shall be reduced down (but no lower than seventy-five percent (75%)) such that the percentages of the Holder’s recovery in New April Secured Notes (Option 1) and New Common Interests, when added together, equal one-hundred percent (100%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount.

To demonstrate, if a Settling April Convertible Notes Claimant’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount is $10 million, such Settling April Convertible Notes Claimant may elect to receive $4 million of its recovery in a note and $6 million of its recovery in equity. However, the largest note such Settling April Convertible Notes Claimant may elect to receive is a $7.5 million note and the least amount of equity such Settling April Convertible Notes Claimant may elect to receive is $2.5 million.

If the Class of April Convertible Notes Secured Claims does not vote to accept the Plan, each Holder in Class 1 will receive its Pro Rata share of secured notes issued by the Reorganized Parent in the principal amount equal to one hundred percent (100%) of the Allowed April Convertible Notes Secured Claims, on the terms and conditions set forth in the term sheet attached as Exhibit C of the Plan (the “New April Secured Notes Term Sheet (Option 2)”).

(b)	August Convertible Notes Secured Claims (Class 2)

Allowance

Pursuant to the Plan the Debtors are requesting allowance of the August Convertible Notes Secured Claims as follows (the “Allowed August Convertible Notes Secured Claims Amount”): (i) the aggregate amount of (a) $325,167,300,8 plus (b) accrued interest at ten percent (10%) per annum from the Petition Date through the Effective Date or (ii) such higher amount as determined by Final Order.9

Treatment

If the Class of August Convertible Notes Secured Claims votes to accept the Plan, each Holder in Class 1 (each a “Settling August Convertible Notes Claimant”) will receive, unless such Holder makes a different election, (i) secured debt with a principal amount equal to seventy-five percent (75%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount on the terms and conditions set forth in the term sheet attached as Exhibit B to the Plan (the “New August Secured Notes (Option 1)”) and (ii) New Common Interests representing a value (based on Plan Value) (see discussion of Plan Value above) equal to twenty-five percent (25%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount.

[8]	This amount is calculated as the sum of the principal amount of August Convertible Notes plus accrued and unpaid interest at ten percent (10%) per annum through the Petition Date,
[9]	If the Bankruptcy Court disagrees with the Debtors’ position that no portion of the 2X Amount is payable, then it may set a higher Allowed August Convertible Notes Secured Claims Amount.

The Plan provides that Holders of August Convertible Notes Secured Claim may elect a different mix of debt and equity for their recovery as follows, with such elections to be made on a timely-submitted Ballot:

The Holder may elect to receive (i) New August Secured Notes (Option 1) with a principal amount from zero percent (0%) to up to seventy-five percent (75%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount and (ii) New Common Interests representing a value (based on Plan Value) (see discussion of Plan Value above) of twenty-five percent (25%) to up to one hundred percent (100%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount. The sum of (i) and (ii) must equal 100%.

If the elections on the Holder’s Ballot exceed one-hundred percent (100%) when added together, then the percentage of the Allowed August Convertible Notes Secured Claims Amount shall be reduced down (but no lower than seventy-five percent (75%)) such that the percentages of the Holder’s recovery in New August Secured Notes (Option 1) and New Common Interests, when added together, equal one-hundred percent (100%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount.

If the Class of August Convertible Notes Secured Claims does not vote to accept the Plan, each Holder in Class 2 will receive its Pro Rata share of secured notes issued by the Reorganized Parent in the principal amount equal to one hundred percent (100%) of the Allowed August Convertible Notes Secured Claims, on the terms and conditions set forth in the term sheet attached as Exhibit E of the Plan (the “New August Secured Notes Term Sheet (Option 2)”).

Miner Equipment Lender Claims (Class 3)

Bifurcation and Allowance

Pursuant to the Plan, Claims held by each Miner Equipment Lender (collectively the “Miner Equipment Lender Claims”) will be bifurcated into (i) a secured Claim equal to the value of the collateral securing the Miner Equipment Lender Claim (collectively, the “Miner Equipment Lender Secured Claims”) and (ii) an unsecured Claim for amounts in excess of the applicable collateral value (collectively the “Miner Equipment Lender Deficiency Claims”). Miner Equipment Lender Deficiency Claims shall be treated as General Unsecured Claims and shall vote in Class 8 except the portion of any Miner Equipment Lender Deficiency Claim that gets treated with Miner Equipment Lender Takeback Debt (Election 2) in accordance with Miner Equipment Lender Treatment Election 2.

Pursuant to the Plan, the Debtors seek allowance of Miner Equipment Lender Secured Claims and Miner Equipment Lender Deficiency Claims held by each Miner Equipment Lender as set forth on Exhibit J attached to the Plan (the “Miner Equipment Lender Claims Schedule”). Any interest accruing on Allowed Miner Equipment Lender Claims from the Petition Date through the Effective Date shall accrue at 4.64% per annum, which is the federal judgment rate as provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date (the “Federal Judgment Rate”), and shall be added to the Miner Equipment Lender Deficiency Claim.

Treatment

Each holder of a Miner Equipment Lender Claim will have three options for treatment of its Claim. To receive any option other than the Default Miner Equipment Lender Treatment (described below), Holders of Miner Equipment Lender Claims must elect such option on a timely submitted Ballot. Any holder of a Miner Equipment Lender Claim that does not properly elect an option will receive the Default Miner Equipment Lender Treatment.

Default Treatment

Except to the extent that a Holder of a Miner Equipment Lender Claims timely elects on its Ballot one of the treatment election options described below, each Holder of an Allowed Miner Equipment Lender Secured Claim will receive, on the Effective Date or as soon as reasonably practicable thereafter, the following treatment (the “Default Miner Equipment Lender Treatment”):

•

Miner Equipment Lender Takeback Debt—secured debt to be issued by the Debtor that is party to the applicable Miner Equipment Lender Agreement in the principal amount of each applicable Holder’s Miner Equipment Lender Secured Claim, on the terms and conditions set forth in the term sheet attached as Exhibit F to the Plan (the “New Equipment Lender Debt Term Sheet (Default)”); and

•	Deficiency Claim Treatment—Any Allowed Miner Equipment Lender Deficiency Claim (in accordance with the Miner Equipment Lender Claims Schedule) shall be treated in Class 8 as a General Unsecured Claim.

Potential Treatment Elections

In lieu of the Default Miner Equipment Lender Treatment above, each Holder of an Allowed Miner Equipment Lender Secured Claim may elect one of the following settlement options:

•

Miner Equipment Lender Treatment Election 1 – Such Holder may elect to receive New Common Interests with a value, based on Plan Value, equal to one hundred percent (100%) of such Holder’s Allowed Miner Equipment Lender Secured Claim. Such Holder’s Miner Equipment Lender Deficiency Claim will be treated in Class 8 as a General Unsecured Claim in accordance with the terms and provisions set forth in section 4.8 of the Plan.

•

Miner Equipment Lender Treatment Election 2 – Any Holder that is a Settling Equipment Lender may elect to receive secured debt to be issued by the Debtor that is party to the applicable Miner Equipment Lender Agreement in the principal amount of eighty percent (80%) of each applicable Holder’s Allowed Miner Equipment Lender Claim, on the terms and conditions set forth in the term sheet attached as Exhibit G to the Plan (the “New Equipment Lender Debt Term Sheet (Election 2)”). Each Holder’s applicable Miner Equipment Lender Takeback Debt (Election 2) will be secured by such Holder’s prepetition collateral and such Holder’s pro rata share of the Settling Miner Equipment Lender Additional Collateral (as defined below). By electing this treatment, such Holder will have agreed to waive any additional recovery on account of its Miner Equipment Lender Deficiency Claim in Class 8.

Pursuant to the Miner Equipment Lender Settlement, the Debtors have agreed to grant the Settling Equipment Lender additional collateral comprised of up to $52,500,000 of the first unencumbered Miners acquired by the Reorganized Debtors after the Effective Date (the “Settling Miner Equipment Lender Additional Collateral”). Each Settling Equipment Lender that elects Miner Equipment Lender Takeback Debt (Election 2) will receive an amount of the Settling Miner Equipment Lender Additional Collateral calculated as $52,500,000 multiplied by the quotient of such Settling Equipment Lender’s Allowed Miner Equipment Lender Claim (as of the Petition Date) divided by the aggregate amount of all Allowed Miner Equipment Lender Claims (as of the Petition Date); provided, however, such Settling Equipment Lenders may agree to allocate such Additional Collateral amongst themselves in a different manner than as set forth herein upon written notice to the Debtors prior to the start of the Confirmation Hearing. For the avoidance of all doubt, any amount of available collateral under the $52,500,000 cap that is not apportioned to a Settling Equipment Lender will not be included in the Settling Miner Equipment Lender Additional Collateral.

Other Secured Claims (Class 4)

The Other Secured Claims in Class 4 consist of the Secured Claims held by (i) all non-miner equipment lenders (the “Non-Miner Equipment Lenders”) and (ii) Bremer Bank, National Association arising from the Bremer Agreements, which is a non-miner equipment lender that also has real estate collateral.

Treatment

On the Effective Date, all Allowed Other Secured Claims will be reinstated in accordance with section 1124(2) of the Bankruptcy Code. A description of the amounts owed under the Other Secured Claims is attached hereto as Exhibit G (the “Schedule of Other Secured Claims”).

M&M Lien Secured Claims (Class 5)

As further detailed in section (IV)(C)(v) of the Disclosure Statement, M&M Lien Secured Claims in Class 5 consist of the Claims that are secured by mechanics’, materialmens’, workmens’, and repairmens’ Liens and other similar Liens and encumbrances arising under state law (the “M&M Liens”) for the provision by General Contractors and Subcontractors of labor, materials, equipment and/or services in connection with the construction, development or improvement of any real property owned or leased by any Debtor.

Allowance

Pursuant to the Plan, the Debtors seek allowance of the M&M Lien Secured Claims as set forth on Exhibit I attached to the Plan (the “M&M Lien Claims Schedule”). The M&M Lien Claims Schedule also sets forth the applicable collateral securing each M&M Lien Secured Claim and reflects the proposed allowed amount of any General Unsecured Claims held by any General Contractor or Subcontractor. All Subcontractor Claims are Disallowed under the Plan; however, Subcontractors retain their M&M Liens to the extent set forth on the M&M Lien Claims Schedule.

Treatment

On the Effective Date, or as soon reasonably practicable thereafter, each Holder of an Allowed M&M Lien Secured Claim, to the extent not resolved pursuant to either the (i) Condair Settlement,(ii) Trilogy Settlement, (iii) HMC Settlement or (iv) Didado Settlement, which are settlements with four of the Debtors’ largest General Contractor Claims, will receive secured debt (the “M&M Lien Takeback Debt”) issued by the applicable Debtor that owns or leases the real property encumbered by the applicable M&M Lien, in each case in the principal amount equal to the amount of the applicable M&M Lien Secured Claim, on the terms and conditions set forth in the term sheet attached as Exhibit H to the Plan (the “New M&M Lien Debt Term Sheet”).

(a)	Duplicate Subcontractor Liens

To the extent any Subcontractor has filed an M&M Lien against real property owned or leased by a Debtors with respect to amounts which are secured, in duplication, by an M&M Lien filed by a General Contractor and evidenced by such General Contractor’s M&M Secured Lien Claim, as set forth on the M&M Lien Claims Schedule, then the Reorganized Debtors will (i) issue M&M Lien Takeback Debt with respect to any such amounts secured in duplication in favor of the General Contractor only as the Holder of the M&M Lien Secured Claim and (ii) repay the M&M Lien Takeback Debt issued to each such General Contractor by making payments directly to the General Contractor and each Subcontractor, pro rata in the percentages set forth next to each such General Contractor and Subcontractor on the M&M Lien Claims Schedule, subject to the terms and provision set forth in section 4.5 of the Plan.

Each payment made directly to a Subcontractor shall reduce the amount of such General Contractor’s M&M Secured Lien Claim, such General Contractor’s M&M Lien, and such Subcontractor’s M&M Lien, in each case on a dollar-for-dollar basis. To the extent any Subcontractor has filed an M&M Lien that is valid and perfected against a Debtor’s real property with respect to amounts which are not secured, in duplication, by an M&M Lien filed by a General Contractor and not evidenced by such General Contractor’s M&M Secured Lien Claim, as set forth on the M&M Lien Claims Schedule, the Subcontractor shall (i) be deemed to be a (a) General Contractor for purposes of the Plan and (b) Holder of an Allowed M&M Lien Secured Claim in the amount set forth on the M&M Lien Claims Schedule and (ii) receive on the Effective Date such Holder’s applicable M&M Lien Takeback Debt.

(b)	Limitation on Enforcement Remedies

Unless and until there is an Event of Default (as defined in the New M&M Lien Debt Term Sheet) under the terms of the applicable M&M Lien Takeback Debt, each Person asserting an M&M Lien shall be precluded from foreclosing or otherwise enforcing such M&M Lien or otherwise taking adverse action against the applicable Debtor with regard to the amounts secured by such M&M Lien.

(c)	Extinguishment of M&M Liens

Any M&M Lien (i) of a Subcontractor, (ii) of a General Contractor, or (iii) otherwise securing an Allowed M&M Lien Secured Claim and/or M&M Lien Takeback Debt will be fully and finally extinguished upon the repayment in full of all amounts payable under the applicable M&M Lien Takeback Debt, which may be evidenced by recording in the applicable real property records a final, unconditional lien waiver, release of lien, and such other documents or certificates required to fully and unconditionally release any such M&M Lien.

Pursuant to the Plan, the Debtors and Reorganized Debtors, as applicable, are authorized to record (and granted power of attorney to effectuate such recordation) such final, unconditional lien waiver, release of lien, and such other documents or certificates required to fully and unconditionally release any such M&M Lien in the applicable real property records, and each applicable clerk is directed to accept such documentation.

Any M&M Lien that is not listed on the M&M Lien Claim Amounts Schedule will be extinguished upon the Effective Date of the Plan.

(d)	M&M Lien Claims Schedule

Upon the Effective Date, the Debtors will have no further interest, if any, in the goods in the possession of the General Contractor or Subcontractor set forth on the M&M Lien Claims Schedule opposite such Person’s name, and the amount of the applicable Holder’s Allowed M&M Lien Secured Claim has been reduced by the value of such equipment as set forth on the M&M Lien Claims Schedule.

Secured Mortgage Claims (Class 6)

Allowance

The Secured Mortgage Claims in Class 5 consist of the (i) Secured Mortgage Claim (Brown), (ii) the Secured Mortgage Claim (Holliwood). Pursuant to the Plan, the Debtors seek allowance of Secured Mortgage Claims against Debtor American Property Acquisition, LLC in the following manner:

•	Secured Mortgage Claim (Brown) Allowed in the amount of $187,819.93.

•

Secured Mortgage Claim (Holliwood) Allowed in the amount of $571,961.55, plus post-petition interest accruing at ten-percent (10%), plus reasonable and documented legal fees and expenses of Holliwood LLC relating to the Secured Mortgage Claim (Holliwood) and the Chapter 11 Cases.

Treatment

Each Holder of an Allowed Secured Mortgage Claim will have two options for treatment of its Claim. To select the Mortgage Treatment Election (option 2 below), holders must elect such option on a timely submitted Ballot. Any holder that does not properly elect the Mortgage Treatment Election (Option 2) will receive the Default Mortgage Treatment (Option 1).

(a)	Default Mortgage Treatment (Option 1)

Except to the extent that a Holder of an Allowed Secured Mortgage Claim timely elects the Secured Mortgage Election on its Ballot, such Holder will receive the secured debt (the “Mortgage Takeback Debt”) to be issued by the applicable Debtor that owns or leases the real property encumbered by the applicable Mortgage Agreement to each Holder of a Secured Mortgage Claim in the principal amount of each applicable Holder’s Secured Mortgage Claim, on the terms and conditions set forth in the New Mortgage Documents, which shall contain terms consistent with the applicable New Mortgage Term Sheet.

(b)	Secured Mortgage Election (Option 2)

In lieu of the default treatment above, each Holder of an Allowed Secured Mortgage Claim may elect on its Ballot to receive, no later than 60 days following the Effective Date, Cash in an amount equal to ninety-five percent (95%) of such Holder’s Allowed Secured Mortgage Claim (the “Mortgage Treatment Election”).

General Unsecured Claims (Class 8)

General Unsecured Claims consist of all Claims that are not Secured Claims, Priority Tax Claims, Priority Non-Tax Claims, Professional Fee Claims, DIP Claims, Intercompany Claims, Section 510(b) Claims, B. Riley Unsecured Claims, or Administrative Expense Claims. General Unsecured Claims include (i) unwaived Miner Equipment Lender Deficiency Claims, (ii) all Claims arising from litigation filed against a Debtor including Insured Litigation Claims (the “Litigation Claims”), (iii) all unsecured Claims arising from General Contracts (the “General Contractor Unsecured Claims”), (iv) all Claims of the Debtors’ utility providers (“Utility Unsecured Claims”), and (v) other unsecured Claims against the Debtors (collectively, the “Other Unsecured Claims”).

The Debtors estimate the General Unsecured Clams (not including any Miner Equipment Lender Deficiency Claims) to total approximately $41 million (not including postpetition interest), as detailed in section (IV)(C)(vii)(c) below, although certain Claims are Disputed and may be Allowed at higher amounts than estimated.

The Debtors estimate that the Miner Equipment Lender Deficiency Claims are equal to $185.2 million (not including postpetition interest), but they are unable to estimate the recoveries on account Miner Equipment Lender Deficiency Claims at this time due to the potential for a Holder of a Miner Equipment Lender Secured Claim to elect Miner Equipment Lender Treatment Election 2 and thereby waive a portion of its recovery on account of Miner Equipment Lender Deficiency Claim. Based on the Miner Equipment Lender Settlement, the Debtors believe that most of the Equipment Lenders intend to opt for the Miner Equipment Lender Treatment Election 2 and will, therefore, waive their recoveries on a portion of such Miner Equipment Lender Deficiency Claims and not receive a recovery in Class 8.

Treatment

Except to the extend a Holder of a General Unsecured Claim has agreed to waive its recovery on its General Unsecured Claim (such as certain of the Settling Miner Equipment Lenders), each Holder of a General Unsecured Claim will receive New Common Interests with a value, based on Plan Value (see description of Plan Value above), equal to one-hundred percent (100%) of such Holder’s Allowed General Unsecured Claim. All Allowed General Unsecured Claims will accrue interest at the Federal Judgment Rate from the Petition Date to the Effective Date.

B. Riley Unsecured Claims (Class 9)

In connection with the B. Riley Settlement, each Holder of an Allowed B. Riley Unsecured Claim shall receive, taking into account the commitments made by B. Riley Commercial Capital, LLC and B. Riley Principal Capital II, LLC pursuant to the Exit Facility and the New B. Riley ELOC Facility, respectively, on the Effective Date, or as soon as reasonably practicable thereafter conversion into the Delayed Draw Term Loan in the principal amount equal to $38 million (the “Settled B. Riley Unsecured Claims Amount”), which is a reduction of $6.3 million (greater than a 10% reduction) relative to total B. Riley Unsecured Claims assuming an Effective Date of September 30, 2023. For the avoidance of doubt, and in connection with the B. Riley Settlement, any additional recovery on account of the B. Riley Unsecured Claims shall be waived.

Section 510(b) Claims (Class 12)

Section 510(b) Claims in Class 11 consist of any Claim against any Debtor (i) arising from the rescission of a purchase or sale of an Interest of any Debtor or an Affiliate of any Debtor (including the Existing Common Interests); (ii) for damages arising from the purchase or sale of such Interest; or (iii) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim. Section 510(b) Claims include both (i) Claims asserted or assertable against the Debtors in the Securities Class Action (as defined below) and (ii) proofs of claim (each a “POC”) Nos. 52, 54, 81, 82, 241, 351, and 632, including the Securities Class Action POC (as defined below).

In accordance with section 510(b) of the Bankruptcy Code, each Allowed Section 510(b) Claim (i) is subordinated to all Claims, (ii) has the same priority as the Allowed Existing Common Interests (Class 12), and (iii) will receive the same treatment as the Allowed Existing Common Interests (Class 12).

Treatment

Each Holder of a Section 510(b) Claim will receive, on the Effective Date, or as soon as reasonably practicable thereafter, such Holder’s Pro Rata Share (taking into account Allowed Claims in Classes 12 and 13 and valuing the Allowed Interests in Class 13 as equal to one-hundred percent (100%) of the value of the New Common Interests in the Residual Equity Pool at any given moment in time) of the Residual Equity Pool.

The amount of New Common Interests the Holders of Section 510(b) Claims will receive, in the aggregate, is equal to a percentage of the New Common Interests in the Residual Equity Pool, with such percentage calculated by taking the amount of asserted Section 510(b) Claims divided by the amount of asserted 510(b) Claims and Existing Common Interests, valuing such Existing Common Interests as being equal to the entire value of the Residual Equity Pool for purposes of this calculation.

For example, if there are (i) $100 million of Allowed Section 510(b) Claims, (ii) 400 million shares of Existing Common Interests, and (iii) a $1.5 billion value of New Common Interests in the Residual Equity Pool, the Section 510(b) Class would receive 6.25% of the New Common Interests, which would be a recovery of $93.75 million in New Common Interests. This is calculated by assuming the value of Existing Common Interests is equal to the $1.5 billion of value of New Common Interests in the Residual Equity Pool and providing the Holders of Allowed Section 510(b) Claims a recovery equal to $100 million over the total assumed value of the Existing Common Interests plus the Allowed Section 510(b) Claims ($1.5 billion plus $100 million), which leads to the Allowed 510(b) Claims receiving 6.25% of the New Common Interests. The Holders of Existing Common Interests would receive the remaining 93.75% of the shares of New Common Interests in the Residual Equity Pool ($1.406 billion of New Common Interests) or $3.52 per share.

The “Residual Equity Pool” is comprised of all remaining New Common Interests following distributions of New Common Interests to (i) Holders of Allowed April Convertible Notes Secured Claims, (ii) Holders of Allowed August Convertible Notes Secured Claims, (iii) Holders of Allowed Miner Equipment Lender Secured Claims, (iv) Holders of Allowed General Unsecured Claims, (v) Holders of Existing Common Interests that participate in the Rights Offering on account of Rights Offering Shares, and (vi) the Backstop Parties on account of the Backstop Commitment Premium. For the avoidance of doubt, New Common Interests issued pursuant to the assumed Stock Option Award Agreement and RSU Award Agreement once the Stock Options and Unvested RSUs are exercised or vested, respectively, shall dilute the Residual Equity Pool.

Existing Common Interests (Class 13)

•

If a Holder of an Existing Common Interest is an “Accredited Investor” within the meaning of 501 of Regulation D under the Securities Act (an “Eligible Holder”), such Holder will receive (i) the right to participate in the Rights Offering in accordance with the Rights Offering Procedures and (ii) such Holder’s Pro Rata Share (taking into account Allowed Claims in Classes 12 and 13 and valuing the Interests in Class 13 as equal to one-hundred percent (100%) of the value of the New Common Interests in the Residual Equity Pool at any moment in time) of the Residual Equity Pool (which shall be distributed to Holders of Existing Common Interests on the Effective Date, or as soon as reasonably practicable thereafter);

•

If a Holder of an Existing Common Interest duly certifies in accordance with the Rights Offering Procedures that it is not an “Accredited Investor” as defined in Rule 501(a) of the Securities Act. (an “Ineligible Holder”), such Holder will receive (i) (a) 1145 Subscription Rights and (b) if such Holder fully exercises its 1145 Subscription Rights, New Common Interests or Cash, at the option of the Reorganized Debtors, subject to the Rights Offering Procedures, in an amount equal to the value (if New Common Interests, at Plan Value) of the 4(a)(2)/Reg D Subscription Rights that would have been distributable to such Holder if such Holder was an Eligible Holder and (ii) such Holder’s Pro Rata Share (taking into account Allowed Claims in Classes 12 and 13 and valuing the Interests in Class 13 as equal to one-hundred percent (100%) of the value of the New Common Interests in the Residual Equity Pool at any moment in time) of the Residual Equity Pool (which shall be distributed to Holders of Existing Common Interests on the Effective Date, or as soon as reasonably practicable thereafter).

The amount of New Common Interests the Holders of Existing Common Interests will receive, in the aggregate, under (i) above is equal to a percentage of the New Common Interests in the Residual Equity Pool, with such percentage calculated by taking the amount of Existing Common Interests divided by the amount of asserted 510(b) Claims and Existing Common Interests.

With respect to any Existing Common Interests that are Unvested Restricted Stock, any New Common Interests distributed to Holders on account of such Unvested Restricted Stock will be subject to the same restrictions/vesting conditions applicable to such Unvested Restricted Stock as of the Effective Date.

Please see the calculation example under the description of how New Common Interests in the Residual Equity Pool are allocated between Section 510(b) Claims (Class 12) and Existing Common Interests (Class 13).

B. Recommendation

The Debtors are confident that they can implement the Restructuring described above to maximize stakeholder recoveries.

For these reasons, among others, the Debtors strongly recommend that Holders of Claims and Interests entitled to vote on the Plan vote to accept the Plan.

C. Confirmation Timeline

The Debtors seek to move forward expeditiously with the Solicitation of votes and a hearing on Confirmation of the Plan in an effort to minimize the continuing accrual of administrative expenses. Accordingly, subject to the Bankruptcy Court’s approval, the Debtors are proceeding on the following timeline with respect to this Disclosure Statement and the Plan:

Hearing on Approval of Disclosure Statement	August 24, 2023

Solicitation Begins and Rights Offering Launched	August 31, 2023

Voting Deadline	October 3, 2023

Deadline to Object to Confirmation of Plan	October 3, 2023

Rights Offering Subscription Deadline	October 3, 2023

Debtors Deadline to Reply to Plan Objections	October 10, 2023

Confirmation Hearing	October 12, 2023[10]

Effective Date	October 13- October 27, 2023

[10]	This date is subject to the Bankruptcy Court’s availability.

The hearing to determine confirmation of the Plan (the “Confirmation Hearing”) may be adjourned from time to time by the Bankruptcy Court or the Debtors without further notice, except for adjournments announced in open court or as indicated in any notice of agenda of matters scheduled for hearing filed with the Bankruptcy Court.

D. Inquiries

If you have any questions regarding the packet of materials you have received, please reach out to Stretto, Inc., the Debtors’ voting agent (the “Voting Agent”), at (949) 404-4152 (for holders of Claims or Interests in the U.S. and Canada; toll-free) or +1 (888) 765-7875 (for holders of Claims or Interests located outside of the U.S. and Canada) or by sending an electronic mail message to:

CoreScientificInquiries@stretto.com

Copies of this Disclosure Statement, which includes the Plan are also available on the Voting Agent’s website, https://cases.stretto.com/CoreScientific/. PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

WHERE TO FIND ADDITIONAL INFORMATION: The Debtors may provide additional information, including, but not limited to, financial reports, which may be obtained by visiting the Debtors’ website at https://investors.corescientific.com/investors/financials/sec-filings/default.aspx. The Debtors’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 4, 2023 is incorporated as if fully set forth herein and is a part of this Disclosure Statement.

II.

SUMMARY OF PLAN CLASSIFICATION AND TREATMENT OF CLAIMS

A. Voting Classes

Pursuant to the Bankruptcy Code, only Holders of Claims or Interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a Class of Claims or Interests is deemed to be “impaired” unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such Claim or Interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such Claim or Interest as it existed before the default.

The groups of Claims or Interests classified as set forth in Plan (each group a “Class”) include Holders of Claims and Interests in the following Classes (the “Non-Voting Classes”, and each a “Non-Voting Class”) are deemed unimpaired, and therefore are not entitled to vote on, the Plan:

•	Other Secured Claims (Class 4)

•	Priority Non-Tax Claims (Class 7)

•	Intercompany Claims (Class 10)

•	Intercompany Interests(Class 11)

Holders of Claims and Interests in the following Classes (the “Voting Classes”, and each a “Voting Class”) are being solicited under, and are entitled to vote on, the Plan:

•	April Convertible Notes Secured Claims (Class 1)

•	August Convertible Notes Secured Claims (Class 2)

•	Miner Equipment Lender Secured Claims (Class 3)

•	M&M Lien Secured Claims (Class 5)

•	Secured Mortgage Claims (Class 6)

•	General Unsecured Claims (Class 8)

•	B. Riley Unsecured Claims (Class 9)

•	Section 510(b) Claims (Class 12)

•	Existing Common Interests (Class 13)

B. Treatment of Claims

The following table summarizes: (1) the treatment of Claims and Interests under the Plan; (2) which Classes are impaired by the Plan; (3) which Classes are entitled to vote on the Plan; and (4) the estimated recoveries for holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Plan.11 For a more detailed summary of the terms and provisions of the Plan, see section (I)(A)(ii) “Summary of the Plan Treatment”. A detailed discussion of the analysis underlying the estimated recoveries in the form of New Common Interests, including the assumptions underlying such analysis, will be set forth in the Valuation Analysis.

[11]	The summary of the Plan provided herein is qualified in its entirety by reference to the Plan.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount[12]	Approx. Percentage Recovery
Class 1 April Convertible Notes Secured Claims

Except to the extent that a Holder of an Allowed April Convertible Notes Secured Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date or as soon as reasonably practicable thereafter:

(i) If Class 1 is an Accepting Class, (a) a New April Secured Note (Option 1) in the principal amount, of seventy-five percent (75%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount and (b) New Common Interests with a value, based on Plan Value, equal to twenty-five percent (25%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount; provided, that each Holder shall have the option to elect on its Ballot to receive (y) a New April Secured Note (Option 1) in the principal amount of any amount less than (but never more than) seventy-five percent (75%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount and (z) New Common Interests with a value, based on Plan Value, equal to any amount more than (but never less than) twenty-five percent (25%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount; provided, that for the avoidance of doubt, the percentages such Holder elects on its Ballot pursuant to (y) and (z) must equal one-hundred percent (100%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount; and, provided, further, that if such percentages set forth on a Holder’s Ballot, when added together, exceed one-hundred percent (100%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount, the percentage such Holder elects to receive in a New April Secured Note (Option 1) will be reduced down (but no lower than seventy-five percent

		Impaired (Entitled to Vote)	$239.6[13] million (if Class rejects) or $316.6 million (if Class accepts)	100%

[12]

Unless otherwise specified the amounts in this column include estimated Allowed Claim amounts plus applicable postpetition interest through an assumed Effective Date of September 30, 2023. These figures are solely estimates and may not reflect the value of the Claims that will ultimately be Allowed.

[13]	This amount does not include postpetition interest through an assumed Effective Date.

(75%)) such that the percentages elected pursuant to (y) and (z), when added together, equal one-hundred percent (100%) of such Holder’s Pro Rata Share of the Settled April Convertible Notes Secured Claims Amount.

(ii) If Class 1 is not an Accepting Class, such Holder’s Pro Rata Share of New April Secured Notes (Option 2).

Class 2 August Convertible Notes Secured Claims

Except to the extent that a Holder of an Allowed August Convertible Notes Secured Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date or as soon as reasonably practicable thereafter:

(i) If Class 2 is an Accepting Class, (a) a New August Secured Note (Option 1) in the principal amount, of seventy-five percent (75%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount and (b) New Common Interests with a value, based on Plan Value, equal to twenty-five percent (25%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount; provided, that each Holder shall have the option to elect on its Ballot to receive (y) a New August Secured Note (Option 1) in the principal amount of any amount less than (but never more than) seventy-five percent (75%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount and (z) New Common Interests with a value, based on Plan Value, equal to any amount more than (but never less than) twenty-five percent (25%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount; provided, that for the avoidance of doubt, the percentages such Holder elects on its Ballot pursuant to (y) and (z) must equal one-hundred percent (100%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount; and, provided, further, that if such percentages set forth on a Holder’s Ballot, when added together, exceed one-hundred percent (100%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount, the percentage such Holder elects to receive in a New August Secured Note (Option 1) will be reduced down (but no lower than seventy-five percent (75%)) such that the percentages elected pursuant to (y) and (z), when added together, equal one-hundred percent (100%) of such Holder’s Pro Rata Share of the Allowed August Convertible Notes Secured Claims Amount.

	Impaired (Entitled to Vote)	$351.1 million	100%

(ii) If Class 2 is not an Accepting Class, such Holder’s Pro Rata Share of New August Secured Notes (Option 2)

Class 3 Miner Equipment Lender Secured Claims

Except to the extent that a Holder of an Allowed Miner Equipment Lender Secured Claim (i) agrees to a less favorable treatment of such Claim or (ii) timely elects the Miner Equipment Lender Treatment Election 1 or Miner Equipment Lender Treatment Election 2 on or before the Voting Deadline, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, such Holder’s applicable Miner Equipment Lender Takeback Debt, and such Holder’s Allowed Miner Equipment Lender Deficiency Claim shall be treated as a General Unsecured Claim in accordance with the terms and provisions set forth in section 4.8 of the Plan.

Each Holder of an Allowed Miner Equipment Lender Secured Claim may elect on its Ballot to receive on the Effective Date, or as soon as reasonably practicable thereafter, in lieu of the Default Miner Equipment Lender Treatment, in each case in full and final satisfaction, settlement, release, and discharge of such Holder’s Allowed Miner Equipment Lender Secured Claim, New Common Interests with a value, based on Plan Value, equal to one hundred percent (100%) of such Holder’s Miner Equipment Lender Secured Claim.

Each Holder of an Allowed Miner Equipment Lender Secured Claim that is a Settling Equipment Lender may elect on its Ballot to receive on the Effective Date, or as soon as reasonably practicable thereafter, in lieu of the Default Miner Equipment Lender Treatment, in each case in full and final satisfaction, settlement, release, and discharge of such Holder’s Allowed Miner Equipment Lender Claim, such Holder’s applicable Miner Equipment Lender Takeback Debt (Election 2).

		Impaired (Entitled to Vote)	$247.5 million	100%

	For the avoidance of doubt, the Allowed Miner Equipment Lender Deficiency Claim of each Holder of a Miner Equipment Lender Secured Claim shall be treated as a General Unsecured Claim under the Plan; provided, that any Holder electing Miner Equipment Lender Treatment Election 2 shall waive its recovery on account of its Allowed Miner Equipment Lender Deficiency Claim.

Class 4 Other Secured Claims	On the Effective Date, all Allowed Other Secured Claims shall (i) be reinstated in accordance with section 1124(2) of the Bankruptcy Code and the applicable Other Secured Claims Agreement and continued after the Effective Date in accordance with the terms and provisions of the applicable Other Secured Claims Agreement.	Unimpaired No (Presumed to Accept)	$30.4 million	100%

Class 5 M&M Lien Secured Claims	Except to the extent that a Holder of an Allowed M&M Lien Secured Claim agrees to a less favorable treatment of such Claim or settles such Claim pursuant to an M&M Lien Settlement, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, such Holder’s applicable M&M Lien Takeback Debt; provided that to the extent any Subcontractor has filed an M&M Lien against a Debtor’s real property with respect to amounts which are secured, in duplication, by an M&M Lien filed by a General Contractor and evidenced by such General Contractor’s M&M Secured Lien Claim, as set forth on the M&M Lien Claims Schedule, (i) the Holder of the M&M Lien Secured Claim shall be the General Contractor, (ii) such Subcontractor shall not be entitled to a separate M&M Secured Lien Claim with respect to any such amounts secured in duplication, (iii) the Reorganized Debtors shall issue M&M Lien Takeback Debt with respect to any such amounts secured in duplication in favor of the General Contractor only as the Holder of the M&M Lien Secured Claim, (iv) the Reorganized Debtors shall repay the M&M Lien Takeback Debt issued to each such General Contractor by making payments directly to the General Contractor and each Subcontractor, pro rata in the percentages set forth next to each such General Contractor and Subcontractor on the M&M Lien Claims Schedule in the column titled “Pro Rata Percentage of applicable M&M Lien Takeback Debt to be repaid to such General Contractor or Subcontractor”, and (v) each payment made directly to a Subcontractor shall reduce the amount of such General Contractor’s M&M Secured Lien Claim, such General Contractor’s M&M Lien, and such Subcontractor’s M&M Lien, in each case on a dollar-for-dollar basis; provided, however, that upon delivery to the Debtors of	Impaired (Entitled to Vote)	$28.6 million	100%

a final and unconditional lien waiver and release duly executed by a Subcontractor, in recordable form and substance sufficient to permanently waive and release such Subcontractor’s M&M Liens, the Reorganized Debtors shall make all further payments on account of such M&M Lien Takeback Debt attributable to such Subcontractor’s pro rata percentages set forth next to such Subcontractor on the M&M Lien Claims Schedule directly to the Holder of such Allowed M&M Lien Secured Claims, provided, further, that to the extent any Subcontractor has filed an M&M Lien that is valid and perfected against a Debtor’s real property with respect to amounts which are not secured, in duplication, by an M&M Lien filed by a General Contractor and not evidenced by such General Contractor’s M&M Secured Lien Claim, as set forth on the M&M Lien Claims Schedule, the Subcontractor shall (i) be deemed to be a (a) General Contractor for purposes of the Plan and (b) Holder of an Allowed M&M Lien Secured Claim in the amount set forth on the M&M Lien Claims Schedule and (ii) receive in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, such Holder’s applicable M&M Lien Takeback Debt.

Unless and until there is an Event of Default (as defined in the New M&M Lien Debt Term Sheet) under the terms of the applicable M&M Lien Takeback Debt, each Person asserting an M&M Lien shall be precluded from foreclosing or otherwise enforcing such M&M Lien or otherwise taking adverse action against the applicable Debtor with regard to the amounts secured by such M&M Lien.

Any M&M Lien (i) of a Subcontractor, (ii) of a General Contractor, or (iii) otherwise securing an Allowed M&M Lien Secured Claim and/or M&M Lien Takeback Debt shall be (a) fixed, as of the Effective Date, in the amount set forth on the M&M Lien Claims Schedule in the column titled “Amount of Allowed M&M Lien”, (b) reduced on a dollar-for-dollar basis in the amount of each payment made on account of such M&M Lien pursuant to the terms of the M&M Lien Takeback Debt, and (c) fully and finally extinguished upon the repayment in full of all amounts payable under the applicable M&M Lien Takeback

Debt, which extinguishment may be evidenced by recording in the applicable real property records a final, unconditional lien waiver, release of lien, and such other documents or certificates required to fully and unconditionally release any such M&M Lien. The Debtors and Reorganized Debtors, as applicable, are hereby authorized to record (and granted power of attorney to effectuate such recordation) such final, unconditional lien waiver, release of lien, and such other documents or certificates required to fully and unconditionally release any such M&M Lien in the applicable real property records, and each applicable clerk is directed to accept such documentation.

Any M&M Lien not on the M&M Lien Claims Schedule is hereby extinguished.

The Debtors shall have no further interest, if any, in the goods in the possession of the General Contractor or Subcontractor set forth on the M&M Lien Claims Schedule opposite such Person’s name, and the amount of the applicable Holder’s Allowed M&M Lien Secured Claim and M&M Lien has been reduced by the value of such equipment as set forth on the M&M Lien Claims Schedule.

For the avoidance of doubt, all General Contractor Unsecured Claims shall be General Unsecured Claims Allowed in the amounts set forth on the M&M Lien Claims Schedule in the column titled “Allowed Unsecured Claim Amount” and treated in accordance with section 4.8 hereof.

Class 6 Secured Mortgage Claims

Except to the extent that a Holder of an Allowed Secured Mortgage Claim (i) agrees to a less favorable treatment of such Claim or (ii) timely elects the Mortgage Treatment Election (as set forth below) on or before the Voting Deadline, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, such Holder’s applicable Mortgage Takeback Debt. The Mortgage Agreements of Holders of Allowed Secured Mortgage Claims receiving the Default Mortgage Treatment shall be deemed amended to include a maturity date of December 31, 2025. The Debtors and Reorganized Debtors, as applicable, are hereby authorized to record (and granted power of attorney to effectuate such recordation) any memorandum or such other documents or certificates required to effectuate such deemed amendment in the applicable real property records, and each applicable clerk is directed to accept such documentation.

Each Holder of an Allowed Secured Mortgage Claim may elect on its Ballot to receive, no later than 60 days following the Effective Date, in lieu of the Default Mortgage Treatment, in each case in full and final satisfaction, settlement, release, and discharge of such Holder’s Allowed Secured Mortgage Claim, Cash in an amount equal to ninety-five percent (95%) of such Holder’s Allowed Secured Mortgage Claim.

		Impaired (Entitled to Vote)	$0.76 million	100%

Class 7 Priority Non-Tax Claims	The legal, equitable, and contractual rights of the Holders of Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, (i) each such Holder shall receive payment in Cash in an amount equal to such Claim, (ii) such Holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such Holder shall receive such other treatment so as to render such Holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired No (Presumed to Accept)		100%

Class 8 General Unsecured Claims

Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, New Common Interests with a value, based on Plan Value, equal to one-hundred percent (100%) of such Holder’s Allowed General Unsecured Claim.

For purposes of this section 4.8, the Allowed amount of any General Unsecured Claim shall include all interest accrued from the Petition Date through the date of distribution at the Federal Judgment Rate.

For the avoidance of doubt, the Allowed Miner Equipment Lender Deficiency Claim of each Holder of a Miner Equipment Lender Secured Claim shall be treated as an Allowed General Unsecured Claim under the Plan; provided, that any Holder electing Miner Equipment Lender Treatment Election 2 shall waive its recovery on account of its Allowed Miner Equipment Lender Deficiency Claim.

		Impaired (Entitled to Vote)	$41 million[14]	100%

Class 9 B. Riley Unsecured Claims	Except to the extent that a Holder of an Allowed B. Riley Unsecured Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, and taking into account the commitments made by B. Riley Commercial Capital LLC and B. Riley Principal Capital II, LLC pursuant to the Exit Facility and the ELOC Facility, respectively, on the Effective Date, or as soon as reasonably practicable thereafter, on a dollar-for-dollar basis, first-lien delayed draw term loans under the Exit Credit Agreement in the principal amount equal to the Settled B. Riley Unsecured Claims Amount.	Impaired (Entitled to Vote)	$44.3 million[15]	85.5% of Allowed Claim 100% of settled Claim

Class 10 Intercompany Claims	On the Effective Date, or as soon as practicable thereafter, all Intercompany Claims shall be adjusted, Reinstated, or discharged (each without any distribution) to the extent reasonably determined to be appropriate by the Debtors or Reorganized Debtors, as applicable.	Unimpaired/ Impaired No (Presumed to Accept/Deemed to Reject)		100%

[14]	This amount does not include Miner Lender Deficiency Claims.
[15]	B. Riley has settled its B. Riley Unsecured Claim for $38 million.

Class 11 Intercompany Interests	On the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors.	Unimpaired/ Impaired No (Presumed to Accept/Deemed to Reject)		100%

Class 12 Section 510(b) Claims	Except to the extent that a Holder of an Allowed Section 510(b) Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, such Holder’s Pro Rata Share (taking into account Allowed Claims in Classes 12 and 13 and valuing the Allowed Interests in Class 13 as equal to one-hundred percent (100%) of the value of the New Common Interests in the Residual Equity Pool) of the Residual Equity Pool.	Impaired (Entitled to Vote)	$0	n/a16

Class 13 Existing Common Interests	Except to the extent that a Holder of an Existing Common Interest agrees to a less favorable treatment of such Interest, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Interest, on the Effective Date, or as soon as reasonably practicable thereafter, (i)(a) with respect to Eligible Holders, the right to participate in the Rights Offering in accordance with the Rights Offering Procedures and (b) with respect to Ineligible Holders, (x) the right to participate in the 1145 Rights Offering in accordance with the Rights Offering Procedures and (y) solely if such Holder fully exercises its 1145 Subscription Rights, New Common Interests or Cash, at the option of the Reorganized Debtors, in an amount equal to the value (if New Common Interests, at Plan Value) of the 4(a)(2)/Reg D Subscription Rights that would have been distributable to such Holder if such Holder was an Eligible Holder and (ii) such Holder’s Pro Rata Share (taking into account Allowed Claims in Class 12 and Existing Common Interests in Class 13 and valuing the Existing Common Interests in Class 13 as equal to one-hundred percent (100%) of the value, at Plan Value, of the New Common Interests in the Residual Equity Pool) of the Residual Equity Pool; provided, that with respect to any Existing Common Interests that are Unvested Restricted Stock, any New Common Interests distributed to Holders on account of such Unvested Restricted Stock will be subject to the same restrictions/vesting conditions applicable to such Unvested Restricted Stock as of the Effective Date	Impaired (Entitled to Vote)	n/a	n/a

[16]	The Debtors do not believe any of the Section 510(b) Claims should be Allowed.

THE ESTIMATED ALLOWED CLAIM AMOUNTS SET FORTH IN THE TABLES ABOVE ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR THE AVOIDANCE OF DOUBT, THE DEBTORS ARE CONTINUING TO REVIEW CLAIMS FILED AGAINST THEM, AND PARTIES MAY OBJECT TO THE ALLOWED AMOUNTS OF CLAIMS SET FORTH IN THE PLAN. REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

C.	Pro Forma Equity Split

The forthcoming chart will set forth the percentage of New Common Interests to be allocated to each Class.

III.

THE DEBTORS’ BUSINESS

A.	General Overview

Headquartered in Austin, Texas, the Debtors are one of the largest blockchain infrastructure, hosting provider, and digital asset mining companies in North America, with approximately 814MW of capacity across eight operational data centers in Texas (2), Georgia (2), Kentucky, North Carolina (2), and North Dakota (the “Data Centers”). The Debtors mine digital assets (also known as cryptocurrency), primarily bitcoin, for their own account (“Self-Mining”) and host Miners for third-party customers (“Hosting Operations”). Since inception, the Debtors have built a considerable asset base, gained market trust as a premier hosting provider, and demonstrated a multi-year track record of successful management of their businesses.

B.	Digital Asset Mining[17]

Digital asset mining (“Mining”) is the process in which transactions involving cryptocurrency are verified and added to the blockchain public ledger through specialized computers (“Miners”) solving a computational encryption puzzle. Mining secures the blockchain network and is also the process through which new coins are added to the existing circulating supply. The Debtors mine the cryptocurrency bitcoin, which operates on a proof of work system. Under a proof of work system, Miners compete with each other to solve complex algorithms to validate a block of transactions; as a reward for being the first to solve an algorithm, the Miner is rewarded with newly created bitcoin. Miners can work together in mining pools to increase their likelihood of solving an algorithm.

[17]	A more detailed explanation of Mining can be found in paragraphs 18-28 of the Declaration of Michael Bros in Support of the Debtors’ Chapter 11 Petitions and First Day Relief (Docket No. 5).

The profitability of Mining is driven by a number of key variables, including (1) the price of bitcoin, (2) the Miner’s hash rate, (3) the network hash price,18 and (4) electricity costs. Hash rate refers to a Miner’s ability to solve algorithmic computations per second; a higher hash rate is more likely to be the first to solve the computation and be rewarded with bitcoin. Hash price is expressed as the monetary value of bitcoin per each terahash per second of computing power generated by a Miner. Electricity costs are important because electricity is used to power the Miners and other equipment within a Mining facility.

C.	Debtors’ History

The Debtors trace their roots back to 2017. On December 13, 2017, the Debtors were founded and incorporated as MineCo Holdings, Inc. Six months later, MineCo Holdings, Inc. changed its name to Core Scientific, Inc. (“Initial Core Scientific”). On August 17, 2020, Initial Core Scientific engaged in a holdco restructuring to facilitate a borrowing arrangement whereby Initial Core Scientific was merged with and into a wholly owned subsidiary of Core Scientific Holding Co., a Delaware corporation, and became a wholly owned subsidiary of Core Scientific Holding Co. As a result, the stockholders of Initial Core Scientific became the stockholders of Core Scientific Holding Co.

On July 30, 2021, the Debtors acquired 100% of the equity interest in one of their largest customers, Blockcap, Inc. (“Blockcap”), a blockchain technology company with industrial scale Mining operations. Blockcap’s primary historical business was the Mining of digital asset coins and tokens, primarily bitcoin. Blockcap also evaluated and completed investments in related technologies and ancillary businesses, including Radar Relay, Inc., an early stage company Blockcap acquired on July 1, 2021 that focused on technology enhancement and development in the digital asset industry. The acquisition of Blockcap significantly expanded the Debtors’ Self-Mining operations and increased the number of Miners they owned.

The Debtors’ current corporate structure is the product of a “SPAC merger.” Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), entered into a certain Agreement and Plan of Reorganization and Merger, dated as of July 20, 2021, as amended on October 1, 2021, and as further amended on December 29, 2021, by and among Core Scientific Holding Co., XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI, and XPDI (the “Merger Agreement”). XPDI’s stockholders approved the transactions contemplated by the Merger Agreement (collectively, the “de-SPAC Transactions”) at a special meeting of stockholders held on January 19, 2022. Upon consummation of the de-SPAC Transactions, Core Scientific Holding Co. merged with XPDI, with XPDI surviving the merger. Immediately prior to the effective time of the de-SPAC Transactions, XPDI changed its name to Core Scientific, Inc. and Initial Core Scientific changed its name to Core Scientific Operating Company and the common stock of Core Scientific, Inc. was traded on the Nasdaq Global Select Market under the symbol “CORZ”. The de-SPAC Transactions resulted in the Debtors receiving approximately $195 million in net cash proceeds, which the Debtors used to fund Miner purchases and the Debtors’ infrastructure build-out.

After going public in early 2022 as a result of undergoing the de-SPAC Transactions, the Debtors flourished, experiencing tremendous growth measured both by total revenue and gross profit. The increases in revenue and gross profit were due, in large part, to the execution of new customer hosting contracts for Miners deployed during 2021, increased equipment sales (formerly a component of the Debtors’ business), and growth of the Debtors’ efforts in Mining. The increase in the price of bitcoin from $7,200.17 on January 1, 2020 to $46,387.98 on December 31, 2021, also contributed to the Debtors’ overall growth.

[18]

Network hash price reflects a combination of network hashrate, bitcoin price, and reward/transaction fees, distilled into one metric, that is expressed as the $ value of bitcoin derived per 1 Th/s (terahashes per second) of computing power

D.	Business Operations and Properties

i.	Business Model

The Debtor’s primary sources of revenue are (i) Self-Mining, where the Debtors earn and subsequently sell bitcoin mined by the Debtors’ owned and leased Miners, and (ii) Hosting Operations, where customers pay the Debtors to host the customers’ Miners at the Debtors’ Data Centers. Historically, the Debtors also earned revenue from equipment sales, but the Debtors shifted away from equipment sales prior to the Petition Date.

(a)	Self-Mining

The Debtors have participated in Self-Mining since their inception. The Debtors’ share of owned/leased Miners or “self-Miners” versus “hosted Miners” at their Data Centers has grown substantially, from approximately 10% in 2020 to approximately 67% today, in part due to the Blockcap acquisition in July 2021. As of May 3, 2023, the Debtors own or lease approximately 144,370 operational Miners used for Self-Mining.

Currently, the Debtors convert their mined bitcoin into U.S. dollars on a regular basis, generally within 2.5 days of Mining. Consequently, the Debtors currently do not generally hold large amounts of bitcoin on their balance sheet at any given time.

(b)	Hosting Operations

In 2020, access to Miners was limited for a variety of reasons, and the Debtors had the unique ability to provide third parties with access to Miners due among other things, to relationships in the industry. The Debtors were able to sell hardware “bundled” with hosting capabilities. Proceeds from bundled hardware sales and prepayments on hosting contracts helped the Debtors to continue to build out their Data Centers to provide additional capacity for their self-Miners, as well as for hosted Miners in connection with their Hosting Operations.

Since 2017, the Debtors have positioned themselves as a premium provider of hosting services to third-party Miners, with high quality facilities that provide the optimal operating environment for consistent performance. The Data Centers include onsite technicians available 24/7 for repair, adding value to the Debtors’ customers by prolonging the life of their Miners. The Debtors use custom software to manage Miners, which allows for real-time performance monitoring, historical data analysis, deployment tracking, and instant adjustment of voltage draws. Customers can take advantage of high uptime percentage to produce additional bitcoin.

For these reasons, the Debtors’ Hosting Operations business has grown considerably since 2017. The Debtors continue to focus on larger customers (generally customers with greater than 1,000 Miners), as larger, professionally-managed customers benefit more from the Debtors’ hosting value proposition (i.e., high uptime, software solutions, etc.) and such customers are more likely to generate consistent cash flow for the Debtors.

In line with the Debtors’ profit-maximization efforts, the Debtors terminated and/or rejected some of their less profitable hosting contacts to free up rack space in their Data Centers. The Debtors also sought to maximize the potential profits from their newly opened rack space by adding a new product offering to their Hosting Operations. This product offering enables customers to enter into agreements with the Debtors to host customer Miners at the Debtors’ Data Centers in return for the Debtors retaining a percentage of the Mining revenue attributable to such customers’ Miners (“RevShare Agreements”). Since the Petition Date, the Debtors have signed RevShare Agreements with 2 customers. As of June 8, 2023, 17,583 Miners are being hosted at Debtors’ Data Centers under RevShare Agreements.

As of May 3, 2023, across their Data Centers, the Debtors host 72,487 Miners on behalf of 10 customers. Any bitcoin customers mine goes directly to the respective customers’ wallets. The Debtors neither hold any bitcoin mined by customers on the Debtors’ balance sheet nor serve as custodian of bitcoin on behalf of their hosting customers.

ii.	Data Centers

The Debtors own or lease facilities in Texas (3), Georgia (2), Kentucky, North Carolina (2), Oklahoma, and North Dakota, of which all are operational Data Centers except for the Muskogee Facility and the Cedarvale Facility. The Data Centers house and provide power to both the Debtors’ Miners, as well as the hosting customers’ Miners, enabling such Miners to mine digital assets efficiently. The table below illustrates the ten facilities that the Debtors currently own or lease.

Location	Type of Ownership	Land (acres)	Current MWs Operational	Buildings (Square Feet)
Marble, NC (“Marble 1”)	Owned	30	35	+/- 200,000
Marble, NC (together with Marble 1, the “Marble Facility”)	Owned	42	69	+/- 50,000
Dalton, GA (“Dalton Green”)[19]	Leased	13	142	+/- 100,000
Dalton, GA (together with Dalton Green, the “Dalton Facility”) [20]	Leased	7	53	+/- 200,000
Calvert City, KY (the “Calvert City Facility”)	Owned	15	150	+/- 60,000

[19]	The lease provides that, at the expiration (on December 1, 2030) or earlier termination of the lease, Core Scientific Operating Company is obligated to purchase the property for nominal consideration.
[20]	The lease provides that, at the expiration (on December 1, 2030) or earlier termination of the lease, Core Scientific Operating Company is obligated to purchase the property for nominal consideration.

Location	Type of Ownership	Land (acres)	Current MWs Operational	Buildings (Square Feet)
Grand Forks, ND (the “Prairie Site Facility”)[21]	Leased	20	100	+/- 90,000
Denton, TX (the “Denton Facility”)	Leased	31	125	+/- 300,000
Barstow, TX (the “Cedarvale Facility”)	Owned	136	0	+/- 5,000
Pecos, TX (the “Cottonwood 1 Facility”)	Leased	60	50	+/- 125,000
Pecos, TX (the “Cottonwood 2 Facility” and collectively with the Cottonwood 1 Facility the “Cottonwood Facility”)	Leased	50	0	+/- 20,000
Muskogee, OK (the “Muskogee Facility”)	Owned	90	0	+/- 525,000

[21]

Grand Forks is comprised of two leased properties. The leases provide that, at any time during the lease term or during the 60 days following the lease term, the Debtors have the option to purchase one leased property for $5,400,000 less the value of any rent paid under that lease and the other leased property for $210,000.

IV.

DEBTORS’ CORPORATE AND CAPITAL STRUCTURE

A.	Corporate Structure

A chart illustrating the Debtors’ complete organizational structure as of the Petition Date is attached as Exhibit F to this Disclosure Statement. The following chart depicts the Debtors’ simplified corporate structure:

All of the other Debtors are wholly owned, directly or indirectly, by Core Scientific, Inc.22

[22]

Additionally, in connection with a potential venture that was never consummated, the Debtors formed several non-Debtor affiliates, which are currently dormant. These entities are (i) Core Scientific Partners, LP, (ii) Core Scientific Partners GP, LLC, (iii) CSP Advisors, LLC, (iv) CSP Liquid Opportunities GP, LP, (v) CSL Liquid Opportunities Master Fund, LP, (vi) CSP Liquid Opportunities Fund, LP, and (vii) CSP Liquid Opportunities Offshore Fund.

B.	Corporate Governance and Management

The board of directors of Core Scientific, Inc. (the “Board”) consists of six (6) directors: Darin Feinstein, Neal Goldman, Jarvis Hollingsworth, Mike Levitt, Matthew Minnis, and Kneeland Youngblood. Mike Levitt serves as Chairman of the Board.23 The Debtors’ highly experienced management team consists of the following individuals:

Name	Position
Adam Sullivan	Interim Chief Executive Officer[24]
Todd DuChene	Chief Legal Officer and Chief Administrative Officer
Michael Bros	Senior Vice President, Capital Markets and Acquisitions
Matt Brown	Executive Vice President, Data Center Operations
Russell Cann	Executive Vice President, Client Services
Denise Sterling	Executive Vice President, Chief Financial Officer
Steve Gitlin	Senior Vice President, Investor Relations
Carol Haines	Senior Vice President, Sustainability
Jeff Pratt	Senior Vice President, Partnerships
Jeff Taylor	Senior Vice President, Chief Information Security Officer
Katy Hall	General Counsel

C.	Prepetition Capital Structure

The following description of the Debtors’ capital structure is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of the Debtors’ obligations and any related agreements.

i.	April Secured Convertible Notes:

On April 19, 2021, certain of the Debtors entered into that certain Secured Convertible Note Purchase Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “April NPA”), by and among Core Scientific Holding Co., as issuer, the guarantors (the “NPA Guarantors”), as guarantors, U.S. Bank National Association, as note agent and collateral agent (together with any successor in such capacity, the “Note Agent”), and the purchasers of the notes issued thereunder. Core Scientific, Inc. assumed

[23]	On August 2, 2023, Darin Feinstein stepped down from his position as co-chairman of the Board, but has retained his position as a director. Mike Levitt is now the sole chairman of the Board.
[24]	On August 2, 2023, Mike Levitt resigned as Chief Executive Officer of Core Scientific, Inc. and Adam Sullivan was appointed Chief Executive Officer.

Core Scientific Holding Co.’s obligations under the April NPA upon consummation of the de-SPAC Transactions. The April NPA provides for the issuance of up to an aggregate principal amount of $215 million of 10% convertible secured notes due 2025 (the “April Notes”), and an aggregate principal amount of $215 million of April Notes were issued in April 2021 thereunder.

The April Notes mature on April 19, 2025 and bear interest at 10.0% per annum, of which 4.0% is payable in cash (“Cash Interest”) and 6.0% is payable in kind by capitalizing such interest payment and increasing the aggregate principal amount of the notes by the amount thereof (“PIK Interest”). In addition, the April Notes are convertible into shares of common stock of Core Scientific, Inc. at a conversion price of $8.00 per share. As of the Petition Date, the aggregate principal amount of April Notes outstanding under the April NPA was approximately $234 million.

Pursuant to the terms of the April NPA, Core Scientific, Inc. is obligated to repay 200% of the principal and all accrued and unpaid interest under the April Notes (the “April 2X Amounts”) upon certain events, including a voluntary prepayment, a change of control of the Debtors, or the April 19, 2025 maturity date (the “April 2X Provision”). The terms of the April NPA do not provide for payment of the April 2X Amounts upon acceleration after an event of default, including the automatic acceleration that follows a bankruptcy filing. The Debtors believe that the April 2X Provision is not applicable or enforceable for that reason, as well as others, and, accordingly, the April 2X Amounts should not be allowed as part of the April Convertible Notes Secured Claims. The POC the Note Agent filed on behalf of the holders of the April Notes (POC No. 526, the “April Notes POC”) classifies the Claim as unliquidated and does not assert a dollar amount. However, the April Notes POC contains an addendum asserting that the holders of the April Convertible Notes Secured Claims are entitled to the accrued portion of the April 2X Amounts as of the Petition Date in an amount of approximately $76.9 million and expect their liquidated Claim to include such portion of the April 2X Amounts.25

The obligations under the April NPA are secured pursuant to (i) that certain Security Agreement, dated as of April 19, 2021 (the “April Notes Security Agreement”), by and among Core Scientific Holding Co., the NPA Guarantors, as guarantors, and the Note Agent (in its capacity as collateral agent), and (ii) that certain Intellectual Property Security Agreement, dated as of April 19, 2021 (the “April Notes IP Security Agreement” and together with the April Notes Security Agreement, the “April Security Agreements”), by and among Core Scientific Operating Company and the Note Agent (in its capacity as collateral agent). Pursuant to such security agreements and as a result of the de-SPAC Transactions, the April Notes are secured by a first lien security interest in all of the Debtors’ and the NPA Guarantors’ accounts, chattel paper, commercial tort claims, commodity accounts, contracts, deposit accounts, documents, general intangibles, goods, instruments, investment property, letter-of-credit rights and letters of credit, money, securities accounts, supporting obligations, property, other goods and personal property,

[25]

As explained further below, under the Original DIP Facility and the RSA, which was entered into between the Debtors and certain of the convertible noteholders in connection with the Original DIP Facility, the parties stipulated to include the accrued portion of the April 2X Amounts in the allowed Claims of the holders of the April Notes. The Debtors subsequently terminated the RSA upon repayment of the Original DIP Facility, and the Replacement DIP Order does not contain any stipulation regarding whether the accrued portion of the April 2X Amounts are allowed as part of the claims of the holders of the April Notes.

certain intellectual property and proceeds of each, other than “Excluded Property” (as defined under the April Notes Security Agreement) (the “NPA Collateral”). The NPA Collateral does not include any of the Debtors’ real estate, except fixtures. In addition, the NPA Agent did not perfect its security interests in certain personal property which would require action beyond the filing of an all-assets financing statement with the secretary of state of the Debtors’ jurisdiction of organization including (a) the Debtors’ commercial tort claims which would be perfected by separate financing statement and (b) cash or accounts which would be perfected by control.26

ii.	August Convertible Notes:

On August 20, 2021, certain of the Debtors entered into that certain Convertible Note Purchase Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and including all related credit documents, the “August NPA”), by and among Core Scientific Holding Co., as issuer, the NPA Guarantors, as guarantors, the Note Agent, as note agent, and the purchasers of the notes issued thereunder. Core Scientific, Inc. assumed Core Scientific Holding Co.’s obligations under the August NPA upon consummation of the de-SPAC Transactions. The August NPA provides for the issuance of up to an aggregate principal amount of $300 million of 10% convertible secured notes due 2025 (the “August Notes” and together with the April Notes, the “Convertible Notes”), and an aggregate principal amount of $299.8 million of August Notes were issued in August 2021 thereunder.

The August Notes were issued with substantially the same terms as the April Notes, including the same maturity date of April 19, 2025 and the same interest rate (10.0% per annum, of which 4.0% is Cash Interest and 6.0% is PIK Interest). Likewise, the August Notes are convertible into shares of common stock of Core Scientific, Inc. at a conversion price of $8.00 per share. As of the Petition Date, the aggregate principal amount of August Notes outstanding under the August NPA was approximately $318 million.

Pursuant to the terms of the August NPA, Core Scientific, Inc. is obligated to repay 200% of the principal and all accrued and unpaid interest under the August Notes (the “August 2X Amounts” and together with the April 2X Amounts, the “2X Amounts”) upon certain events, including a voluntary prepayment or a change of control of the company (the “August 2X Provision”). Unlike the April 2X Provision, the August 2X Provision does not provide for payment of the August 2X Amounts upon the maturity date of the August Notes. Similar to the April NPA, the terms of the August NPA do not provide for payment of the August 2X Amounts upon acceleration after an event of default, including the automatic acceleration that follows a bankruptcy filing. The Debtors believe that the August 2X Provision is not applicable or enforceable for a number of different reasons and, accordingly, the August 2X Amounts should not be allowed as part of the August Convertible Notes Secured Claims. The POC the Note Agent filed on behalf of the holders of the August Notes (claim number 523, the “August POC”) classifies the Claim as unliquidated and does not assert a dollar amount. However, unlike the April POC, the August POC does not state in its addendum that the holders of the August Notes believe they are entitled to the accrued portion of the August 2X Amounts, but rather the August POC reserves all rights to seek inclusion of the August 2X Amounts, as an unpaid original issue discount, in the calculation of the allowed Claim for the holders of the August Notes.

[26]

The NPA Agent did perfect its interest through possession and control of (i) all of the common stock in Core Scientific Operating Company and (ii) the indebtedness evidenced by that certain secured promissory note issued by RME Black 200, LLC on May 12, 2020 (as may be amended, amended and restated, supplemented or modified from time to time) as of the Petition Date.

The obligations of the Debtors under the August NPA are secured pursuant to (i) that certain Security Agreement, dated as of February 7, 2022 (the “August Notes Security Agreement”), by and among Core Scientific, Inc., the NPA Guarantors, as guarantors, and the Note Agent (in its capacity as collateral agent for the August Notes), and (ii) that certain Intellectual Property Security Agreement, dated as of February 7, 2022 (the “August Notes IP Security Agreement” and together with the August Convertible Notes Security Agreement, the “August Security Agreements”, and collectively with the April Security Agreements, the “Convertible Notes Security Agreements”), by and among Core Scientific Operating Company, Core Scientific Acquired Mining LLC, and the Note Agent (in its capacity as collateral agent).27

The August Notes are secured by the NPA Collateral, but are junior in priority to the April Notes with respect to the NPA Collateral. In connection with the de-SPAC Transactions, within 30 days, the August Notes would have been entitled to delivery of (i) a counterpart of the Security Agreement and the Intellectual Property Security Agreement and filed UCC-1s and (ii) an intercreditor agreement (effective on the secured parties). A Security Agreement and an Intellectual Property Agreement for the August Notes were entered into in connection with the de-SPAC Transactions and the appropriate UCC-1s were filed; however, an intercreditor agreement between the April Notes and August Notes was never executed. As the UCC-1s in connection with August Notes were filed after the UCC-1s filed in connection with April Notes, the liens securing the August Notes are likely junior to the liens securing the April Notes. There does not appear to be any mechanism for holders of the August Notes to force holders of the April Notes to enter into an intercreditor agreement, nor is there any incentive for holders of the April Notes to do so absent a broader restructuring transaction.

iii.	Secured Mining Equipment Financings and Leases

Since 2020, the Debtors have entered into numerous equipment financing agreements and leases to acquire Miners. As of May 3, 2023, of the Debtors’ 144,370 Miners, approximately 64,196 (or 44%) are collateral or leased under various equipment financing arrangements.28

As of Petition Date, the Debtors had an aggregate of approximately $284 million of principal balance of equipment leases and secured equipment financing outstanding (including accrued and unpaid interest), under different facilities with respective first lien security interests (or lease interests) against approximately 91,000 Miners in the Debtors’ possession at that time. As discussed in further detail below, NYDIG ABL LLC (fka Arctos Credit LLC) (“NYDIG”)

[27]

The August NPA included a covenant requiring certain of the Debtors to provide the same collateral securing the April Notes as collateral to secure the August Notes upon the occurrence of a “Conversion Event” (as defined in the August NPA). A Conversion Event occurred as a result of the de-SPAC Transactions, and the August Notes became secured by the NPA Collateral in February 2022.

[28]	Although certain of the Miner Equipment financing agreements were styled as equipment leases, the Debtors assert that such agreements constitute financing agreements.

provided financing for 26,964 Miners, but the Debtors transferred such Miners to NYDIG in exchange for cancellation of NYDIG’s Claim pursuant to the NYDIG Settlement. Accordingly, as of May 3, 2023, the Debtors possess 58,426 Miners are that subject to financing agreements and 5,770 Miners subject to a lease agreement with Atalaya Capital Management LP (“Atalaya”).29

A summary of the largest outstanding secured Miner financings is below:

Lender	Borrower[30]	Debtors’ Estimate of Outstanding under Financing Agreement as of Petition Date Including Principal and Interest	Collateral (# of Miners)
Equipment Financings
Mass Mutual	Core Scientific Operating Company	$43.7 million	15,066
Barings[31]	Core Scientific, Inc.	$66 million	14,181
BlockFi Lending LLC	Core Scientific Operating Company	$55.7 million	14,508
Stonebriar Commercial Finance LLC.[32]	Core Scientific, Inc.	$7.2 million	1,465
36th Street Capital Partners LLC. [33]	Core Scientific Operating Company	$3.8 million	970
Anchorage Lending CA, LLC	Core Scientific, Inc.	$25.9 million	5,354
Trinity Capital Inc.	Core Scientific Operating Company	$23.6 million	5,812[34]
Jack Novak	Core Scientific Operating Company	$10.1 million	n/a35
Wingspire Equipment Finance LLC (f/k/a Liberty Commercial Finance LLC)	Core Scientific Operating Company	$2.5 million	1070

[29]

As of the Petition Date there were approximately $14.5 million of lease payments remaining to Atalaya. As discussed in greater detail below, the Debtors negotiated amended terms on the Miner equipment leases with Atalaya as set forth in the Atalaya Assumption Motion (as defined below).

[30]	These financings are not guaranteed by any Debtor.
[31]	Loans from various Barings-related entities, including Barings BDC, Barings Capital Investment Corp., and Barings Private Credit Corp.
[32]	This secured Miner financing was assigned to Stonebriar Commercial Finance LLC from Liberty Commercial Finance.
[33]	This secured Miner financing was assigned to 36th Street Capital Partners LLC from Liberty Commercial Finance.
[34]

Trinity Capital Inc. properly perfected its liens as to the 2,585 Miners issued pursuant to Schedule 1 under the Master Equipment Financing Agreement, but did not properly perfect as to additional collateral issued under Schedule 3 and 4 of the Master Equipment Financing Agreement.

[35]	The Debtors have not been able to locate collateral for Jack Novak’s Miner Equipment Loan.

iv.	Secured Non-Mining Financings and Leases.

In addition to financing secured against Miners, the Debtors have utilized both secured financings36 and operating leases to finance certain non-Mining assets deployed to satisfy the Debtors’ various infrastructure needs for their day-to-day operations. As of the Petition Date, the Debtors had approximately $700,000 of facility-only mortgages, $18.4 million of mixed collateral financing, $8.9 million of non-Mining equipment financing, and $1.6 million of non-Mining equipment leases. These financings and leases consist of various assets, such as real estate, trucks, scissorlifts, servers, switchboards, and other non-Mining equipment.37

A summary of outstanding secured non-Mining financing arrangements is below:

Lender	Borrower	Principal and Interest Outstanding as of the Petition Date	Collateral
Facility Mortgages
Brown Corporation[38]	American Property Acquisition, LLC	$0.2 million	Dalton Facility
Holliwood LLC[39]	American Property Acquisition, LLC	$0.5 million	Calvert City Facility
Mixed Collateral Financing
Bremer Bank, N.A.	Core Scientific Operating Company	$18.4 million	non-Mining equipment and leasehold interests in Prairie Site Facility
Equipment Financing
VFS, LLC	Core Scientific Operating Company	$1.3 million	Non-Mining equipment
Bank of the West	Core Scientific Operating Company	$50,000	Non-Mining equipment
Dell Financial Services	Core Scientific Operating Company	$0.2 million	Non-Mining equipment
Indigo Direct Lending LLC[40]	Core Scientific Operating Company	$2.2 million	Non-Mining equipment
North Mill Equipment Finance LLC[41]	Core Scientific Operating Company	$0.7 million	Non-Mining equipment

[36]	Although certain of the non-Miner Equipment financing agreements were styled as equipment leases, the Debtors assert that such agreements constitute financing agreements.
[37]	These assets that secure the non-Mining financing and leases are considered Excluded Property under the Convertible Notes Security Agreements.
[38]	The maturity date for the Debtors’ mortgage with Brown Corporation is September 28, 2023.
[39]	The maturity date for the Debtors’ mortgage with Holliwood LLC is December 19, 2023.
[40]	This non- Miner financing was assigned to Indigo Direct Lending LLC from Liberty Commercial Finance.
[41]	This non- Miner financing was assigned to North Mill Equipment Finance LLC from Liberty Commercial Finance.

Lender	Borrower	Principal and Interest Outstanding as of the Petition Date	Collateral
Prime Alliance Bank, Inc.[42]	Core Scientific Operating Company	$2.3 million	Non-Mining equipment
North Star Leasing[43]	Core Scientific Operating Company	$0.6 million	Non-Mining equipment
36th Street Capital	Core Scientific Operating Company	$0.1 million	Non-Mining equipment
Liberty Commercial Finance LLC	Core Scientific Operating Company	$1.2 million	Non-Mining equipment
Meridian Equipment Finance, LLC	Core Scientific Operating Company	$0.1 million	Non-Mining equipment
Equipment Leases
VFS, LLC	Core Scientific Operating Company	$0.9 million	Non-Mining equipment
Fidelity Funding Services, LLC	Core Scientific Operating Company	$80,000	Non-Mining equipment
Tech. Fin. Corp.	Core Scientific Operating Company	$0.3 million	Non-Mining equipment
Toyota Commercial Finance.	Core Scientific Operating Company	$0.2 million	Non-Mining equipment
Marco	Core Scientific Operating Company	$10,000	Non-Mining equipment
Garic, Inc.	Core Scientific Operating Company	$0.1 million	Non-Mining equipment

v.	M&M Liens

M&M Liens arise under state law and provide General Contractors and Subcontractors with a lien on the real property that is the subject of the General Contract with respect to all labor, materials, equipment and/or services actually performed or furnished by such General Contractor or Subcontractor with respect to such real property. Under applicable state law (i.e., Texas and Oklahoma), (i) a General Contractor may be entitled to an M&M Lien with respect to all labor, materials, equipment and/or services actually furnished pursuant to its General Contract, whether performed by the General Contractor or any of its Subcontractors and (ii) a Subcontractor engaged by a General Contractor may be entitled to an M&M Lien with respect to all labor, materials, equipment, and/or services actually furnished by such Subcontractor. Therefore, in certain instances a General Contractor’s M&M Lien and a Subcontractor’s M&M Lien may each secure certain amounts in duplication. Under state law, all such M&M Liens which secure amounts in duplication are each reduced on a dollar-for-dollar basis upon repayment of any such amounts secured in duplication.

The Debtors entered into General Contracts with the General Contractors set forth on the M&M Lien Claim Amounts Schedule in connection with the construction, development, or improvement

[42]	This non- Miner financing was assigned to Prime Alliance Bank, Inc. from Liberty Commercial Finance.
[43]	This non- Miner financing was assigned to North Star Leasing from Liberty Commercial Finance.

of the Debtors’(i) Denton Facility, (ii) Cottonwood Facility, (iii) Cedarvale Facility, (iv) Muskogee Facility (collectively with the Denton Facility, the Cottonwood Facility, and the Cedarvale Facility, the “M&M Facilities”). The General Contractors engaged the Subcontractors set forth on the M&M Lien Claim Amounts Schedule to fulfill certain components of the applicable General Contracts. Pursuant to the General Contracts, multiple General Contractors and Subcontractors labored or furnished labor, materials, equipment, and/or services at the Facilities for which such General Contractors and Subcontractors hold M&M Liens.

The M&M Lien Claim Amounts Schedule sets forth the amounts the Debtors’ books and records reflect are attributable to the provision by General Contractors and Subcontractors of labor, materials, equipment, and/or services in connection with the construction, development, or improvement of the M&M Facilities for which such General Contractors and Subcontractors may be entitled to an M&M Lien. Those M&M Liens give rise to the M&M Lien Secured Claims in favor of the General Contractors with which the Debtors have directly entered into the General Contracts and are in privity of contract. The Debtors are not party to any agreements with the Subcontractors and, therefore, the Debtors are not in privity of contract with any such Subcontractors. Nevertheless, 13 Subcontractors filed proofs of claim against one or more of the Debtors (the “Subcontractor POCs”). For the reasons set forth above, the Debtors will seek disallowance of the Subcontractor POCs pursuant to a forthcoming omnibus claim objection.

As discussed in greater detail in section VI(I) below, the Debtors have reached settlements with four (4) of their General Contractors, which in the aggregate held $64,581,815.52 of M&M Liens.

The total amount of M&M Liens encumbering each M&M Facility (after subtracting amounts secured in duplication by both a General Contractor and a Subcontractor and all settled M&M lien amounts) and securing the M&M Lien Secured Claims are set forth below:

Facility	Total M&M Liens
Denton Facility	$18,799,499.00
Cottonwood Facility	$134,296.42
Cedarvale Facility	$16,084.86
Muskogee Facility	$9,700,571.00

vi.	Unsecured Bridge Notes:

In April 2022, Core Scientific, Inc. entered into a $60 million Bridge Promissory Note with BRF Finance Co, LLC and a $15 million Bridge Promissory Note with B. Riley Commercial Capital, LLC (such unsecured financing, the “Unsecured Bridge Notes”), each of which was further amended and restated in August 2022. The Unsecured Bridge Notes were to mature on June 1, 2023.

The Unsecured Bridge Notes required that 25% of the net proceeds from the issuance of any shares of common stock of Core Scientific, Inc. under its equity line of credit (“ELOC”)44 must be applied

[44]

On July 20, 2022, Core Scientific, Inc. entered into an equity purchase agreement with B. Riley Principal Capital II, pursuant to which, Core Scientific, Inc. has the right to sell to B. Riley Principal Capital II up to $100 million of shares of Core Scientific, Inc.’s common stock, subject to certain limitations and conditions set forth in the purchase agreement.

to repay the outstanding principal amount of the Unsecured Bridge Notes. Prior to the Petition Date, Core Scientific, Inc. repaid approximately $33 million of principal under the Unsecured Bridge Notes, including from proceeds under the ELOC. As of the Petition Date, the B. Riley Unsecured Claims arising under or related to B. Riley’s Unsecured Bridge Notes are estimated by the Debtors to total approximately $42.7 million (the “B. Riley Unsecured Claim”).45

vii.	General Unsecured Claims:

The Debtors have numerous other General Unsecured Claims outstanding as of the Petition Date, including Litigation Claims, General Contractor Unsecured Claims, Utility Unsecured Claims, and various Other Unsecured Claims. Based upon the Debtors’ review of the POCs, General Unsecured Claims of approximately $795 million have been filed against the Debtors in the aggregate. While the Debtors continue to review and reconcile all POCs, the Debtors believe that approximately $41 million (not including postpetition interest) of filed General Unsecured Claims not including the Miner Equipment Lender Deficiency Claims remain valid/allowable or will remain outstanding prior to the Effective Date.46

As explained above, the Debtors estimate that the Miner Equipment Lender Deficiency Claims are equal to $185.2 million (not including postpetition interest), but they are unable to estimate the recoveries on account Miner Equipment Lender Deficiency Claims at this time due to the potential for a Holder of a Miner Equipment Lender Secured Claim to elect Miner Equipment Lender Treatment Election 2 and thereby waive its recovery on account of Miner Equipment Lender Deficiency Claim as a General Unsecured Claim. Based on the Miner Equipment Lender Settlement, the Debtors believe that most of the Equipment Lenders intend to opt for the Miner Equipment Lender Treatment Election 2 and are, therefore, waiving their recoveries on such Miner Equipment Lender Deficiency Claims.

[45]	The B. Riley Unsecured Claim is estimated to total approximately $44.3 million including post-petition interest at the Federal Judgement Rate through the expected Effective Date.
[46]	As discussed below, the Foundry Settlement Agreement seeks to resolve the nearly $19 million unsecured claim asserted by Foundry Digital Mining LLC.

(a)	Litigation Claims Filed Against the Debtors

A summary of the largest Litigation Claims filed against the Debtors is below:47

Claimant	Debtor Entity Claim Filed Against[48]	Dollar Value Asserted on Filed Claim	Claim Number
Celsius Mining LLC	Core Scientific, Inc.	$312.3 million	497
Morgan Hoffman	Core Scientific, Inc.	$188.6 million	632
Sphere 3D Corp.	Core Scientific, Inc.	$39.5 million	358
Bryce Johnson	Core Scientific Operating Company	$10.5 million	120
Oklahoma Gas and Electric Company	Core Scientific, Inc.	$8 million	34
Harlin Dean	Core Scientific Acquired Mining LLC	$8 million	383
GEM Mining 2, LLC	Core Scientific, Inc.	$2.9 million	508
Jonathan Barrett	Core Scientific, Inc.	$1.3 million	409

As explained in greater detail in section (XV)(J)(iii) regarding the Debtors’ Claims reconciliation process, the Debtors either (i) already objected to the Litigation Claim, (ii) plan to file an objection to the Litigation Claim, (iii) are currently in negotiation with the Holder of such Litigation Claim or (iv) are still reconciling the Litigation Claim. The Debtors believe that most of the Litigation Claims have no merit and will either be Disallowed in their entirety or Allowed for a small fraction of filed amount.

(b)	General Contractor Unsecured Claims Filed Against the Debtors

A summary of the largest General Contractor Unsecured Claims filed against the Debtors is below:

Claimant	Debtor Entity Claim Filed Against[49]	Dollar Value Asserted on Filed Claim	Claim Number
Harper Construction Company, Inc.	Core Scientific, Inc.	$10.6 million	437
Condair Inc.[50]	Core Scientific, Inc.	$7.9 million	430
Trilogy LLC[51]	Core Scientific, Inc.	$3.3 million	1

[47]	The below chart does not include duplicate Claims filed by the same Claimant
[48]	Inclusion of the Debtor’s entity name is not an admission by the Debtors that the Claim was properly filed against such Debtor entity.
[49]	Inclusion of the Debtor’s entity name is in no way an admission of the Debtors’ that the Claim was properly filed against such Debtor entity.
[50]	Pursuant to the Condair Settlement, this Claim has been resolved.
[51]	Pursuant to the Trilogy Settlement, this Claim has been resolved.

The Debtors are currently in settlement discussions or have reached settlements with each of the Holders of the above listed General Contractor Unsecured Claims. The Debtors generally believe such General Contractor Unsecured claims are without merit or will be Allowed at a significantly lower dollar value.

(c)	Utilities Unsecured Claims

Utilities Unsecured Claims arise from the Debtors’ agreements with utility providers that provide power to the Debtors’ Data Centers or other utility services which enable the Debtors to operate their business.

(d)	Other Unsecured Claims

The Other Unsecured Claims include Claims not mentioned above. Of note are Claims arising out of trade contracts providing goods and services that enable the Debtors to operate their business.

viii.	Common Stock

Core Scientific, Inc. was publicly traded on the NASDAQ Global Select Market under the symbol “CORZ.” Following the Petition Date, on December 22, 2022, Core Scientific, Inc. received written notice from the staff of the Nasdaq Stock Market LLC (“Nasdaq”) notifying Core Scientific, Inc. that, as a result of the Chapter 11 Cases, Nasdaq determined that Core Scientific, Inc.’s common stock would be delisted from the Nasdaq Global Select Market and that trading of Core Scientific, Inc.’s common stock would be suspended at the opening of business on January 3, 2023. On December 29, 2022, Core Scientific, Inc. requested an appeal of Nasdaq’s determination and a hearing before a Nasdaq hearings panel, which appeal stayed the Debtors’ delisting and the filing of a Form 25-NSE with the SEC. After careful deliberation, on January 24, 2023, Core Scientific, Inc. decided to withdraw its appeal of the delisting proceedings. Core Scientific, Inc.’s common stock was subsequently delisted from the NASDAQ Global Select Market and a Form 25-NSE was filed with the SEC on April 4, 2023.

Core Scientific, Inc. currently trades on the OTC Pink market under the symbol “CORZQ”. As of May 5, 2023, Core Scientific, Inc. had approximately 376,566,674 shares of common stock outstanding.

V.

SIGNIFICANT EVENTS LEADING

TO THE CHAPTER 11 FILINGS

Although the Debtors’ operating performance remained strong at all times, a number of factors rendered the Debtors’ balance sheet unsustainable as of the Petition Date, leading the Debtors to file the Chapter 11 Cases. The primary factors were: (i) the decline in bitcoin prices and bitcoin hashprices; (ii) increased energy costs; and (iii) the dispute and corresponding litigation with Celsius Mining LLC (“Celsius”). These events leading to the chapter 11 filing are discussed in further detail below.

A.	The Decline in the Price of Bitcoin and Increase in Bitcoin Network Difficulty

The period between October 2020 and November 2021 saw exponential growth in the price of and consumer interest in bitcoin and cryptocurrency generally. Although there was significant fluctuation in bitcoin prices throughout this period, bitcoin prices reached an all-time high of $68,789 in November 2021. The increased bitcoin prices, in turn, led to a demand for hosting capabilities from companies interested in Mining bitcoin. During this period, the Debtors increased their market presence in the Mining industry through Self-Mining and selling bitcoin on the open market, as well as by hosting Miners for customers. The Debtors also benefited from lower energy costs during this period, resulting in higher profitability.

After November 2021, however, the price of bitcoin steadily declined. In May 2022, this was exacerbated by the beginning of the “crypto winter” when the value of stablecoin UST (“Terra”) fell below that of the U.S. dollar. Because the purpose of the stablecoin was to maintain an equal value to the U.S. dollar, the drop in value resulted in a “run” on the coin, as holders sought to sell before the value of their assets diminished. This crash rendered both Terra and its linked cryptocurrency Luna worthless. Many crypto firms and crypto-focused hedge funds that owned Luna incurred significant losses through the Terra/Luna crash. The collapse erased nearly $18 billion of value and contributed to further selloffs in the crypto sector.

In addition, on May 5, 2022, the Federal Reserve raised interest rates by 0.5%, triggering another round of market selloffs. Thereafter, bitcoin fell 27% during an eight-day period. By July 2022, multiple companies in the cryptocurrency sector commenced insolvency cases. Each one affected and further pushed the next towards insolvency as a result of significant interconnectedness and contagion within the industry. Notably, Three Arrows Capital, Ltd., Voyager Digital Holdings, Inc., and Celsius all filed for bankruptcy protection under either chapter 15 or chapter 11 of the Bankruptcy Code in July 2022.

Subsequently, the cryptocurrency market was further rattled in November 2022 by the chapter 11 filing of FTX Trading Ltd. (“FTX”)—one of the world’s largest cryptocurrency exchanges—and the allegations of fraud and mismanagement related thereto. BlockFi Inc., a leading crypto lender, filed a chapter 11 case shortly thereafter, citing connections to FTX as a precipitating factor of its filing. Although these chapter 11 cases did not directly impact the Debtors, with the exception of Celsius as discussed further below, the declining price of bitcoin throughout this period did negatively impact the Debtors’ financial performance.

In general, a significant reduction in the price of bitcoin over the course of 2022 contributed to the decline in the Debtors’ financial performance. From November 2021 through November 2022, the price of bitcoin decreased from $68,789 to $16,000. The decrease in bitcoin prices was accompanied by an increase in network difficulty resulting from increased network hash rates (described above), resulting in reduced revenues and profitability for the Debtors.

B.	Increased Energy Costs

As noted, the Debtors maintain Self-Mining and Hosting Operations at eight Data Centers across the United States. To generate the computing power necessary to operate Data Centers and the Miners, the Debtors rely on tremendous amounts of power.

Prior to 2021, in line with natural gas prices, the Debtors’ power costs were relatively low. Beginning in the spring of 2022, however, fossil fuel prices—especially natural gas prices—increased due to, among other things, Russia’s invasion of Ukraine and increasing fuel usage in many countries. The Debtors’ power costs for the first half of 2022 totaled approximately $106 million, comprising approximately 40% of their annual revenue.

Energy costs typically increase during the summer months due to greater demand for electricity. These months also bring higher risks of outages and power grid damage as a result of inclement weather, animal incursion, sabotage, and other events out of the Debtors’ control. Between July 2022 and September 2022, significant increases in energy prices increased the Debtors’ electricity costs. In addition, it became necessary to curtail power usage at the Debtors’ Data Centers more frequently at the request of Debtors’ power providers.

The Debtors explored fixed power pricing at certain facilities via potential hedging structures to mitigate power costs pre-petition. Nonetheless, given the Debtors’ dependence on high volumes of power consumption at the Data Centers, the steep increase in power costs significantly impacted the Debtors’ profitability in 2022.

C.	Celsius’s Chapter 11 Filing and PPT Dispute

The Debtors’ financial difficulties were exacerbated by disputes with Celsius following Celsius’s chapter 11 filing and subsequent failure to perform under its hosting contract with the Debtors.

Prior to the Petition Date, Celsius was one of the Debtors’ largest hosting customers, with approximately 37,536 Miners hosted at the Debtors’ Data Centers. The Debtors provided hosting services to Celsius pursuant to two Master Services Agreements, dated December 18, 2020 and December 3, 2021 (together with the orders entered into in connection therewith, the “Celsius Contracts”). Pursuant to the Celsius Contracts, the Debtors were entitled to pass through to Celsius any tariffs (the “PPT Charges”), which is a standard provision in all of the Debtors’ hosting contracts.

On July 13, 2022, Celsius, along with its affiliates, commenced chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Celsius Chapter 11 Cases”). Although Celsius paid PPT Charges prior to the Celsius Chapter 11 Cases, Celsius subsequently asserted it was not responsible for paying increased power costs and refused to pay all PPT Charges the Debtors invoiced to Celsius following Celsius’s chapter 11 filing.

By failing to pay the PPT Charges that Celsius owed to the Debtors, Celsius foisted millions of dollars of increased power costs onto the Debtors’ balance sheet instead of its own. As of Celsius’s petition date, Celsius owed the Debtors approximately $1.3 million in unpaid PPT Charges. As of the date the Bankruptcy Court approved the rejection of the Celsius Contracts (discussed further below), Celsius owed the Debtors approximately $7.7 million for unpaid postpetition (based on Celsius’s filing date) PPT Charges and related interest for late payments.

Celsius’s conduct also resulted in costly and protracted litigation. On September 28, 2022, Celsius filed a motion in the Celsius Chapter 11 Cases seeking to hold the Debtors in contempt of court for allegedly violating the automatic stay and for otherwise breaching the Celsius Contract (the “Automatic Stay Motion”). The Debtors disputed Celsius’s allegations and filed an opposition to the Automatic Stay Motion on October 19, 2022 (Celsius Docket No. 1140) (the “Automatic Stay Motion Opposition”).

Concurrently with the Automatic Stay Motion Opposition, the Debtors also filed their own motion on October 19, 2022, seeking (i) to compel immediate payment of administrative expenses and either (ii) (a) relief from the automatic stay to permit the Debtors to exercise all remedies, including termination, under the Celsius Contracts or (b) to compel assumption or rejection of the Celsius Contracts (Celsius Docket No. 1144) (the “Core Administrative Claim Motion”). At the time of the filing of the Core Administrative Claim Motion, Celsius owed the Debtors millions of dollars. Since that date, the amount of administrative expense Claims Celsius owes the Debtors as a result of unpaid PPT Charges increased through the date the Debtors rejected the Celsius Contracts (as described below). Celsius disputes that it owes the Debtors any administrative expense Claims. In the fall of 2022, just as the Debtors were experiencing financial distress due to industry conditions, the Debtors and Celsius engaged in significant discovery relating to the competing motions.

Shortly before the Petition Date, the Debtors and Celsius agreed to stay the litigation as they endeavored to negotiate a consensual resolution.

Celsius’s failure to pay the PPT Charges had a detrimental impact on the Debtors’ liquidity in the months and weeks leading up to the filing, as did the significant litigation costs the Debtors incurred in connection with the Celsius litigation.

D.	Prepetition Initiatives

Throughout 2021, the Debtors engaged in various operational and other initiatives to navigate through the challenges presented by the tumultuous cryptocurrency market. Given the price volatility of bitcoin, the Debtors took steps to mitigate the effects of such volatility and increase liquidity in the months leading up to their chapter 11 filing. The Debtors’ management actively sought to decrease operating costs, eliminate and delay construction expenses, reduce and delay capital expenditures, and increase hosting revenues. The Debtors also began discussions in late summer 2022 with certain creditors to address potential debt service amendments. These actions, however, were insufficient to enable the Debtors to continue to service their substantial debt and manage their liquidity issues. Given the Debtors’ financial difficulties and decreasing liquidity, the Debtors recognized the need to explore alternatives to inject liquidity and potentially de-lever their balance sheet, ensure their continuation as a going concern, preserve jobs, and maximize value for the benefit of all stakeholders.

To preserve liquidity while analyzing restructuring alternatives and negotiating with creditors, the Debtors decided in late October 2022 to cease making payments on certain of their equipment and other financings.

E.	Appointment of New Independent Director and Formation of Special Committee to Consider Strategic Options and Engage with Creditors

On October 26, 2022, the Board unanimously appointed Neal P. Goldman as an additional independent director. Mr. Goldman has extensive restructuring experience, and the Board believed that Mr. Goldman’s experience would be beneficial to the Debtors as they navigated through the restructuring process. Further, on November 14, 2022, in connection with the Debtors’ evaluation of strategic alternatives, the Board approved the formation of a special committee of three (3) independent directors: Neal Goldman, Jarvis Hollingsworth, and Kneeland Youngblood (the “Special Committee”). On January 28, 2023, Mr. Hollingsworth resigned as a member of the Special Committee, but has continued to serve on the Board.

The Special Committee is authorized to, among other things, evaluate and, if deemed by the Special Committee to be in the best interests of the Debtors, authorize the Debtors to enter into any potential restructuring transactions and strategic alternatives for and on behalf of the Debtors with respect to their outstanding indebtedness and contractual and other liabilities.

F.	Retention of Restructuring Professionals and Prepetition Stakeholder Engagement

In October 2022, the Debtors engaged Weil and PJT to explore restructuring alternatives and engage in negotiations with stakeholders. Soon thereafter, the Debtors engaged Alix as their financial advisor.

The Debtors and their Advisors reached out to certain holders of the Debtors’ Convertible Notes and encouraged them to form a group with other holders to negotiate a restructuring. This resulted in the formation of the Ad Hoc Noteholder Group, which retained Paul Hastings LLP as its legal counsel and Moelis & Company LLC as its financial advisor. In the months leading up to the filing of the Chapter 11 Cases, the Debtors and their Advisors engaged in negotiations with the Ad Hoc Noteholder Group regarding the terms of a comprehensive restructuring.

In parallel, the Debtors pursued other options and engaged with other parties (both inside and outside of their capital structure) to address their overleveraged balance sheet and liquidity issues, including (i) B. Riley Financial, Inc. (“B. Riley”), the parent company of the holders of the Debtors’ Unsecured Bridge Notes, which also had been hired to sell equity to the public markets for the Debtors, (ii) the Debtors’ Equipment Lenders, (iii) the Debtors’ construction contract counterparties, (iv) potential third-party financing providers, and (v) potential asset purchasers.

Initially, three primary paths emerged: (i) an out-of-court financing offered by B. Riley that would secure and/or pay down B. Riley’s Unsecured Bridge Notes, grant liens on unencumbered assets to B. Riley, and provide additional capital to operate the Debtors’ business, (ii) a pre-arranged chapter 11 case to consummate a comprehensive restructuring set forth in a restructuring support agreement negotiated with the Ad Hoc Noteholder Group ( the “RSA”), including debtor-in-possession financing provided by members of the Ad Hoc Noteholder Group (and/or their affiliates, partners, and investors) (the “Original DIP Facility”), and (iii) a chapter 11 case funded with debtor-in-possession financing provided by a third-party DIP provider and not tied to an RSA.

Ultimately, after extensive discussion with the Advisors, the Special Committee concluded entry into the RSA was the Debtors’ best course of action as it would reduce both the Debtors’ funded indebtedness and interest expense by the respective magnitudes of hundreds of millions of dollars and tens of millions of dollars annually. Additionally, the other two of the Debtors’ potential transactions were unable to be consummated as of the Petition Date. First, B. Riley’s best and final proposal to the Debtors contemplated, among other things, the conversion of B. Riley’s Unsecured Claim into secured debt with liens on certain of the Debtors’ assets. In addition, B. Riley’s proposal (i) did not provide the Debtors with a comprehensive and long-term deleveraging and capital structure solution and (ii) was contingent on the Debtors reaching consensual agreements with their Equipment Lenders. Second, although the Debtors engaged in an extensive marketing process for a third-party DIP, the Debtors did not receive any actionable proposals for third party postpetition financing by the Petition Date. As of the Petition Date, the Debtors had approximately $4 million of cash on hand.

Accordingly, the Debtors entered into the RSA and Original DIP Facility with the Ad Hoc Noteholder Group before commencing the Chapter 11 Cases. The RSA contemplated the convertible noteholders receiving approximately 97% of the reorganized equity in the reorganized Debtors, among other terms. Unsecured creditors and equity holders would share 3% of the equity in the reorganized Debtors. As discussed in more detail below, following a substantial increase in the price of bitcoin and hashprices, the Debtors subsequently repaid the Original DIP Facility with proceeds of the Replacement DIP Facility (as defined below) and terminated the RSA.

VI.

OVERVIEW OF CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

i.	First/Second Day Relief

On or about the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code, the Debtors filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations by, among other things, easing the strain on the Debtors’ relationships with employees and vendors resulting from the commencement of the Chapter 11 Cases. The Debtors also filed an application to retain Stretto, Inc., as claims, noticing, and solicitation agent (the “Claims Agent Application”).

Following the first-day hearing held on December 22, 2022, the Bankruptcy Court granted all of relief requested in the First Day Motions on an interim or final basis. Following the final hearing held on January 23, 2023, the Bankruptcy Court entered orders granting the rest of the relief on a final basis. The first day relief included authority to:

•	Continue paying employee wages and benefits (Docket No. 121);

•	Pay certain prepetition taxes and regulatory fees (Docket No. 123);

•	Pay certain prepetition claims of critical vendors (Docket No. 333);

•	Restrict certain transfers of equity interests in the Debtors (Docket No. 120);

•	Continue and maintain insurance and surety bond programs (Docket No. 118);

•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms (Docket No. 332); and

•	Establish procedures for utility companies to request adequate assurance and prohibit utility companies from altering or discontinuing service (Docket No. 334).

The First Day Motions, the Claims Agent Application, and all orders for relief granted in the Chapter 11 Cases can be viewed free of charge at https://cases.stretto.com/corescientific.

ii.	Other Procedural and Administrative Motions

The Debtors also obtained procedural relief to facilitate further the smooth and efficient administration of the Chapter 11 Cases and reduce the administrative burdens associated therewith, including:

•

Complex Case Designation. The Debtors obtained an order designating their Chapter 11 Cases as a Complex Case and applying the Procedures for Complex Cases in the Southern District of Texas (Docket No. 29).

•	Joint Administration. The Debtors obtained an order enabling the joint administration of their Chapter 11 Cases under the case name Core Scientific, Inc. (Docket No. 105).

•

Extension of Time to file Schedules and SOFAs. The Debtors obtained an order (i) granting them an extension of time to file their schedules of assets and liabilities and statements of financial affairs detailing known Claims against the Debtors (the “Schedules and SOFAs”), (ii) enabling the Debtors to file a matrix of their creditors on a consolidated basis, and (iii) waiving the Debtors’ requirement to file Bankruptcy Rule 2015.3 reports (Docket No. 122).

•

Retention of Chapter 11 Professionals. The Debtors obtained orders authorizing the retention of various professionals to assist them in carrying out their duties under the Bankruptcy Code during the Chapter 11 Cases, including: (i) Weil, as counsel to the Debtors (Docket No. 504); (ii) PJT, as investment banker (Docket No. 502); (iii) Alix, as financial advisor (Docket No. 503); (iv) Scheef & Stone, L.L.P., as counsel to Neal Goldman and Kneeland Youngblood in their capacity as independent directors of the Board and members of the Special Committee (Docket No. 540); (v) Deloitte Financial Advisory Services LLP, as financial services provider (Docket No. 789); and (vi) Deloitte Tax LLP, as tax services provider (Docket No. 790).

•

Ordinary Course Professionals Order. The Debtors obtained entry of an order establishing procedures for the retention and compensation of certain professionals utilized by the Debtors in the ordinary course operations of their businesses (Docket No. 543).

•	Interim Compensation Procedures. The Debtors obtained entry of an order establishing procedures for interim compensation and reimbursement of expenses of estate professionals (Docket No. 541).

B.	DIP Financing

i.	Original DIP Financing

As of the Petition Date, the Debtors had approximately $4 million cash on hand and required immediate access to the Original DIP Facility and authority to use their prepetition secured creditors’ cash collateral to fund their operations and the Chapter 11 Cases. In the days leading up to the chapter 11 filing, the Original DIP Facility, provided by certain holders of the Convertible Notes or their affiliates (the “Original DIP Lenders”) was the Debtors’ only actionable financing proposal. The Original DIP Facility included commitments for up to $57 million and support for the syndication of up to $75 million in new money loans, $37.5 million of which was available after entry of an interim order to provide Debtors with needed liquidity immediately.

The Original DIP Facility placed numerous onerous obligations upon the Debtors, such as stringent milestones throughout the Chapter 11 Cases and a commitment to the RSA. In addition, it provided for a 1:1 roll-up of the Convertible Notes of the Original DIP Lenders or their affiliates in the aggregate amount of up to $75 million upon entry of a final order (the “Roll-Up”). The Original DIP Facility further required that the Debtors pay the Original DIP Lenders 115% of all new money loans issued pursuant to the Original DIP Facility in connection with any pay off the Original DIP Facility (the “Exit Fees”).

Certain of the Debtors’ stakeholders objected to certain provisions in the Original DIP Facility, including the Exit Fees and Roll-Up. At the Debtors’ first day hearing, the Debtors noted that no party other than the Original DIP Lenders was willing to provide the Debtors with DIP financing sufficient for the Debtors’ liquidity needs. The Court approved the Original DIP Facility on an interim basis (Docket No. 130). The Original DIP Facility included a milestone, among others, requiring that the Debtors obtain entry of a final order authorizing entry into the Original DIP Facility no later than February 2, 2023.52

[52]

The original deadline for the Debtors to obtain entry of a final order approving the Original DIP Facility was January 25, 2023. However, following the appointment of the Creditors’ Committee, the Debtors and Original DIP Lenders agreed to extend such deadline (Docket No. 306).

ii.	Replacement DIP Financing

At the outset of the Chapter 11 Cases, the Debtors announced they would seek to replace the Original DIP Facility with a replacement DIP facility with more favorable terms and flexibility. Following the Petition Date, the Debtors and their Advisors engaged in an extensive marketing process to find alternative financing to replace the Original DIP Facility.

As discussed below in more detail, bitcoin prices and hashprices, as well as the financial condition of the cryptocurrency industry more generally, began to improve shortly after the Petition Date. As a result, the Debtors’ marketing process for a replacement DIP facility led to DIP proposals from multiple prospective parties, including from the Replacement DIP Lender. Following extensive negotiations, the Debtors reached an agreement with the Replacement DIP Lender to provide replacement DIP financing (the “Replacement DIP Facility”) on a non-priming basis. On January 30, 2023, the Debtors filed a motion requesting approval of the Replacement DIP Facility and the repayment of the Original DIP Facility (Docket No. 378).

The Replacement DIP Facility provided the Debtors a replacement senior secured super-priority debtor-in-possession credit facility in an aggregate principal amount of up to $70 million, of which an aggregate principal amount of $35 million was made available on an interim basis and borrowed in a lump sum on the closing date. Among other beneficial terms, the Replacement DIP Facility represented a significantly lower total cost of capital than the Original DIP Facility, included more favorable exit terms, and did not require that the Debtors enter into a restructuring support agreement, support any particular chapter 11 plan, or agree to any other milestones. It thus provided the Debtors with up to 13 months of additional runway.

The Replacement DIP Facility was a non-priming financing facility, as the Debtors were able to provide the Replacement DIP Lender with a first-priority lien on valuable unencumbered real property assets53 and provide the Debtors’ convertible noteholders and Equipment Lenders with adequate protection in the form of replacement liens (junior to the liens under the Replacement DIP Facility) and super-priority administrative priority Claims for any diminution in the value of their collateral during the Chapter 11 Cases.

On February 2, 2023, the Bankruptcy Court entered an order approving the Replacement DIP Facility on an interim basis and approving the repayment of the Original DIP Facility (Docket No. 447) (the “Interim Replacement DIP Order”). Prior to the hearing to approve the Replacement DIP Facility on an interim basis, the Creditors’ Committee filed a statement objecting to the Debtors’ proposed payment of the Exit Fees under the Original DIP Facility. However, consistent with the Debtors’ interpretation of the Original DIP Order, the Bankruptcy Court overruled the objection and held that the Debtors were required to pay the Exit Fees.

[53]	The real property assets were only subject to the Convertible Noteholder’s liens on any fixtures.

Upon entry of the Interim Replacement DIP Order, the Debtors terminated the Original DIP Facility and paid the $46.4 million balance owed under the Original DIP Facility, including Exit Fees of approximately $6 million, with the proceeds of Replacement DIP Facility.

Shortly thereafter, the Debtors exercised the fiduciary out contained in the RSA and terminated the RSA (Docket No. 517).

On March 1, 2023, the Bankruptcy Court entered an order approving the Debtors’ entry into the Replacement DIP Facility on a final basis (Docket No. 608) (the “Replacement DIP Order”).

On July 4, 2023, an amendment to the Replacement DIP Facility became effective (the “Replacement DIP Amendment”) (Docket No. 1032). The Replacement DIP Amendment provided, among other things, (i) that the Debtors may make certain transfers or payments in connection with settlements of certain third-party claims as described in the Replacement DIP Amendment and (ii) for a reduction in the Excess Cash (as defined in the Replacement DIP Order) threshold amount to the sum of $40.0 million and an amount (which shall not be less than zero) equal to $5.0 million less the amount of any payments on account of prepetition claims, liens or cure costs made by any obligor after June 30, 2023. This Excess Cash threshold amount reduction resulted in the Debtors’ making a $6.5 million mandatory prepayment under the Replacement DIP Facility on July 7, 2023 and a $7.6 million mandatory prepayment under the Replacement DIP Facility on August 7, 2023.

Subsequent to the entry of the Replacement DIP Order, the Debtors have repaid approximately $21.4 million of principal under the Replacement DIP Facility pursuant to terms thereof that require a repayment to the Replacement DIP Lender for any amount of unrestricted cash over the applicable threshold at the end of a month. The Debtors exceeded this threshold in each of April, May, June, and July.

As of August 7, 2023, $13.6 million of principal remains outstanding under the Replacement DIP Facility.

C.	Rejection of Celsius Hosting Contract

To minimize losses incurred by the Debtors under the Celsius Contracts from Celsius’s unpaid PPT Charges, the Debtors filed a motion to reject the Celsius Contracts on December 28, 2022 (the “Rejection Motion”) (Docket No. 189). Celsius filed a “Preliminary Objection,” not opposing the relief sought, but objecting to the timing of the hearing on the motion. The Court held a hearing on the Rejection Motion on January 3, 2023 and entered an order approving the rejection of the Celsius Contracts on January 4, 2023 (Docket No. 232). The Celsius dispute is discussed in more detail below.

D.	Appointment of Creditors’ Committee

On January 9, 2023, the Office of the United States Trustee for Region 7 (the “U.S. Trustee”) appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in these Chapter 11 Cases (Docket No. 257). On February 3, 2023, the U.S. Trustee reconstituted the Creditors’ Committee (Docket No. 456). The current members of the Creditors’ Committee are: (i) Dalton Utilities; (ii) Sphere 3D Corp.; (iii) MP2 Energy LLC d/b/a Shell Energy Solutions; and (iv) Tenaska Power Services Co.54 The Creditors’ Committee retained Willkie Farr & Gallagher LLP, as counsel, Gray, Reed & McGraw LLP, as conflicts and efficiency counsel, and Ducera Partners LLP, as financial advisor. See (Docket Nos. 664, 602, and 675).

E.	Appointment of Equity Committee

As the price of bitcoin began to increase after the Petition Date, an ad hoc group of the Debtors’ equity holders (the “Ad Hoc Equity Group”) formed and reached out to both the Debtors and the U.S. Trustee seeking the appointment of an official equity committee. Following the U.S. Trustee’s denial of such request, on February 3, 2023, the Ad Hoc Equity Group filed a motion with the Bankruptcy Court seeking the appointment of an official equity committee (Docket No. 458).

Although the Debtors initially opposed the appointment of an official equity committee, as the price of bitcoin continued to increase, the Debtors ultimately engaged in negotiations with the Ad Hoc Equity Group and ultimately supported the appointment of an official equity committee on certain conditions, including a budget of $4.75 million and a scope limited to issues of valuation and plan negotiation. See (Docket No. 570). The Debtors shifted their position on the official equity committee because (i) rising bitcoin prices and lower energy costs suggested the Debtors may be solvent and (ii) principles of fairness supported the equity holders receiving representation with respect to the issues of valuation and plan negotiation. On March 1, 2023, the Bankruptcy Court entered an order (Docket No. 642) directing the appointment of an Equity Committee on the terms set forth therein.

On March 23, 2023, the U.S. Trustee appointed the Equity Committee pursuant to section 1102 of the Bankruptcy Code to represent the interests of equity security holders in these Chapter 11 Cases (Docket No. 724). The Equity Committee is comprised of (i) The Rudolph Family Trust, (ii) Two Trees Capital Limited BVI Custodian CSPB, (iii) Lukasz Gottwald, (iv) Foundry Digital LLC, (v) Todd Deutsch, (vi) Douglas Abrams, (vii) Jay Deutsch, (viii) Mark Beaven, and (ix) Eddie Griffin. The Equity Committee subsequently retained Vinson & Elkins LLP as its counsel and FTI Consulting, Inc. as its financial advisor. See (Docket Nos. 933 and 934).

F.	Debtors’ Key Employee Retention Program

In December 2022, with input from their Advisors and an independent compensation consultant, the Debtors adopted a two-tier key employee retention program (the “Original KERP”) to retain certain key employees (the “Key Employees”) throughout the Debtors’ restructuring efforts.

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B. Riley was originally appointed as a member of the Creditors’ Committee and participated on the Creditors’ Committee through January 24, 2023, on which date its affiliate determined to engage in discussions regarding providing an alternative DIP financing proposal to the Debtors. B. Riley resigned from the Creditors’ Committee upon the Bankruptcy Court’s entry of the Interim Replacement DIP Order.

The first tier of the Original KERP provided certain key executives with awards designed to retain such executives through these Chapter 11 Cases. The Debtors paid the awards for Tier 1 of the Original KERP prior to the Petition Date.

The second tier of the Original KERP provided for discretionary bonuses to certain non-executive Key Employees (the “Second Tier Original KERP Members”), approximately 110 members of the Debtors’ non-executive workforce, who perform a variety of important business functions for the Debtors, including accounting, legal, business development and intelligence, information technology, finance, facility and project management, and operational functions. The second tier KERP provides for quarterly cash payments to the applicable Second Tier Original KERP Member, upon signing a retention agreement, in the amount of $5,000 to $50,000 (the “Second Tier Original KERP Payments”), with the first installment of Second Tier KERP Payments to be paid on the first regular payroll date following Bankruptcy Court approval of the KERP and the remaining three installments of the Second Tier Original KERP Payments each to be paid quarterly on the last payroll date in May, August, and November 2023. In the event a “Restructuring Event” (as defined in the KERP Motion) is consummated prior to any scheduled payment, any remaining, unpaid Second Tier Original KERP Payments will be paid within fifteen (15) days following such Restructuring Event. Additionally, all Second Tier Original KERP Members who are employed at the Cottonwood Facility will receive their Second Tier Original KERP Payment in a single installment on the first payroll date following August 31, 2023. In return for accepting the terms of their retention agreement, each Second Tier Original KERP Member forfeits his or her rights to annual bonuses or other cash-based incentive awards.

On March 3, 2023, the Debtors filed a motion seeking approval from the Bankruptcy Court, and pay the amounts due under the second tier of the KERP (the “KERP Motion”) (Docket No. 633). On March 30, 2023, the Bankruptcy Court entered an order granting the relief requested (Docket No. 738) (the “KERP Order”). The Debtors are authorized under the KERP Order to pay out up to $1.365 million in the aggregate for all payments under the second tier of the KERP.

In the near term, the Debtors intend to file a motion seeking approval from the Bankruptcy Court for a supplemental key employee retention program (the “Supplemental KERP”) (Docket No. [•]) (the “Supplemental KERP Motion”). Subject to the Court’s approval, the Supplemental KERP provides for incremental payments of bonuses, in the aggregate amount not to exceed $675,000, to 22 non-insider key employees (the “Supplemental KERP Participants”), who perform a variety of core business functions for the Debtors, including engineering, data centers, human resources, finance, and IT. The Supplemental KERP will provide for quarterly cash payments to the applicable Supplemental KERP Participants, upon signing a supplemental retention agreement, in the amount of $10,000 to $75,000 (the “Supplemental KERP Payments”), with the first installment of Supplemental KERP Payments to be paid on the first regular payroll date following Bankruptcy Court approval of the Supplemental KERP Motion and the remaining three installments of the Supplemental KERP Payments each be paid quarterly and in sync (if possible) with any prior payouts approved under the Original KERP. In the event a “Restructuring Event” (as defined in the Supplemental KERP Motion) is consummated prior to any scheduled payment, any remaining, unpaid Supplemental KERP Payments will be paid within fifteen (15) days following such Restructuring Event.

G.	Sale Process for Certain of the Debtors’ Facilities

Before the Petition Date, when the Debtors were identifying potential means to improve liquidity to avoid a chapter 11 filing, the Debtors engaged in an informal marketing process for the sale of three of their facilities: the Muskogee Facility; the Cedarvale Facility; and the Cottonwood Facility (collectively, the “Sale Facilities”). After engaging PJT, the Debtors and PJT together continued a marketing process of the Sale Facilities.

After the Petition Date, the Debtors and PJT continued to market the Sale Facilities. The Debtors and their Advisors spoke to numerous interested purchasers and ultimately received six (6) indications of interest from potential purchasers. After discussions with the potential purchasers, the Debtors determined that either the potential offers were either of insufficient value and/or the potential purchasers did not have sufficient funds to complete the purchase. After several months, the Debtors abandoned the formal Sale Process. As further described below, the Debtors will sell the Cedarvale Facility to Celsius pursuant to the Celsius Settlement (as defined below). The Debtors decided to include the Cottonwood Facility in their Business Plan (as defined below); however, they remain open to any offers that provide them sufficient value for the Muskogee Facility.

H.	Sale of Bitmain Coupons

Prior to the Petition Date, the Debtors acquired Miners from Bitmain Technologies Ltd. (“Bitmain”) in the ordinary course of business. In connection with these purchases, Bitmain provided coupons to the Debtors valid for future acquisitions of new S19 Miners from Bitmain (the “Bitmain Coupons”), with expiration dates between March 22, 2023 and April 23, 2023. After engaging in discussions with potential purchasers of the Bitmain Coupons, on January 25, 2023, Debtors filed a motion for authority to sell their Bitmain Coupons (Docket No. 346). Following a hearing on February 1, 2023, the Bankruptcy Court granted the relief requested in the Debtors’ motion (Docket No. 429). The Debtors ultimately generated approximately $3 million in proceeds from the sale of Bitmain Coupons.

I.	Settlements/Agreements with Creditors

i.	NYDIG Stipulation and Agreed Order

As of the Petition Date, Debtors owed NYDIG approximately $38.6 million of principal, plus certain interest, fees, expenses, and other obligations under various equipment financing loans (the “NYDIG Debt”). The NYDIG Debt was secured by 27,403 Miners (the “NYDIG Collateral”).

After extensive negotiations between the Debtors and NYDIG, on February 2, 2023, the Debtors entered into a stipulation with NYDIG for the Debtors to transfer the NYDIG Collateral to NYDIG in exchange for the cancellation of the NYDIG Debt and the Debtors filed a motion to approve the settlement (Docket No. 448). The Bankruptcy Court approved the stipulation on February 27, 2023 (Docket No. 574). As of the date hereof, the Debtors have completed the transfer of the NYDIG Collateral to NYDIG and the NYDIG Debt has been discharged.

ii.	Priority Power Management Settlement

The Debtors achieved a significant milestone in the Chapter 11 Cases by settling their substantial disputes with Priority Power Management (“PPM”). Prior to the Petition Date, the Debtors had engaged PPM, an energy management services procurement and infrastructure development firm, to perform various consulting, energy management, and energy infrastructure development services in connection with power at their two facilities in west Texas, the Cottonwood Facility and the Cedarvale Facility (together, the “West Texas Facilities”), including the build out and construction of certain electrical infrastructure at the West Texas Facilities.

In May 2022, as it became clear the West Texas Facilities would not be supplied with the power capabilities PPM and the Debtors had anticipated, the Debtors ceased making payments to PPM. With both parties alleging that the other party was in breach of the agreement, PPM and the Debtors began negotiating a global settlement. As discussions between the parties continued, PPM asserted mechanics’ liens against the Debtors based on goods, labor, and materials supplied to, for, or in connection with the work performed at the West Texas Facilities (collectively, the “PPM Liens”). The Debtors asserted claims against PPM for significant losses they incurred as a result of PPM’s failure to secure the anticipated energy load for the West Texas Facilities (the “Debtors’ PPM Claims”).

After extensive and good faith negotiations, the Debtors and PPM reached a global settlement (the “PPM Settlement”), further detailed in the Debtors’ motion to approve the PPM Settlement (Docket No. 655). Pursuant to the PPM Settlement: (i) PPM’s allowed Claim for $20.8 million was deemed paid and satisfied in full; (ii) PPM agreed to release the PPM Liens and any claims against the Debtors; and (iii) the Debtors agreed to release the Debtors’ Claims. On March 20, 2023, the Bankruptcy Court entered an order (Docket No. 706) approving the PPM Settlement.

iii.	Atalaya Settlement

After considerable negotiations, the Debtors reached a settlement with Atalaya, a lessor of 5,770 Miners to the Debtors. Pursuant to the settlement, the parties amended the lease to (i) extend the lease term enabling Debtors to utilize the Atalaya Miners in their Self-Mining operations for a longer period of time and (ii) lower the Debtors’ monthly payment obligations to Atalaya. In return, within thirty days of assumption of the Atalaya lease, the Debtors must (i) cure all prepetition missed payments, (ii) grant Atalaya with an administrative expense Claim for unpaid postposition lease payments for the sixty (60) days following the Petition Date, and (iii) pay Atalaya’s professional fees subject to a $200,000 cap. June 30, 2023 the Debtors filed a motion to assume the Atalaya lease, as amended (Docket No. 1021) (the “Atalaya Assumption Motion”). The deadline for parties to object to the Atalaya Assumption Motion has passed and no objections to the Atalaya Assumption Motion were filed prior to such date.

iv.	Denton Agreement

On June 28, 2023 the Debtors filed a motion to assume, as amended, their lease with the city of Denton, a lessor of nonresidential real property (Docket No. 1005) (the “Denton Lease Assumption Motion”). The amendments to the lease provide for, among other things, the extension of the lease term and a wavier of the default that would have otherwise arisen from the mechanic’s liens that have attached to the property. The deadline for parties to object to the Denton Lease Assumption Motion has passed and no objections to the Denton Lease Assumption Motion were filed prior to such date.

v.	Condair Settlement

The Debtors recently entered into a settlement agreement with Condair Inc. (“Condair”) to resolve Condair’s claims, as set forth in the Debtors’ motion (Docket No. 1057) filed on July 14, 2023 (the “Condair Settlement”). The Condair Settlement remains subject to Bankruptcy Court approval. The deadline for parties to object to the Condair Settlement was August 4, 2023, but the Ad Hoc Noteholder Group was granted an extension until August 7, 2023 to conduct additional diligence. As of the date hereof, no objections to the Condair Settlement have been filed.

In connection with the Debtors’ West Texas Facilities, the Debtors had contracted with Condair, a producer of industrial humidification, dehumidification and evaporative cooling products, to build six wet-wall cooling products (each a “Wet-Wall”). Condair specially designed and produced the Wet-Walls, two of which were successfully delivered to the Debtors, another two of which were completed and are being warehoused by Condair, and another two of which are in the process of being specially fabricated. In the time between contracting with Condair to construct the Wet-Walls and receiving the Wet-Walls from Condair, the Debtors decided to use an alternate cooling system at their West Texas Facilities.

For the work done on the Wet-Walls, Condair asserted mechanics’ liens against the Debtors’ West Texas Facilities and filed POC No. 430 asserting a Claim of $11,784,176.80. After negotiations, the Debtors and Condair agreed to the Condair Settlement, which, among other things, provides that in exchange for the Debtors making a $2.4 million payment to Condair within five days of the Bankruptcy Court’s approval of the Condair Settlement, (i) Condair will release its mechanics liens on the Debtors’ West Texas Facilities and (ii) all Condair’s claims against the Debtors shall be deemed paid in full and expunged. The Condair Settlement further provides that the Debtors no longer have any interest in the two completed and two partially fabricated Wet-Walls that remain in Condair’s possession, any and all contracts and outstanding purchase orders between the Debtors and Condair are terminated, and Condair shall not have claims for rejection damages based on the termination of those contracts. Condair and the Debtors further granted a complete and final release of all claims against each other.

vi.	Trilogy Settlement

The Debtors recently entered into a settlement agreement with Trilogy LLC (“Trilogy”) to resolve Trilogy’s claims, as set forth in the Debtors’ motion (Docket No. 1058) filed on July 14, 2023 (the “Trilogy Settlement”). The Trilogy Settlement remains subject to Bankruptcy Court approval. The deadline for parties to object to the Trilogy Settlement was August 4, 2023, but the Ad Hoc Noteholder Group was granted an extension until August 7, 2023 to conduct additional diligence. As of the date hereof, no objections to the Trilogy Settlement have been filed.

In connection with the Debtors’ Texas Facilities, the Debtors contracted with Trilogy, a manufacturer of commercial and industrial power distribution units (“PDUs”) that provides a variety of services in connection with the manufacturing, assembly, and installation of PDUs for use in bitcoin mining facilities. The Debtors entered into a series of purchase orders with Trilogy to purchase PDUs for use in its facilities (the “Trilogy Contracts”). Trilogy manufactured, assembled, and installed PDUs and associated components for use in the Debtors’ Facilities pursuant to the Trilogy Contracts. For the work done under the Trilogy Contracts, Trilogy asserted mechanics’ liens against the Debtors’ Texas Facilities and filed POC Nos. 1, 5 and 7 in the total amount of $14,849,165.90 in the Debtors’ Chapter 11 Cases. To resolve these claims, the Debtors entered into negotiations with Trilogy and reached the Trilogy Settlement.

The Trilogy Settlement provides that the Debtors will (i) make a $2,750,890 payment to Trilogy within five days of the Bankruptcy Court’s approval of the Trilogy Settlement and (ii) deliver a duly executed promissory note (the “Trilogy Note”) in the principal amount of $2,926,639 to Trilogy, which shall bear interest at the rate of 5% per annum, have a term of 30 months, and be payable in equal monthly installments. In consideration for the foregoing, (a) Trilogy will deliver to Debtors final unconditional lien releases for all worked performed and all goods, labor and materials supplied to Debtors, (b) Trilogy will release its mechanics liens on the Debtors’ Texas Facilities, (c) all claims against the Debtors shall be deemed paid in full and expunged, (d) all contracts and purchase orders between Trilogy and Debtors are terminated and Trilogy will not have claims for rejection damages based on the terminations of those contracts, (e) any amounts repaid under the Trilogy Note shall be available to Debtors as a credit (the “Repaid Note Credit”) which may be applied toward the purchase of future orders of PDUs in satisfaction of up to twenty percent (20%) of the total purchase price of any future order; provided that, to the extent the Repaid Note Credit has not been applied in full on or prior to the date which is the fifth (5th) anniversary of court approval of the Trilogy Settlement (such date, the “Repaid Note Credit Expiration Date”), the Repaid Note Credit shall expire on the Repaid Note Credit Expiration Date and no longer be available for application by, or refundable to, the Debtors thereafter, (f) following court approval of the Trilogy Settlement, the maximum purchase price of all goods purchased by the Debtors from Trilogy in the future shall be the manufacturers’ suggested retail price, and (g) Trilogy shall have no further interest, if any, in goods which Debtor ordered from Trilogy which were previously delivered to the Debtors on or prior to December 31, 2022.

vii.	J.W. Didado Settlement

The Debtors recently entered into a settlement agreement with J.W. Didado Electric, LLC (“Didado”) to resolve Didado’s claims, as set forth in the Debtors’ motion (Docket No. 1061) filed on July 14, 2023 (the “Didado Settlement”). The Didado Settlement remains subject to Bankruptcy Court approval. The deadline for parties to object to the Didado Settlement was August 4, 2023, but the Ad Hoc Noteholder Group was granted an extension until August 7, 2023 to conduct additional diligence. As of the date hereof, no objections to the Didado Settlement have been filed.

In connection with the Debtors’ Muskogee Facility, the Debtors contracted with Didado, a full service electrical contractor, to develop and construct electrical infrastructure. For the work done on the Muskogee Facility, Didado asserted mechanics’ liens on the Debtors’ Muskogee Facility and filed POC Nos. 263 and 310 asserting a Claim of $26,049,229.00 in the Debtors’ Chapter 11 Cases. To resolve these claims, the Debtors engaged in negotiations with Didado and ultimately reached the Didado Settlement. Among other things, the Didado Settlement provides that in exchange for the Debtors delivering a duly executed promissory note in the principal amount of

$13,000,000 to Didado, which shall bear interest at the rate of 5% per annum, have a term of 36 months, be subject to certain mandatory prepayments, and be payable in equal monthly installments, (i) Didado will deliver to the Debtors final unconditional lien releases for all worked performed and all goods, labor and materials supplied to the Debtors, (ii) Didado will release its mechanics liens on the Debtors’ Muskogee Facility and (iii) all claims against the Debtors shall be deemed paid in full and expunged. The Didado Settlement further provides that all contracts and outstanding purchase orders between the Debtors and Didado are terminated, and Didado shall not have claims for rejection damages based on the termination of those contracts.

viii.	Hubbard-Mantor Construction Settlement

The Debtors recently entered into a settlement agreement with Huband-Mantor Construction, Inc. (“HMC”) to resolve HMC’s claims, as set forth in the Debtors’ motion (Docket No. 1062) filed on July 14, 2023 (the “HMC Settlement”). The HMC Settlement remains subject to Bankruptcy Court approval. The deadline for parties to object to the HMC Settlement was August 4, 2023, but the Ad Hoc Noteholder Group was granted an extension until August 7, 2023 to conduct additional diligence. As of the date hereof, no objections to the HMC Settlement have been filed.

In connection with the Debtors’ West Texas Facilities, the Debtors contracted with HMC, a general contractor that provides contracting and project management services for residential and commercial construction projects. The Debtors entered into a series of agreements with HMC to develop and construct physical infrastructure at the West Texas Facilities.

For the work done on the West Texas Facilities, HMC asserted mechanics’ liens against the Debtors’ West Texas Facilities and filed POC Nos. 55 and 90 asserting a Claim of $27,869,128.61 in the Debtors’ Chapter 11 Cases. In addition, certain subcontractors and sub-subcontractors of HMC have asserted mechanics’ liens against the Debtors’ West Texas Facilities and filed POC Nos. 3, 43, 44, 45, 46, 47, 84, 85, 91, 114, 163, 171, 186, 193, 194, 273, 274, 275, 276, 341, 343, 356, and 514, asserting Claims (collectively, the “HMC Sub Claims”) in the Debtors’ Chapter 11 Cases. To resolve the Claims filed by HMC and the mechanics’ asserted by each of HMC and its subcontractors and sub-subcontractors, the Debtors engaged in negotiations with HMC and ultimately reached the HMC Settlement. Among other things, the HMC Settlement provides that for the Debtors will (i) make a $2,000,000 payment to HMC in immediately available funds, (ii) deliver a duly executed promissory note (the “HMC Note”) in the principal amount of $15,500,000 to HMC, which HMC Note shall bear interest at the rate of 5% per annum, with a default interest rate of 12% per annum, have a term of 36 months, be subject to certain mandatory prepayments, and be secured by a duly executed leasehold deed of trust encumbering the Debtors’ leasehold estate in the Cottonwood 1 Facility, which Mortgage shall have the same priority as the mechanics’ liens filed by HMC, (iii) deliver an estoppel agreement duly executed by the landlord under the lease of the Cottonwood 1 Facility, (iv) use commercially reasonable efforts to deliver an estoppel agreement duly executed by Engie Resources LLC (“Engie”), the electric power supplier for the Cottonwood 1 Facility. In consideration for the foregoing, (a) HMC, its subcontractors and its sub-subcontractors will release their mechanics liens on the Debtors’ West Texas Facilities, HMC will release its Claims, and HMC will support any objections filed by the Debtors to the HMC Sub Claims, and (b) all claims against the Debtors shall be deemed paid in full and expunged. The HMC Settlement further provides that all contracts and outstanding purchase orders between the Debtors and HMC are terminated, and HMC shall not have claims for rejection damages based on the termination of those contracts.

ix.	Celsius Settlement

(a)	Celsius’s Claims

i.	Celsius’s Proofs of Claim

On April 14, 2023, Celsius filed POCs Nos. 425 and 497 against Core Scientific, Inc., asserting purported breaches of the Celsius Contracts by Core (the “Celsius Hosting POCs”) and seeking over $312 million.55 The Celsius Hosting POCs does not explain its damages calculation, but the $312 million appears to be comprised of lost profits, lost revenues, special damages and/or consequential damages, which are expressly barred by the limitations of liability provisions set forth in the Celsius Contracts. Without any basis, Celsius notes in the Celsius Hosting POCs that its Claims are contingent on the assumption that “any limitations of liability in the contracts do not apply.”

On April 24, 2023, the Debtors filed an objection to the Celsius Hosting POCs (the “Celsius Hosting POC Objection”) (Docket No. 819). The Debtors contend that Celsius’ asserted Claims are not recoverable because the Celsius Contracts explicitly limit the aggregate amount of recovery to which Celsius could ever be entitled to an amount equal to one month’s fee per applicable order. In addition, the Celsius Contracts expressly exclude recovery for lost profits, loss of business, loss of revenues, consequential or indirect damages, and any incidental, special reliance, exemplary, or punitive damages. The Debtors also disputed that they breached the Celsius Contracts prior to rejection. The parties stayed Celsius’s deadline to respond to the Celsius Hosting POC Objection pending the parties’ Mediation (as defined below) and did not have a hearing for consideration of these Claims.

On May 30, 2023, the Debtors filed a motion for partial summary judgment with respect to the Celsius Hosting POCs (Docket No. 942) (the “Summary Judgment Motion”). The Debtors requested that the Bankruptcy Court enter judgment that, as a matter of law, the unambiguous limitations of liability provisions set forth in the Celsius Contracts (1) limit Debtors’ total liability to one month’s fee (here, approximately $5.7 million) and (2) prevent Celsius from recovering lost profits; loss of business; loss of revenues; loss, interruption or use of data or loss of use of Celsius equipment; any consequential, or indirect damages; or cost of cover, incidental, special, reliance or punitive damages (which reduces Celsius’s Claim as asserted by over $300 million).

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Celsius US Holding LLC filed additional POCs against certain of the Debtors on April 14, 2023. See Claim No. 428 filed against Core Scientific, Inc.; Claim No. 434 filed against Core Scientific Mining LLC; Claim No. 436 filed against Core Scientific Acquired Mining LLC; Claim No. 439 filed against Core Scientific Operating Company; Claim No. 469 filed against American Property Acquisition, LLC; Claim No. 494 against American Property Acquisitions I, LLC; Claim No. 495 against Starboard Capital LLC; and Claim No. 496 against Core Scientific Specialty Mining (Oklahoma) LLC. The Debtors have not yet objected to these additional POCs, but reserve all rights in that regard.

On June 21, 2023, Celsius filed its opposition to the Summary Judgment Motion (Docket No. 942) (the “Summary Judgment Opposition”). Due to settlement discussions, the Debtors did not file a reply to the Summary Judgment Opposition, and no hearing on the Summary Judgment motion has been scheduled.

ii.	Celsius’s Administrative Claim Motion

In addition to the Celsius Hosting POC, Celsius also filed a motion directing immediate payment of its asserted administrative expense claim (Docket No. 801) (the “Celsius Administrative Claim Motion”). On May 5, Debtors filed an objection in response to the Celsius Administrative Claim Motion (Docket No. 861) (the “Celsius Administrative Claim Objection”). The Debtors contend that Celsius is not entitled to an administrative claim, due to the claims that Debtors and Celsius have asserted against each other in their respective chapter 11 cases and that even if Celsius does have an administrative claim, it should be limited by the doctrines of recoupment and setoff.

The parties stayed Celsius’s deadline to respond to the Celsius Administrative Claim Objection pending the parties’ Mediation, and the hearing on the Celsius Administrative Claim Motion was similarly adjourned pending the parties’ Mediation.

(b) Debtors’ Claims Against Celsius

On January 3, 2023, the Debtors timely filed an initial POC in the Celsius Chapter 11 Cases (Claim No. 17273 filed against Celsius Mining LLC) (the “Initial Core POC”). On February 9, 2023, after the bar date was extended in the Celsius Chapter 11 Cases, the Debtors timely filed an amended POC, which amended and superseded the Initial Core POC in all respects (Claim No. 23022 filed against Celsius Mining LLC) (the “Amended Core POC” and, together with the Initial Core POC, the “Core POCs”).

Pursuant to the Core POCs, the Debtors assert that Celsius owes them approximately $3,886,169.41 in liquidated prepetition amounts relating to hosting services and in excess of $30 million in amounts to be liquidated, and the Debtors reserved the right to seek the equitable subordination of Celsius’s Claims in the Debtors’ Chapter 11 Cases. Celsius has not filed an objection to the Core POCs.

The Debtors also reserved their rights to assert administrative claims against Celsius relating to unpaid PPT Charges following the filing of Celsius Chapter 11 Cases through the date the Debtors rejected the Celsius Contracts and the significant legal fees the Debtors incurred as a result of defending against the Celsius’s Claims.

(c)	Proposed Mediation

The Debtors and Celsius had previously agreed to mediate the issues and disputes underlying the Automatic Stay Motion, the Core Administrative Claim Motion, the Rejection Motion, the Core POCs, the Celsius Hosting POCs, the Celsius Administrative Claim Motion, and the Summary Judgment Briefing (the “Mediation”). The Mediation was scheduled to commence on July 11, 2023 at 1:30 pm (Prevailing Central Time) in Houston, Texas before the Honorable Marvin Isgur, United States Bankruptcy Judge for the Southern District of Texas (Docket No. 968). However, as further described below, prior to Mediation, the Debtors and Celsius reached an agreement in principle to resolve their disputes and claims and as a result of such negotiations have agreed to cancel the Mediation.

(d)	Celsius Settlement

After extensive and good faith negotiations, the Debtor and Celsius reached an agreement in principle that provides for a global resolution of all claims and disputes between the Debtors and Celsius, except for Celsius’s convertible notes claims (the “Celsius Settlement”). The Celsius is subject to final agreement, documentation, and the approval by both the Bankruptcy Court and the bankruptcy court in the Celsius Chapter 11 Cases.

x.	Foundry Settlement

The Debtors have reached an agreement in principle with hosting client Foundry Digital LLC (“Foundry”) to resolve Foundry’s filed POCs Nos. 360 and 361 against Debtor entities Core Scientific Acquired Mining and Core Scientific, Inc. in the amount of $18,404,990.08 (the “Foundry POC”). The Claim asserted in the Foundry POC arose from the Debtors’ non-payments of amounts owed under a certain Amended and Restated Asset Purchase Agreement, dated February 2, 2022, between Foundry and Core Scientific Acquired Mining and Core Scientific, Inc. The Debtors and Foundry are currently negotiating a settlement agreement (the “Foundry Settlement Agreement”) to fully resolve the Foundry POC. The Debtors plan to file a motion, within five business days of the execution of the Foundry Settlement Agreement, requesting Bankruptcy Court approval of the Foundry Settlement Agreement.56

xi.	Miner Equipment Lender Settlement

As discussed above, the Debtors recently entered into a settlement agreement with one of their largest secured creditor groups, the Equipment Lenders. The settlement resolves disputes with the Settling Equipment Lenders57 relating to (i) the Debtors’ valuation of the Equipment Lenders’ collateral (impacting the Allowed Miner Equipment Lender Secured Claim Amounts as set forth on the Miner Equipment Claims Schedule), (ii) the terms of the take-back debt the Debtors were providing to the Holders of Miner Equipment Lender Secured Claims under the initial Plan, and (iii) adequate protection/diminution of value.

Due to the complexity of these legal issues as well as the novel issue of valuing Miner collateral, a dispute of such issues could delay confirmation of the Plan and be costly to litigate. In addition, although the Debtors believed they would prevail in litigation, they could not be certain, and a loss on certain of these issues could have resulted in the need to make additional cash payments to the Equipment Lenders. Rather than expend time and money disputing these issues to the detriment of all stakeholders, the parties came to terms on the Miner Equipment Lender Settlement.

[56]

The Foundry Settlement Agreement, the Foundry Settlement Documents, and the applicable provisions of the Plan incorporating the Foundry Settlement Agreement and the Foundry Settlement Documents remain subject to ongoing negotiations between Foundry and the Debtors. Neither the Debtors nor Foundry have yet agreed, and nothing herein shall be construed as the Debtors’ or Foundry’s agreement, to the Foundry Settlement Agreement, any of the Foundry Settlement Documents and/or any descriptions thereof herein, and Foundry’s and the Debtors’ rights with respect to the foregoing, the Disclosure Statement and the Plan are fully reserved.

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The Debtors believe the following are the Settling Equipment Lenders: Mass Mutual Asset Finance LLC; Barings; BlockFi Lending LLC.; Stonebriar Commercial Finance LLC; 36th Street Capital Partners LLC.; Anchorage Lending CA, LLC; Trinity Capital Inc.; Wingspire Equipment Finance LLC (f/k/a Liberty Commercial Finance LLC).

The Miner Equipment Lender Settlement provides the Settling Equipment Lenders will vote in favor of the Plan (subject to receipt of a Court-approved Disclosure Statement) in exchange for an election of the following negotiated treatment: (i) secured debt with a principal amount that is 80% of the Settling Equipment Lender’s Allowed Claims in the form of Miner Equipment Lender Takeback Debt (Election 2), with a waiver of any recovery on account of any Miner Equipment Lender Deficiency Claims (the “Negotiated Settlement”); (ii) full equitization of the Settling Equipment Lender’s Allowed Miner Equipment Lender Secured Claim (the “Equitization Option”) in the form of Miner Equipment Lender Treatment Election 1, or (iii) the Default Miner Equipment Lender Treatment. In addition, pursuant to the Miner Equipment Lender Settlement (i) the Debtors and the Settling Equipment Lenders reach an agreement as to the Allowed amounts of the Miner Equipment Lender Claims of the Settling Equipment Lenders; (ii) the Settling Equipment Lenders electing the Negotiated Settlement have agreed to waive recoveries on their Miner Equipment Lender Deficiency Claims and vote in favor of the Plan, and (iii) the Settling Equipment Lenders will be entitled to reimbursement of reasonable and documented fees and expenses up to a cap of $3 million in the aggregate for all Settling Equipment Lenders. The Debtors intend to effectuate the Miner Equipment Lender Settlement pursuant to the Plan under Bankruptcy Rule 9019.

The below chart details each of the Settling Equipment Lenders’ anticipated settlement election as well as their estimated Claim amounts inclusive of postpetition interest assuming an Effective Date of September 30, 2023:

Settling Equipment Lender	Anticipated Settlement Election
Mass Mutual Asset Finance LLC	Negotiated Settlement

Barings	Negotiated Settlement

BlockFi Lending LLC.	Negotiated Settlement

36th Street Capital Partners LLC.	Negotiated Settlement

Anchorage Lending CA, LLC;	Equitization Option

Trinity Capital Inc	Negotiated Settlement

Wingspire Equipment Finance LLC (f/k/a Liberty Commercial Finance LLC).	Default Miner Equipment Lender Treatment

xii.	Bitmain Purchase Agreement

The Debtors and Bitmain have agreed in principle to enter into an asset purchase agreement (the “Bitmain Transaction”). Subject to documentation and the Bankruptcy Court’s approval, under the Bitmain Transaction, the Debtors will acquire 27,000 units of S19j XP Miners from Bitmain for a purchase price of $77.1 million. The purchase price includes (i) $23.1 million of cash, to be paid in three equal monthly installments upon and following the Effective Date and (ii) $53.9 million of the New Common Interests (valued at Plan Value) upon the Effective Date. The acquired mining equipment will be delivered by Bitmain in monthly installments following the Effective Date. The Debtors’ Business Plan (as defined below) contemplates the Reorganized

Debtors making additional Miner purchases each year. Through the Bitmain Transaction, the Debtors are able to acquire a portion of these Miners in exchange for equity rather than cash (which decreases the Reorganized Debtors’ go forward cash needs). Additionally, the Bitmain Transaction has the added benefit of locking in current Miner prices for 27,000 future Miner purchases.

J.	Claims

i.	Schedules of Assets and Liabilities and Statements of Financial Affairs

On February 3, 2023, the Debtors filed their Schedules and SOFAs (Docket Nos. 461-491). The Debtors filed amended SOFAs for entities Core Scientific, Inc., Core Scientific Operating Company, Core Scientific Acquired Mining LLC, and Radar Relay, Inc. and amended Schedules for Core Scientific, Inc. and Core Scientific Operating Company on March 3, 2023 (Docket Nos. 625-630). The Schedules and SOFAs provide information on the assets held at each Debtor entity along with Claims the Debtors know exist at each Debtor entity.

ii.	Claims Bar Dates

On March 9, 2023, the Bankruptcy Court entered an order, among other things, approving (i) April 14, 2023 at 5:00 p.m. (prevailing Central Time) as the deadline for all non-governmental creditors or other parties in interest to file POCs (the “General Bar Date”) and (ii) June 19, 2023 at 5:00 p.m. (prevailing Central Time) as the deadline for governmental units to file POCs against any of the Debtors (the “Governmental Bar Date” and, together with the General Bar Date, the “Bar Dates”) (Docket No. 652).

As of June 19, 2023, 627 POCs have been filed against the Debtors. The Debtors continue to review and refine their analysis of the filed POCs.

iii.	Claims Reconciliation Process

In anticipation of the Bar Date, the Debtors considered how they could expedite the Claims resolution process to minimize the amount of disputed Claims remaining as of the Effective Date, providing certainty to stakeholders and ensuring a quicker and larger distribution to all stakeholders.

To that end, the Debtors filed motions to approve (i) omnibus claims objection procedures (Docket No. 782) and (ii) claim settlement procedures (Docket No 781). On May 18, 2023, the Bankruptcy Court entered orders granting the relief requested in the motions (Docket No. 899) and (Docket No. 901). After the General Bar Date, the Debtors filed objections to several POCs. Certain key objections are described in further detail below.

(a)	Sphere’s Proofs of Claim

On April 13, 2023, Sphere 3D Corp. (“Sphere”) filed POCs Nos. 358 and 359 (the “Sphere POCs”), asserting claims of approximately $39 million based on hosting contracts the Debtors executed with Gryphon Digital Mining, Inc. (“Gryphon”), an entity to which the Sphere POCs refer as Sphere’s “manager.” The Debtors and Gryphon entered into a Master Services Agreement (“Gryphon MSA”) and two orders governed by the Gryphon MSA: Order #1 and Order #2 (collectively with the Gryphon MSA, the “Gryphon Hosting Agreements”). Pursuant to the Gryphon Hosting Agreements, the Debtors hosted (and currently host) hundreds of Gryphon’s Miners. Sphere alleges that the Debtors failed to perform according to the Gryphon Hosting Agreements.

On May 9, 2023, the Debtors filed an objection to the Sphere POCs (Docket No. 869) (the “Sphere POC Objection”). The Debtors contend that Sphere cannot recover on its filed claim because, among other things: (i) Sphere is not a party to the Gryphon Hosting Agreements and third party beneficiaries are not permitted under the Gryphon Hosting Agreements, (ii) Sphere cannot assume Gryphon’s rights under the Gryphon Hosting Agreements without complying with certain requirements, which Sphere failed to do, and (iii) Gryphon had breached the Gryphon Hosting Agreements and neither Gryphon nor Sphere could have performed under those agreements.

On June 9, 2023, the Debtors filed a motion for summary judgment with respect to the Sphere POCs (Docket No. 959) (the “Sphere Summary Judgment Motion”), along with a supporting declaration of Russell Cann (Docket No. 960). The Sphere Summary Judgment Motion argues that (i) Sphere does not have any rights under the Gryphon Hosting Agreements and thus the Bankruptcy Court should dismiss the Sphere POCs and (ii) in the alternative, the claims asserted in Sphere POCs should be limited by the limitation of liabilities provision under the Gryphon Hosting Agreements. Sphere responded to both the Sphere Summary Judgment Motion and the Sphere POC Objection on July 7, 2023 and July 10, 2023, respectively (Docket Nos. 1039 and 1044). On July 31, 2023, the Debtors filed a reply in further support of the Sphere Summary Judgement Motion. On August 7, 2023, the Bankruptcy Court denied the Sphere Summary Judgment Motion.

(b)	GEM Mining Proofs of Claim

On April 13, 2023, GEM Mining 1, LLC (“GEM 1”) and GEM Mining 4, LLC (“GEM 4”) filed a motion seeking (i) to compel the Debtors to assume or reject those certain hosting contracts in which the Debtors agreed to host Miners for GEM 1 and GEM 4, or (ii) in the alternative for adequate protection (Docket No. 787) (the “GEM Motion”). The Court entered an order (Docket No. 792) scheduling a hearing on May 22, 2023 to consider the relief requested in the GEM Motion. Contemporaneously with filing the GEM Motion, GEM 1, GEM Mining 2, LLC, GEM Mining 2B, LLC, and GEM 4 (collectively, “GEM”) filed POCs Nos. 503, 617, 508, 570, 505, 571, 506, 572 (the “GEM POCs”) against the Debtors asserting a Claim of over $7 million on account of alleged prepetition overpayments made by GEM on account of PPT Charges.

On May 4, 2023, the Debtors filed an objection to the GEM Motion (Docket No. 856), arguing that GEM 1 and GEM 4 did not satisfy their required burdens. On the same day, the Debtors also filed an objection to the GEM POCs (Docket No. 854) (the “GEM POC Objection”), as well as a declaration of Jeff Pratt in support of the GEM POC Objection (Docket No. 858).

Prior to the hearing on the GEM Motion, the parties agreed to adjourn the hearing three times to enable the parties to engage in global settlement negotiations (Docket Nos. 926, 980 and 1077). The hearing on the GEM Motion is currently scheduled for August 16, 2023 and GEM’s deadline to respond to the GEM POC Objection has been extended to August 23, 2023.

(c)	Bryce Johnson’s Proofs of Claim

Bryce Johnson, the Debtors’ former CEO and chairman of the board of directors, filed POCs Nos. 19 and 120, seeking approximately $10 million on account of a certain Restricted Stock Unit Award Agreement (“RSU Agreement”) between Mr. Johnson and the Debtors. The RSU Agreement provides Mr. Johnson a right to receive 605,261 shares of Core Scientific, Inc.’s common stock if and only if he paid the withholding tax amount prior to the issuance of the stock. The Debtors objected to the claims on May 11, 2023 (Docket No. 871). On June 21, 2023, Mr. Johnson withdrew all of his claims with prejudice (Docket No. 978).

(d)	Maddox’s Proof of Claim

On April 12, 2023, Maddox Industrial Transformer LLC (“Maddox”) filed a POC against Core Scientific, Inc., alleging a secured claim of $7,742,403.52 stemming from transformers the Debtors purchased from Maddox.

The Debtors dispute Maddox’s POC and believe Maddox owes the Debtors $3 million stemming from defective transformers Maddox sold to the Debtors. The Debtors have engaged in discussions with Maddox’s counsel about a potential resolution and awaiting a proposal amenable to the Debtors. If no resolution is reached, the Debtors intend to file an adversary complaint in response to Maddox’s POC.

(e)	Hoffman Securities Proof of Claim

On November 14, 2022, a class action lawsuit, Pang v. Levitt, et. al 1:22-cv-01191, was filed in the Western District of Texas against Core Scientific, Inc., Chief Executive Officer Michael Levitt, former Chief Financial Officer Michael Trzupek, and Chief Financial Officer Denise Sterling alleging violations of the Securities Exchange Act (the “Securities Class Action”). After the Debtors filed the Chapter 11 Cases, the plaintiff in the Securities Class Action filed a notice of voluntary dismissal as to the Debtors on December 27, 2022. On May 5, 2023, an amended complaint was filed refining the allegations and naming additional defendants: Chief Vision Officer Darin Feinstein, former Chief Accounting Officer Brian Neville, Director Jarvis Hollingsworth, Director Matt Minnis, and Director Kneeland Youngblood. The Debtors are no longer a named party in the suit, but are identified as a relevant non-party.

On April 12, 2023, the Debtors filed a motion to advance proceeds of the Debtors’ directors and officers liability insurance policies for defense costs of the named defendants in the Securities Class Action (Docket No. 777). On May 18, 2023, the Bankruptcy Court entered an order granting the relief requested (Docket No. 900).

Morgan Hoffman, on behalf of himself and ostensibly the plaintiffs in the Securities Class Action, filed POC No. 632 against Debtor Core Scientific Inc. in the amount of $188.6 million (the “Securities POC”). On July 24, 2023, the Debtors filed an objection to the Securities POC (Docket No. 1080) (the “Securities POC Objection”) asserting the Securities POC should be Disallowed as the filing of a class proof of claim was inappropriate. In addition, the Debtors believe any claim arising from the Securities Class Action should be treated as a Section 510(b) Claim. Morgan Hoffman’s response to the Securities POC Objection is due on August 23, 2023.

(f)	Harlin Dean Proof of Claim

On March 13, 2023, Harlin Dean filed POCs Nos. 364 and 383 (the “Harlin Dean POCs”) against Core Scientific, Inc. and Core Scientific Acquired Mining LLC, respectively, alleging a claim for $8 million stemming from an employment contract dispute. Dean alleges the Debtors failed to pay his severance, failed to convert his equity-based compensation, and failed to reach a settlement with him. Mr. Dean asserts claims for (i) breach of contract; (ii) quantum meruit; (iii) promissory estoppel; (iv) fraudulent inducement; (v) conversion; (vi) declaratory judgment; (vii) equitable relief/specific performance; (viii) imposition of constructive trust; (ix) accounting; and (x) attorney’s fees, costs, and expenses incurred.

The Debtors are currently in the process of negotiating with Dean’s counsel to resolve the Harlin Dean POCs. If negotiations are unsuccessful, the Debtors plan to file an objection to the Harlin Dean POCs.

K.	Exclusivity

On April 10, 2023, the Debtors filed a motion seeking extensions of the Debtors’ exclusive periods to file a chapter 11 plan and solicit acceptances thereof through and including July 19, 2023 and September 17, 2023, respectively (Docket No. 773) (the “First Exclusivity Motion”). A number of the Equipment Lenders filed or joined an objection to the First Exclusivity Motion (the “Exclusivity Objection”).58 In their Exclusivity Objection, the Equipment Lenders alleged the Debtors were delaying their exit from chapter 11 to take advantage of the Equipment Lenders’ collateral without making payments on the debt. The Ad Hoc Noteholder Group filed a statement (Docket No. 839), supporting the relief requested in the First Exclusivity Motion, but imploring the Debtors to advance Plan negotiations. The Debtors filed a reply to the statement and the Exclusivity Objection on May 19, 2023 (Docket No. 912). During the May 22, 2023 hearing on the First Exclusivity Motion, the Debtors provided a presentation to the Bankruptcy Court outlining a proposed timeline to exit chapter 11, indicating a desire to file the Plan by mid-June.

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The original objection was filed by Equipment Lenders Wingspire Equipment Finance LLC f/k/a Liberty Commercial Finance LLC, Prime Alliance Bank, Inc., and 36th Street Capital Partners, LLC, who filed the Objection to the Motion of the Debtors of Order Extending Exclusive Periods Pursuant to Section 1121(D) of the Bankruptcy Code (Docket No. 834). Joinders were then filed by MassMutual Asset Finance LLC (Docket No. 836); Baring BDC, Inc., Barings Capital Investment Corporation, and Barings Private Credit Corp. (ECF. No. 838); and Blockfi Lending LLC (ECF No. 840).

The Bankruptcy Court responded by stating it would like to see the Plan and Disclosure Statement filed by June 20, 2023 and requesting the Debtors coordinate with the Key Stakeholder Groups to schedule a status/scheduling conference to be held within a week of the filing of the Plan. On June 13, 2023, the Bankruptcy Court entered an order (Docket No. 962) granting the relief requested in the First Exclusivity Motion and scheduling a status conference to be held on June 29, 2023.

On July 18, 2023 the Debtors filed a motion seeking further extensions of the Debtors’ exclusive periods to file a chapter 11 plan and solicit acceptances thereof through and including October 17, 2023 and December 18, 2023, respectively (Docket No. 1065) (the “Second Exclusivity Motion”). The deadline for parties to object to the Second Exclusivity Motion is August 8, 2023; however, the Debtors granted Ad Hoc Noteholder Group an extension until August 14, 2023.

L.	Formulation of the Business Plan

Favorable changes in the cryptocurrency and power markets rendered the Debtors’ prior business plan obsolete and the allocation of value set forth in the RSA unsupportable and unfair to most of the Debtors’ stakeholders. The change in circumstances required the Debtors to pivot to a new business plan anchored to assumptions reflecting the current economic backdrop.

On April 30, 2023, the Debtors finalized a preliminary business plan for the reorganized Debtors (the “Business Plan”), covering the period from October 2023 (the projected emergence from chapter 11) until December 2026 (the “Forecast Period”). The Business Plan was crafted by the Debtors’ management, including Mike Levitt (Executive Chairman and CEO until August 2, 2023) Adam Sullivan (CEO since August 2, 2023 and prior thereto, President), and Michael Bros (current Senior VP of Capital Markets and Acquisitions), each of whom has years of experience in, and an intimate understanding of, the bitcoin mining industry. The Debtors’ management presented the Business Plan to the Board (including the Special Committee) on May 1, 2023 and presented a revised Business Plan to the Special Committee on May 12, 2023.

The Business Plan was created with management’s expectation of post-emergence operational execution in mind, with initiatives including: (i) optimizing self-Miner fleet efficiency by refreshing existing Miners; (ii) expanding capacity at certain facilities; (iii) expanding self-Mining presence; and (iv) focusing on cost discipline. The Debtors expect to grow the number of operating self-Miners from approximately 145,000 in September 2023 to approximately 282,000 by December 2026. The Debtors also expect to utilize six (6) facilities with an aggregate capacity of 1,096MW by the end of the Forecast Period, following planned expansion of their Denton Facility (by 172MWs) and Cottonwood Facility (by 200 MWs).

The Debtors built flexibility into the Business Plan to ensure it can withstand unexpected changes in variables that could impact projected cash flow. This ensures that actual results deviating from any one or more of the assumptions would continue to result in the Debtors’ commercial viability, and therefore, the Plan’s continued feasibility.

Most importantly, the Business Plan provides the flexibility to adapt to changes in hashprice, which is one of the most important factors influencing the economic performance of the Debtors’ business. Specifically, because anticipated capital expenditures contemplated as part of the Business Plan are largely discretionary in nature, any unanticipated decrease in hashprice can be offset by deferring and/or reducing any planned discretionary capital expenditures in such year.

In addition, the cost of Miners is dynamic based on mining economics, as the cost of purchasing new Miners decreases as their profitability decreases. Miner purchase prices have historically been, and are expected to continue to be, based on a 12-month payback period.

In addition, should hashprice decrease further, the Debtors anticipate that they (and others) would power down certain Miners, in accordance with existing industry practice, as the profitability of certain Miners would decline (i.e., the lower revenues may not exceed certain Miners’ operating costs). Powering down Miners would then reduce the network hashrate and, all else equal, increase hashprice (and thus, increases profitability of the then-powered and operating Miners). Certain less efficient Miners may go offline permanently. It may be challenging for other mining companies to replace those less efficient Miners with newer, more efficient Miners; doing so would require time and capital. The global chip and silicone shortage may exacerbate the issue. In contrast, the Debtors believe they will be in a preferred position to purchase new Miners, because the Debtors are one of the largest customers of Bitmain (the leading manufacturer of Miners), and Bitmain is one of the Debtors’ hosting customers.

M.	Postpetition Stakeholder Discussions and Plan Mediation

Commencing on May 10, 2023, the Debtors and the Advisors presented the Business Plan to the advisors to each of the Ad Hoc Noteholder Group, the Replacement DIP Lender, the Creditors’ Committee, the Equity Committee, and the Equipment Lenders (the “Key Stakeholder Advisors”) during a series of meetings and solicited such advisors’ feedback on the Business Plan. After finalizing the Business Plan, the Debtors and their Advisors drafted a construct for a chapter 11 plan of reorganization.

On May 31, 2023, the Debtors and the Advisors began presenting the construct for a consensual plan of reorganization to the Key Stakeholder Advisors and solicited their feedback, starting with their largest creditor group, the Ad Hoc Noteholder Group. The Debtors and Advisors presented the proposal to principals in the Ad Hoc Noteholder Group on June 9, 2023. That proposal is similar to the proposal set forth in the Plan, but without the New April Secured Notes Term Sheet (Option 1) and New August Secured Notes Term Sheet (Option 1) for Classes 1 and 2. Despite the Debtors’ repeated requests to the Ad Hoc Noteholder Group for feedback on the consensual plan framework or a counterproposal, as of the Initial Plan Filing Date, the Ad Hoc Noteholder Group had failed to submit a counterproposal or formally respond to the Debtors’ Plan Proposal. Faced with the Court’s June 20 target date for filing a chapter 11 plan and the Ad Hoc Noteholder Group’s failure to meaningfully engage with the Debtors on a consensual plan construct prior such date the Debtors filed a Plan on the Initial Plan Filing Date that could be confirmed with or without the acceptance of the Classes of Convertible Noteholders.

Prior to the Initial Plan Filing Date the Debtors had been in regular discussions with the Replacement DIP Lender, the Creditors’ Committee, Equipment Lenders, and Equity Committee with respect to both the consensual plan framework and the Plan. In addition to engaging with each of the Key Stakeholder Groups for approximately 3 weeks on a consensual plan framework, on June 16, 2023, the Debtors shared a draft of the Plan with the advisors to each of the Key Stakeholder Groups and invited feedback and comments from each such group.

After the Initial Plan Filing Date, the Debtors continued discussions with each of the Key Stakeholder Groups, including the Ad Hoc Noteholder Group, in the hopes of reaching as much consensus as possible. To facilitate the process, the Debtors and the Key Stakeholder Groups agreed to participate in mediation in front of Judge Isgur and signed an agreed mediation order (Docket No. 1052) (the “Mediation Order”). The Mediation Order scheduled a (i) a pre-mediation conference on July 17, 2023 and (ii) a mediation session on July 26, 2023 (the “Plan Mediation”).

Prior to the pre-mediation conference, the Debtors held in-person and/or zoom meetings with each of the Key Stakeholder Groups in an attempt to bridge the gap prior to Plan Mediation and discuss the Debtors’ proposals and any counterproposals the Debtors received. To this end, the Debtors shared proposals regarding alternative Plan treatment options with the Ad Hoc Noteholder Group, the Equipment Lenders, and the Creditors’ Committee.

On July 11, 2023, the Debtors and their advisors held an in-person meeting with the Equipment Lenders and their advisors at Weil’s New York office. The meeting with the Equipment Lenders was highly constructive as both parties had regularly exchanged proposals prior to the meeting and have since reached the aforementioned Miner Equipment Lender Settlement.

On July 12, 2023, the Debtors’ advisors held an in-person meeting with the Creditors’ Committee’s advisors at Weil’s New York office. Although the parties engaged in a productive discussion, the parties acknowledged due to the group’s position in the creditor waterfall, the treatment provided to the General Unsecured Claim Class would be predicated on the treatment provided to other creditor Classes.

On July 14, 2023 the Debtors’ advisors held a zoom meeting with the Ad Hoc Noteholder Group’s advisors. However, the Ad Hoc Noteholder Group’s advisors noted they were not yet ready to provide a proposal to the Debtors and were unable to progress negotiations in a meaningful fashion. On July 19, only two business days prior to the submission of statements for Plan Mediation, the Ad Hoc Noteholder Group shared a proposal with the Debtors, which contemplated an extremely low valuation of the Debtors’ business. Thus, the Debtors remained extremely distant from the Ad Hoc Noteholder Group going into Plan Mediation.

Throughout this time, the Debtors and their advisors had multiple meetings with both the Replacement DIP Lender and the Equity Committee. Both of these groups were interested in providing exit financing and noted they would negotiate their respective plan treatments in connection with the provision of such financing.

At the pre-mediation conference Judge Isgur requested the parties submit mediation statements on four issues: (i) whether the 2X Amounts should be included in the Convertible Noteholders’ Claims; (ii) whether the terms of the takeback paper offered to Convertible Noteholders under the Plan satisfied the requirements of section 1129(b) of the Bankruptcy Code, (iii) whether the Debtors’ Plan was feasible; and (iv) whether the Debtors’ proposed valuation was proper.

After an in-person Plan Mediation session on July 26, 2023, Judge Isgur asked the parties agree to extend the Plan Mediation through August 4, 2023. Plan Mediation was further extended to August 11, 2023.

The Debtors intend to move forward with the Plan Mediation to try to reach a deal with the Ad Hoc Noteholder Group with the assistance of Judge Isgur. In parallel, the Debtors will continue to move forward with the non-consensual Plan construct as this may be the Debtors’ only viable path out of chapter 11 given the positions taken by the Ad Hoc Noteholder Group. Specifically, the Plan is signed to be confirmable whether or not the Debtors reach a resolution with the Ad Hoc Noteholder Group. The Plan provides convertible noteholders in each Class with the option of receiving either the consensual construct (for either Class of Convertible Notes that votes to accept the Plan) or secured take-back notes (for either Class of Convertible Notes that votes to reject the Plan), as further described above in section (I)(A)(ii).

N.	Exit Capital Marketing Process

The Debtors engaged in a process to seek new money capital to fund potential cash needs, including to pay down the balance of the Replacement DIP Facility and fund any liquidity needs that may arise post-emergence, based upon the Business Plan.

The PJT team drafted marketing materials, populated a virtual dataroom, and identified potential outreach parties in connection with the exit financing capital raise. PJT and the Debtors have worked together to contact over 75 parties, comprised of (i) parties inside the Debtors’ capital structure, (ii) parties previously interested in investing in the Debtors, (iii) hedge funds, (iv) private equity / venture capital firms, and (v) certain strategic parties. As a result of this outreach, PJT was able to organize 42 introductory calls, culminating in 19 parties executing non-disclosure agreements and accessing the virtual dataroom.

The Debtors engaged in active dialogue with remaining potential capital providers. As of the July 20, 2023 deadline for all parties to submit indications of interest, five interested parties remained. The Debtors and their Advisors engaged in rounds of negotiations with certain of the interested parties, sharing rounds of proposals and counter-proposals.

As a result of such negotiations, three transactions emerged that collectively would satisfy the Debtors’ capital needs at a reasonable cost, as described below in more detail.

The Debtors have also reached several agreements in principle that collectively lower their cash needs at emergence. The B. Riley Transaction and the Bitmain Transaction are each described in greater detail above, but each substantially lowered the overall capital needs of the Debtors. The B. Riley Transaction includes a roll of the amounts outstanding under the Replacement DIP Facility, thus reducing the need for a cash repayment of this amount on the Effective Date. The Business Plan contemplates the Reorganized Debtors increasing the number of Miners in their fleet, and the Bitmain Transaction provides the Debtors with a portion of these Miners in exchange for equity in the Reorganized Debtors rather than in exchange for cash. In addition, the Celsius Settlement further reduced the Debtors’ estimated cash need, by settling Administrative Claims that would have otherwise been paid in cash upon the Effective Date and providing for a cash payment from Celsius to the Debtors of $9.5 million. The Bitmain Transaction combined with the Celsius Settlement lowered the Debtors’ estimated cash need upon emergence from $75 million to approximately $40 million.

i.	Rights Offering and Backstop

The Equity Committee submitted a proposal for certain equity holders and other parties to backstop the Rights Offering. While negotiations for a Backstop Commitment Agreement are continuing,

the Debtors are hopeful that such parties will commit to backstop the Rights Offering in exchange for a Backstop Commitment Premium. A Backstop Commitment Agreement is also anticipated to include certain reasonable milestones, termination fees, expense reimbursements and indemnifications.

The Rights Offering is anticipated to be conducted in two parts: (1) an 1145 Rights Offering to Eligible Holders and Ineligible Holders conducted in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code, in such amount that the New Common Interests issued pursuant to the 1145 Rights Offering are principally in exchange for an Interest pursuant to section 1145 of the Bankruptcy Code and (2) the 4(a)(2)/Reg D Rights Offering to Eligible Holders to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

ii.	B. Riley Agreement

After negotiations between the Debtors and the Replacement DIP Lender, the parties agreed in principle to a transaction to be effectuated under the Effective Date, under which (i) the Replacement DIP Lender would convert the outstanding balance under the Replacement DIP Loan into the Delayed Draw Term Loan, (ii) the Replacement DIP Lender will provide $25 million of new money financing under the Delayed Draw Term Loan, (iii) the Replacement DIP Lender would waive a recovery on $6.3 million of the B. Riley Unsecured Claim and roll the remainder into the Delayed Draw Term Loan, and (iv) the Replacement DIP Lender will provide a commitment to provide the Exit ELOC (the “B. Riley Transaction”).

iii.	Exit ELOC

The Debtors also received two separate proposals, including one from the Replacement DIP Lender, for an equity line of credit in the amount of $150 million. The Debtors are currently in negotiations with the Replacement DIP Lender regarding the Exit ELOC.

The Debtors received an additional proposal to provide debt financing and an additional proposal to provide equity financing, but neither proposal was as advantageous as the combination of the proposals mentioned above.

Through the combination of the Rights Offering, the Exit ELOC, the B. Riley Transaction, the Celsius Settlement and the Bitmain Transaction, the Debtors have more than enough capital commitments in place to satisfy all capital needs required under the Debtors’ Business Plan.

VII.

TRANSFER RESTRICTIONS AND

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

Except as set forth in the following paragraph, the offer, issuance, and distribution under the Plan of the New Secured Notes and the New Common Interests (including those issued upon the conversion of the New Secured Notes, if any) shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act and (ii) any state or local law requiring registration for the offer, issuance, or distribution of the Securities.

The offer, sale, issuance and distribution of the Rights Offering Shares to be issued pursuant to the 1145 Rights Offering shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act and (ii) any state or local law requiring registration for the offer, sale, issuance and distribution of the Rights Offering Shares to be issued pursuant to the 4(a)(2)/Reg D Rights Offering, as well as the Backstop Shares, shall be exempt, pursuant to section 4(a)(2) of the Securities Act and Regulation D thereunder, from registration under (i) the Securities Act and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities.

A.	Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145 of the Bankruptcy Code also exempts from registration (i) the offer of a security through any right to subscribe that is sold in the manner provided in the prior sentence, and (ii) the sale of a security upon the exercise of such right. In reliance upon this exemption, the New Secured Notes and New Common Interests issued under the Plan pursuant to section 1145 of the Bankruptcy Code, including the securities issued pursuant to the 1145 Rights Offering (“1145 Securities”) or upon conversion of the New Secured Notes will be exempt from the registration requirements of the Securities Act, and any other applicable securities laws. These securities may be resold without registration under the Securities Act pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, 1145 Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

Transfers of 1145 Securities may be subject to the transfer provisions and other applicable provisions that may be set forth in the New Corporate Governance Documents.

B.	Section 4(a)(2) and Regulation D of the Securities Act Exemption and Subsequent Transfers

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering is exempt from the registration requirements under the Securities Act. Regulation D is a non-exclusive safe harbor from the registration requirements promulgated by the SEC under section 4(a)(2) of the Securities Act. In reliance upon this exemption, New Common Interests issued under the Plan pursuant to section 4(a)(2) of the Securities Act and Regulation D thereunder, including the securities issued pursuant to the 4(a)(2) Rights Offering will be exempt from registration under the Securities Act. Such securities will be considered “restricted securities” (within the meaning of Rule 144 under the Securities Act), will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 under the Securities Act. Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer (Rule 144 defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer”).

* * * * *

Legends. To the extent certificated or issued by way of direct registration on the records of the Reorganized Debtors’ transfer agent, certificates evidencing the New Common Interests held by holders of 10% or more of the outstanding New Common Interests, or who are otherwise underwriters as defined in section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [•], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Debtors and Reorganized Debtors, as applicable, reserve the right to reasonably require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of such securities. The Debtors and Reorganized Debtors, as applicable, also reserve the right to stop the transfer of any such securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

In any case, recipients of securities issued under or in connection with the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

* * * * *

Distributions of 1145 Securities made under the Plan may be made through the facilities of the Depository Trust Company (the “DTC”) in accordance with DTC’s customary practices; provided, that such New Common Interests will only be issued in accordance with DTC book-entry procedures if the same are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the 1145 Securities are not distributed pursuant to section 1145 of the Bankruptcy Code or eligible for distribution in accordance with DTC’s customary practices, the Debtors or Reorganized Debtors, as applicable, will take such reasonable actions as may be required to cause distributions of the 1145 Securities under the Plan.

To the extent the Reorganized Debtors reflect all or any portion of the ownership of the 1145 Securities through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the 1145 Securities, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC and all other Persons and Entities shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan or otherwise, no Person or Entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services or, as applicable, validly issued, fully paid and non-assessable.

* * * * *

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY

REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

VIII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors and to certain holders of Claims and Existing Common Interests. The following summary does not address the U.S. federal income tax consequences to Holders of Claims who are paid in full in cash, unimpaired or deemed to reject the Plan to Holders of the B. Riley Unsecured Claims (as the Debtors understand that such Holders have engaged counsel to advise them in connection with the B. Riley Settlement and the implementation of the Plan), or to holders of Claims and Interests in their capacity as Backstop Parties under the Backstop Commitment Agreement.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations (“Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of tax counsel or its tax advisors or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court. No assurance can be given that the IRS will not assert, or that a court will not sustain, a contrary position than any position discussed herein.

This summary does not address state, local or non-U.S. income or other tax consequences of the Plan, nor does it address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (e.g., non-U.S. persons, broker-dealers, mutual funds, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt entities or organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims or Existing Common Interests through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, holders whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders in securities that mark-to-market their securities, certain expatriates or former long-term residents of the United States, persons who use the accrual method of accounting and report income on an “applicable financial statement,” persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, and persons whose Claims are part of a straddle, hedging, constructive sale or conversion transaction or other integrated investment or who may hold both Claims and Exiting Common Interests, persons who received their Claim or Interest as compensation). In addition, this summary does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes.

The following discussion assumes that all Claims and Existing Common Interests, and any new debt or equity interests issued or distributed pursuant to the Plan are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code (unless otherwise indicated), and that the various debt and other arrangements to which the Debtors are parties are respected for U.S. federal income tax purposes in accordance with their form.

The Debtors currently contemplate, and the following discussion also assumes, that (i) Reorganized Parent will be the existing Core Scientific, Inc. corporate entity (and not a reincorporated entity or a new entity), and will be the common parent of the post-emergence consolidated tax group, and (ii) each of the Reorganized Debtors that are currently treated as entities disregarded as separate from Core Scientific, Inc. for U.S. federal income tax purposes will continue to be disregarded as separate from Core Scientific, Inc. following the Effective Date (the “Current Structure”). Any deviations from the Current Structure could materially change the U.S. federal income tax consequences of the Plan to the Debtors, holders of Claims and holders of Existing Common Interests described herein.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. All holders of Claims and Interests are urged to consult their own tax advisors for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.	Consequences to the Debtors

Each of the Debtors is either a member of an affiliated group of corporations that files consolidated U.S. federal income tax returns with Core Scientific, Inc. as the common parent (such group, the “Tax Group”) or an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the Tax Group. The Debtors estimate that, as of December 31, 2022, the Tax Group had net operating loss (“NOL”) carryforwards of approximately $344 million (all of which are post-2017 NOLs that are subject to an 80% taxable income limitation) and certain other tax attributes. The Debtors expect the amount of their NOLs to increase as a result of operations for their 2023 taxable year (before taking into account the implementation of the Plan).

The Debtors do not believe that their ability to utilize their NOL carryforwards and other tax attributes is currently limited under section 382 of the Tax Code. However, certain equity trading activity and other actions could result in an ownership change of the Tax Group independent of the Plan, which could adversely affect the ability of the Debtors to utilize their tax attributes. In an attempt to minimize the likelihood of such an ownership change occurring prior to the Effective Date of the Plan, the Debtors obtained a final order from the Bankruptcy Court authorizing certain protective equity trading and worthless stock deduction procedures (Docket No. 7). The amount of the Tax Group’s NOL carryforwards and other tax attributes, and the extent to which any limitations might apply, remain subject to audit and adjustment by the IRS.

As discussed below, in connection with and as a result of the implementation of the Plan, the amount of the Tax Group’s NOL carryforwards, and possibly certain other tax attributes, may be reduced, though such reduction is not expected to be material. In addition, the subsequent utilization of the Tax Group’s NOL carryforwards and other tax attributes following the Effective Date may be restricted as a result of the implementation of the Plan or subsequent changes in the stock ownership of Reorganized Parent.

Effective for taxable years beginning after December 31, 2022, the Tax Code generally imposes a 15% corporate alternative minimum tax on corporations with book net income (subject to certain adjustments) exceeding on average $1 billion over any three-year testing period (the “New AMT”). The Debtors do not believe they are currently subject to the New AMT.

i.	Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan. The amount of COD incurred is generally the amount by which the adjusted issue price of indebtedness discharged exceeds the sum of the amount of cash, the issue price of any debt instrument and the fair market value of any other property exchanged therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other Tax Attributes. Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced. Any reduction in Tax Attributes in respect of COD generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred.

Based on the Plan Value, the Debtors do not expect to incur material COD for U.S. federal income tax purposes as a result of the implementation of the Plan and, thus, do not expect that the Tax Group’s NOL carryforwards or other tax attributes will be meaningfully reduced as a result of any COD incurred. The amount of COD and resulting attribute reduction, however, will primarily depend on the fair market value of the New Common Interests and the issue price (as defined below) of the New Secured Notes and the Miner Equipment Lender Takeback Debt which will not be known with certainty until after the Effective Date.

ii.	Limitation of NOL Carryforwards and Other Tax Attributes

Following the Effective Date, the Debtors’ ability to utilize their NOL carryforwards and certain other tax attributes (“Pre-Change Losses”) may be subject to limitation under section 382 of the Tax Code. Any such limitation would apply in addition to, and not in lieu of, the reduction of tax attributes that results from COD arising in connection with the Plan and the 80% taxable income limitation on the use of NOL carryforwards.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally are subject to an annual limitation. The issuance of the New Common Interests pursuant to the Plan may result in an ownership change of the Tax Group. The following addresses the limitations that may apply if an ownership change occurs as a result of the implementation of the Plan, or thereafter due to subsequent changes in the stock ownership of Reorganized Parent.

(a)	Annual Limitation

In the event of an ownership change, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change will be subject is generally equal to the product of (A) the fair market value of the stock of the corporation (or common parent of the consolidated group) immediately before the ownership change (with certain adjustments) multiplied by (B) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 3.05% for ownership changes occurring in August 2023). For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

In addition, if a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), any built-in gains recognized (or, according to a currently effective IRS notice treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its regular annual allowance. Alternatively, if a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10 million or (2) fifteen percent of the fair market value of its assets (with certain adjustments) before the ownership change. In 2019, the IRS issued proposed regulations that would significantly modify the calculation and treatment of net unrealized built-in gains and losses which generally would be effective prospectively from 30 days after the time they become final, but would not apply with respect to ownership changes pursuant to chapter 11 cases filed prior to the regulations becoming effective. Thus, even if finalized prior to the Effective Date, such regulations should not apply to an ownership change of the Debtors that occurs pursuant to the Plan. It is expected that the Debtors will be in a substantial net unrealized built-in gain position as of the Effective Date.

If a corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses (absent any increases due to the recognition of any built-in gains as of the time of the ownership change).

(b)	Special Bankruptcy Exception

A special bankruptcy exception to the foregoing annual limitation rules, in section 382(l)(5) of the Tax Code, generally applies when shareholders and “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their equity interests or claims (as applicable), at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan of reorganization. Under this exception, a debtor’s Pre-Change Losses are not subject to the annual limitation. However, if this exception applies, the debtor’s Pre-Change Losses generally will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. Also, if the reorganized debtor thereafter undergoes another “ownership change” within two years, the annual limitation with respect to such later ownership change would be zero, effectively precluding any future use of their Pre-Change Losses. A debtor that qualifies for this exception may, if it desires, elect not to have the exception apply and instead remain subject to the annual limitation described above. The Debtors have not determined whether or not this exception will apply in connection with the Plan. Accordingly, it is possible that the Debtors will not qualify for this exception or that the Debtors will elect not to apply this exception.

iii.	Potential Limitations on Interest Deductions

In addition to the general limitations on the deductibility of interest under the Tax Code, such as the 30% income limitation under section 163(j) of the Tax Code with respect to business interest expense, certain special limitations may apply with respect to the deductibility of interest on the New Secured Notes.

Based on the principal terms of the New Debt as currently described in the Plan, certain of the New Secured Notes may be subject to the provisions of the Tax Code dealing with “applicable high yield discount obligations” (“AHYDOs”). These provisions can result in the deferral, and even disallowance, of an issuer’s deduction of interest with respect to “original issue discount” (“OID”). A debt obligation is generally treated as an AHYDO if it is issued with substantial OID (meaning that there is accrued unpaid OID as of the close of the first accrual period ending after the fifth (5th) anniversary of issuance in excess of one year’s interest, both actual and imputed), has a yield to maturity of at least five (5) percentage points over the applicable federal rate in effect for the calendar month in which such notes are issued, and has a maturity of over five (5) years.

In the event that a debt instrument constitutes an AHYDO, the issuer’s deduction with respect to any interest is generally deferred until such interest is paid in cash. Moreover, if the yield to maturity on the debt instrument is more than six percentage points over the applicable federal rate, a portion of the issuer’s interest deduction is disallowed. Accordingly, it is possible that the deductibility of interest relating to certain of the New Secured Notes may, in part, be deferred or disallowed.

Regardless of the application of the AHYDO rules, deductions of stated interest and OID with respect to certain of the New Secured Notes are also subject to potential disallowance under section 163(l) of the Tax Code. Section 163(l) of the Tax Code disallows a deduction for interest paid or accrued with respect to a “disqualified debt instrument.” A disqualified debt instrument includes any indebtedness of a corporation if, when issued, (i) a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in, or convertible into, equity of such corporation, a related person or equity held by such corporation or related person in any other person, (ii) a substantial amount of the principal or interest is required to be determined, or at the option of the issuer or a related party is determined, by reference to the value of such equity, or (iii) the indebtedness is part of an arrangement which is reasonably expected to result in a transaction described in clause (i) or (ii). For this purpose, principal or interest is treated as required to be so paid, converted or determined if it may be required at the option of the holder or a related party and there is a “substantial certainty” that the option will be exercised.

The proper application of section 163(l) in the case of the New Secured Notes is subject to varying interpretations, depending in part on facts and circumstances existing on the Effective Date. Pursuant to the current terms of certain of the New Secured Notes, the Debtors may, under certain circumstances, require the conversion of such notes into stock. In addition, a holder of certain of the New Secured Notes may at its option convert the note into stock. The Debtors currently expect to take the position that section 163(l) does not disallow the deductibility of interest with respect to such New Secured Notes.

B.	Consequences to Holders of Certain Allowed Claims

The following discusses certain U.S. federal income tax consequences of the implementation of the Plan to holders of Allowed April Convertible Notes Secured Claims, Allowed August Convertible Notes Secured Claims, Allowed Miner Equipment Lender Secured Claims, Allowed M&M Lien Secured Claims, Allowed Secured Mortgage Claims, Allowed General Unsecured Claims, and Allowed Section 510(b) Claims. The below discussion does not address holders of Allowed M&M Lien Secured Claims for which the Reorganized Debtors would be required to make payments under the M&M Lien Takeback Debt to a person other than the holder of such M&M Lien Secured Claim.

Pursuant to the Plan, in full and final satisfaction, settlement, release, and discharge of their Claims:

(i)	Holders of Allowed April Convertible Notes Secured Claims will receive the applicable New Secured Notes and, in the case that Class 1 is an Accepting Class, New Common Interests.

(ii)	Holders of Allowed August Convertible Notes Secured Claims will receive the applicable New Secured Notes and in the case that Class 2 is an Accepting Class, New Common Interests.

(iii)

Holders of Allowed Miner Equipment Lender Secured Claims will receive depending on the election option chosen or the default option, either (a) New Common Interests or (b) such Holder’s applicable Miner Equipment Lender Takeback Debt, and, for any deficiency (except for a Holder electing the Miner Equipment Lender Treatment Election 2), an Allowed Miner Equipment Lender Deficiency Claim treated as an Allowed General Unsecured Claim,

(iv)	Holders of Allowed M&M Lien Secured Claims will receive M&M Lien Takeback Debt,

(v)	Holders of Secured Mortgage Claims will receive Mortgage Takeback Debt or Cash,

(vi)	Holders of Allowed General Unsecured Claims will receive New Common Interests, and

(vii)	Holders of Allowed Section 510(b) Claims will receive New Common Interests.

The discussion of the U.S. federal income tax consequences of the receipt and ownership of the respective debt instruments is based on the principal terms of such debt as currently described in the Plan (and thus, among other things, assumes that none of the respective debt instruments constitute “contingent payment debt obligations” for U.S. federal income tax purposes). Accordingly, depending on the final terms of the respective debt instruments, the U.S. federal income tax treatment of U.S. Holders could vary materially from that described herein. For ease of description, the New Secured Notes, the Miner Equipment Lender Takeback Debt, the Mortgage Takeback Debt and the M&M Lien Takeback Debt are collectively referred to as (the “New Debt”).

As used throughout the tax discussion, the term “U.S. Holder” means a beneficial owner of an Allowed Claim or Existing Common Interest that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds such Claims (or Existing Common Interests), the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.

If you are a partner in such a partnership holding any Claims or Existing Common Interests, you should consult your own tax advisor.

i.	Taxable Exchange

In general, a U.S. Holder of an Allowed Claim will recognize gain or loss equal to the difference, if any, between (i) the sum of the “issue price” of any New Debt, the fair market value of any New Common Interests and/or the amount of any cash received in respect of its Claim (other than any consideration received in respect of a Claim for accrued but unpaid interest and possibly accrued OID) and (ii) the U.S. Holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). It is expected that the issue price of any New Debt will be equal to the principal amount of such debt, other than possibly the New Secured Notes and the Miner Equipment Lender Takeback Debt which may equal or approximate the fair market value of the debt. See section (VII)(B)(vi)(a) below (“Issue Price of New Debt”). A U.S. Holder of a Claim will have ordinary interest income to the extent of any consideration allocable to accrued but unpaid interest or accrued OID not previously included in income. See section (VIII)(B)(ii) below (“Distributions in Discharge of Accrued Interest or OID”). For a discussion of the character of any gain or loss, see section (VIII)(B)(iii) below (“Character of Gain or Loss”).

This discussion assumes that neither the Allowed April Convertible Notes Secured Claims nor Allowed August Convertible Notes Secured Claims are considered “securities” for U.S. federal income tax purposes because, among other things, each such debt obligation had a weighted average maturity at issuance of less than five (5) years. Whether a debt instrument constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended. If such a Claim were treated as a “security” the U.S. federal income consequences to a U.S. Holder thereof would be materially different from that described herein. Accordingly, holders of such Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of such Claims.

A U.S. Holder of an Allowed Claim generally will have an aggregate tax basis in any New Debt and any New Common Interests received in satisfaction of its Claim equal to the issue price of such debt and the fair market value of the New Common Interests received. The U.S. Holder’s holding period in each should begin on the day following the Effective Date.

ii.	Distributions in Discharge of Accrued Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of an Allowed Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a loss to the extent any accrued interest claimed or accrued OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer in an otherwise tax-free exchange could not claim a current deduction with respect to any unpaid OID. Accordingly, it is unclear whether, by analogy, any U.S. holder of an Allowed Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that, except as otherwise provided therein or as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest). See section 6.17 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. U.S. Holders of Allowed Claims are urged to consult their own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

iii.	Character of Gain or Loss

The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss of a U.S. Holder will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether such Claim was acquired at a market discount and whether and to what extent the holder previously claimed a bad debt deduction with respect to such Claim.

A U.S. Holder of Claims that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. A holder that purchased its Claim from a prior holder will be considered to have purchased such Claim with “market discount” if the holder’s adjusted tax basis in its Claim is less than the stated redemption price at maturity of such Claim by at least a statutorily defined de minimis amount. Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange.

iv.	Ownership and Disposition of New Debt

(a)	Issue Price of New Debt

The “issue price” of each issue of New Debt depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, such New Debt or a substantial amount of the Claims exchanged therefor are considered traded on an “established market.” Pursuant to applicable Treasury Regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of such New Debt or the Claims exchanged therefor, or if there is one or more “firm quotes” or “indicative quotes” with respect to such New Debt or Claims exchanged therefor, in each case, as such terms are defined in applicable Treasury Regulations. However, a debt instrument will not be treated as traded on an established market under the “small debt issues” exception if at the applicable time the outstanding stated principal amount of the issue that includes such debt instrument does not exceed $100 million.

If any issue of New Debt received is considered traded on an established market, the issue price of such New Debt for U.S. federal income tax purposes will equal its fair market value as of the Effective Date. If an issue of New Debt is not considered traded on an established market but a substantial amount of the Claims exchanged therefor are so treated, the issue price of such New Debt for U.S. federal income tax purposes will be based on the fair market value of the Claims exchanged therefor as adjusted to take into account the receipt of any New Common Interests (or other property) received in the same exchange. If neither the New Debt nor a substantial amount of the Claims exchanged therefor are considered traded on an established market, the issue price of such New Debt for U.S. federal income tax purposes generally will be its stated principal amount.

Other than the New Secured Notes and the Miner Equipment Lender Takeback Debt, the Debtors expect that the New Debt received will have an issue price equal to its stated principal amount (due to the application of the “small debt issues” exception as to the New Debt received and the Claims exchanged therefor). If the Debtors determine that the New Secured Notes or the Claims exchanged therefor or the Miner Equipment Lender Takeback Debt are considered traded on an established market, such determination and the determination of issue price will be binding on a holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from the Debtors’ determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

(b)	Payments of Qualified Stated Interest on New Debt

Payments of qualified stated interest on the New Debt generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate.

(c)	Computation, Accrual and Amortization of OID

A debt instrument will be treated as issued with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds its “issue price” by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.25% multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of a debt instrument is the total of all payments to be made under such debt instrument other than qualified stated interest, and thus will include a portion of the stated interest if not all interest is required to be paid at a fixed (or qualified floating) annual rate in cash.

Other than the New Secured Notes and certain of the Miner Equipment Lender Takeback Debt, none of the New Debt is expected to be issued with OID for U.S. federal income tax purposes. The New Secured Notes and certain of the Miner Equipment Lender Takeback Debt will be considered issued with OID.

The amount of OID that a U.S. Holder of a debt must include in income will be determined under the applicable Treasury Regulations based upon the following assumptions: (i) no election to call the debt will be made and (ii) interest will be accrued, rather than paid in cash, in a manner to minimize the yield on the debt. These assumptions are made solely for U.S. federal income tax purposes and do not constitute a representation by the Debtors regarding the actual amounts, or timing thereof, that will be paid on the New Secured Notes or the Miner Equipment Lender Takeback Debt. If the assumptions made are contrary to actual circumstances (a “change in circumstances”), then solely for purposes of determining the amount of OID, such New Secured Notes or Miner Equipment Lender Takeback Debt will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the “adjusted issue price” (as defined below) of such New Secured Notes or Miner Equipment Lender Takeback Debt. In addition, OID will include the portion of stated interest that is payable in kind (i.e., the portion that is not qualified stated interest) regardless of whether such interest is actually paid in kind.

A U.S. Holder generally must include OID in gross income on an annual basis under the “constant yield method” without regard to its regular method of accounting for U.S. federal income tax purposes. The amount of OID includible in income for a taxable year by a U.S. Holder generally will equal the sum of the “daily portions” of the total OID on the debt for each day during the taxable year (or portion thereof) on which such U.S. Holder held the debt. Generally, to determine the daily portions of the OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. An accrual period may be of any length and the length of the accrual periods may vary over the life of the debt, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on the debt must occur on either the first day or last day of an accrual period. The amount of OID allocable to each accrual period generally will equal (i) the product of (x) the “adjusted issue price” of the debt at the beginning of such accrual period and (y) its “yield to maturity” less (ii) any qualified stated interest payments allocable to the accrual period.

The “adjusted issue price” of the debt at any time generally will equal the original issue price, increased by the total OID accrued for each prior accrual period and decreased by the amount of payments made on such debt (other than qualified stated interest). The “yield to maturity” of the debt will be the discount rate that, when used in computing the present value of all principal and interest payments to be made on the debt produces an amount equal to the original issue price.

The rules regarding the determination of OID are complex and, as indicated above, the discussion herein is based on the principal terms the New Debt as currently described in the Plan (and thus, among other things, assumes that none of the respective debt instruments constitute “contingent payment debt obligations” for U.S. federal income tax purposes). Accordingly, you are urged to consult your own tax advisor regarding the application of the OID rules.

(d)	Potential Application of AHYDO Provisions to New Secured Notes

Certain of the New Secured Notes may be subject to the provisions of the Tax Code addressing “applicable high yield discount obligations.” See section (VIIII)(A)(iii) above (“Limitations on Interest Deductions”). To the extent a portion of the deduction for OID is disallowed, an equivalent amount of a corporate holder’s OID income may be treated as a dividend for purposes of the dividend-received deduction to the extent such amount would have been treated as a dividend if it had been a distribution made by the issuer with respect to its stock. This determination is dependent upon the extent to which the issuer has sufficient earnings and profits (either current or accumulated) such that a distribution in respect of its stock would constitute a dividend for U.S. federal income tax purposes and, presumably, subject to certain holding period and taxable income requirements and other limitations on the dividend-received deduction.

(e)	Conversion of New Secured Notes

Certain of the New Secured Notes will be convertible into New Common Interests. The conversion of such New Secured Notes into New Common Interests will not be a taxable event. A U.S. Holder’s tax basis in the New Common Interests received upon a conversion of the New Secured Notes will equal the tax basis of the New Secured Notes that were converted. The U.S. Holder’s holding period for the New Common Interests received will include the U.S. Holder’s holding period for the New Secured Notes converted.

(f)	“Constructive Distributions” on New Secured Notes

The conversion ratio or exercise price of the New Secured Notes that are convertible into New Common Interests will be adjusted in certain circumstances. Under section 305 of the Tax Code, certain transactions that effect an increase in the proportionate interest of a shareholder in the corporation’s assets are treated as creating deemed distributions to such shareholder in respect of such “stock” interest, including certain “anti-dilution” adjustments to the exercise price or conversion ratio of a right to acquire stock in the corporation. For this purpose, a holder of a right to acquire stock from the corporation, including a holder of convertible securities of the corporation, is treated as a deemed shareholder in the corporation.

Any deemed distribution resulting from an adjustment in conversion ratio or exercise price of such New Secured Notes will be taxed and reported to the IRS in the same manner as an actual distribution made by a corporation to its shareholders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving deemed distributions.

(g)	Sale or Other Taxable Disposition

U.S. Holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of the New Debt in an amount equal to the difference between (i) the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously so taxed) and (ii) the U.S. Holder’s adjusted tax basis in the New Debt. Generally, a U.S. Holder’s adjusted tax basis will be equal to its initial tax basis in such obligation increased by any OID previously included in income, and reduced by cash payments received on such obligation other than payments of qualified stated

interest. Any capital gain or loss generally should be long-term if the U.S. Holder’s holding period for the New Debt is more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

v.	Disposition of New Common Interests by U.S. Holders

In general, unless a nonrecognition provision applies to a future disposition, U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of the New Common Interests in an amount equal to the difference between (i) the holder’s adjusted tax basis in the New Common Interests held and (ii) the sum of the cash and the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period in its New Common Interests is more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

However, any gain recognized by a U.S. Holder upon a disposition of the New Common Interests received in exchange for its Claim (or any stock or property received for such New Common Interests in a later tax-free exchange) generally will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions previously claimed as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

vi.	Tax Treatment of Disputed Claims Reserve

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent will (i) treat any cash or other property held in the Disputed Claims Reserve(s) on account of Disputed Claims, as held in a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Debtors, the Reorganized Debtors, the Disbursing Agent, and the Holders of Disputed Claims) shall be required to report for tax purposes consistently with the foregoing. Accordingly, the Disputed Claims Reserve(s) will be a separate taxable entity for U.S. federal income tax purposes, and all interest and earnings of the reserve will be taxable to such entity.

Any distributions from the reserve to holders of Allowed Claims will be treated for U.S. federal income tax purposes as if received directly from the Debtors on their Allowed Claims. Each Disputed Claims Reserve will be responsible for payment, out of the assets of such reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. Accordingly, distributions from the reserve will be net of any taxes relating to the retention, disposition and distribution of assets in the reserve. In the event, and to the extent, any Cash in the Disputed Claims Reserve(s) is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of such reserve (including any income that may arise upon the distribution of the assets in such reserve) or other expenses, assets of the Disputed Claims Reserve(s) may be sold to pay such taxes or other expenses.

The Plan provides that any New Common Interests withheld from distribution on account of Disputed Claims will not be issued by Reorganized Parent until such time as the respective Disputed Claims are resolved and the shares are distributable by the Disbursing Agent to holders of Allowed Claims. Accordingly, such shares should not be treated as held in and taxable to the Disputed Claims Reserve(s).

C.	Consequences to Holders of Existing Common Interests

Pursuant to the Plan, holders of Existing Common Interests will receive in exchange for their Existing Common Interests New Common Interests and (i) in the case of Eligible Holders, Subscription Rights or (ii) in the case of Ineligible Holders, 1145 Subscription Rights solely if such rights are fully exercised, either additional New Common Interests or Cash (as determined at the option of the Reorganized Debtors) in lieu of 4(a)(2)/Reg D Subscription Rights.

i.	Tax Treatment of Exchange

Based on the anticipated terms of Reorganized Parent’s certificate of incorporation, it is expected that the exchange by holders of Existing Common Interests for the consideration under the Plan will qualify as a “recapitalization” for U.S. federal income tax purposes. So treated, U.S. Holders generally will not recognize any gain or loss upon the exchange of their Existing Common Interests, except U.S. Holders that are Ineligible Holders will recognize any realized gain (but not loss) to the extent of the amount of any Cash received in respect of their Existing Common Interests. Such realized gain generally will equal the excess, if any, of (i) the sum of the amount of any Cash and the aggregate fair market value of the New Common Interests and Subscription Rights received in respect of its Existing Common Interests, over (ii) the adjusted tax basis of its Existing Common Interests. For a discussion of the U.S. federal income tax treatment of the Subscription Rights, see the next section. A U.S. Holder’s aggregate tax basis in its New Common Interests and Subscription Rights generally will equal such U.S. Holder’s adjusted tax basis in its Existing Common Interests, increased by any gain recognized in the exchange, and decreased by the amount of any Cash received. Such U.S. Holder’s holding period in the New Common Interests and Subscription Rights generally will include its holding period in its Existing Common Interests.

In the event that such exchange by holders does not qualify as a “recapitalization” for U.S. federal income tax consequences, the tax consequences of such exchange may differ materially from those described above, including that the Subscription Rights and any Cash received by a holder could be taxable as a dividend to the extent of the Reorganized Parent’s current and accumulated earnings and profits (if any), with any excess first reducing a U.S. Holder’s tax basis in its New Common Interests (but not below zero), and thereafter giving rise to gain from the sale or exchange of property.

As discussed above under section (VIII)(B)(i) (“Constructive Distributions” on New Secured Notes), certain transactions that effect an increase in the proportionate interest of a shareholder in a corporation’s assets are treated as creating deemed distributions to such shareholder in respect of its stock. It is possible that an inadequate adjustment in the conversion ratio or exercise price of the New Secured Notes that are convertible into New Common Interests could cause such a deemed distribution to U.S. Holders of New Common Interests. U.S. Holders should consult their tax advisors as to the tax consequences of receiving deemed distributions.

ii.	Treatment of Right to Participate in Rights Offering

The characterization of a Subscription Right and its subsequent exercise for U.S. federal income tax purposes – as the exercise of an option to acquire a portion of the New Common Interests or, alternatively, as an integrated transaction pursuant to which the New Common Interests are acquired directly in the exchange – is uncertain.

Regardless of the characterization of a Subscription Right for U.S. federal income tax purposes, a U.S. Holder of Existing Common Interests generally would not recognize any gain or loss upon the exercise of such right. A U.S. Holder’s aggregate tax basis in the New Common Interests received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the New Common Interests and (ii) the Holder’s tax basis, if any, in either (a) the Subscription Rights, or (b) under an integrated transaction analysis, any New Common Interests received pursuant to the exercise of a Subscription Right.

In general, a U.S. Holder’s holding period in the New Common Interests received upon the exercise of a Subscription Right that is respected as an option generally should commence the day following the Effective Date. However, under an integrated transaction analysis, and assuming the exchanges qualifies as a “recapitalization” for U.S. federal income tax purposes, a U.S. Holder’s holding period in the New Common Interests received upon exercise of a Subscription Right (other than the portion attributable to the amount paid for the New Common Interests) generally will include its holding period in the Existing Common Interests.

It is uncertain whether a U.S. Holder that receives but does not exercise its Subscription Rights should be treated as receiving anything of additional value in respect of its Existing Common Interests. If the U.S. Holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the right, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in the Subscription Right. In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which, assuming that the transaction qualified as a “recapitalization” for U.S. federal income tax purposes should include the holding period of the Existing Common Interests exchanged therefor).

D.	Information Reporting and Backup Withholding

All distributions to U.S. Holders under the Plan are subject to any applicable tax withholding, including backup withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the U.S. Holder (i) fails to furnish its social security number or other taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number, (iii) has been notified by the IRS that it is subject to backup withholding as a result of a failure to properly report interest or dividends, or

(iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Holders are urged to consult their own tax advisors regarding the potential application of U.S. withholding taxes to the transactions contemplated under the Plan and whether any distributions to them would be subject to withholding.

The foregoing summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consult their own tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

IX.

CERTAIN RISK FACTORS TO BE CONSIDERED

Before voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in the Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Documents filed with the SEC may also contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC, certain of which are referenced below, may be obtained by visiting the SEC website at http://www.sec.gov.

THIS SECTION PROVIDES INFORMATION REGARDING POTENTIAL RISKS IN CONNECTION WITH THE PLAN. THE FACTORS BELOW SHOULD NOT BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN OR ITS IMPLEMENTATION. ADDITIONAL RISK FACTORS IDENTIFIED IN THE DEBTORS’ PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE. THE RISK FACTORS SET FORTH IN THE DEBTORS’ ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022 FILED WITH THE SEC ON APRIL 4, 2023 AND THE DEBTORS’ QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2023 FILED WITH THE SEC ON MAY 15, 2023 ARE HEREBY INCORPORATED BY REFERENCE. NEW FACTORS, RISKS AND UNCERTAINTIES EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, RISKS AND UNCERTAINTIES.

A.	Certain Bankruptcy Law Considerations

i.	The Plan Contemplates Multiple Options for Distributions to Certain Classes Consisting of Various Types of Debt Instruments

The Plan contemplates that the Reorganized Debtors may issue secured debt in the form of the New Debt. Certain forms of New Debt may have different terms and conditions, such as principal amount, interest rate, maturity. You are encouraged to carefully consider the terms of the potential New Debt you may receive or elect to receive under the Plan.

ii.	Parties in Interest May Object to Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

iii.	Distributions to Allowed Existing Common Interests Claims and Allowed Section 510(b) Claims (if any) May Change

Under the Plan, Holders of Allowed Claims (other than Section 510(b) Claims) will be paid the full value of their Claims, depending on individual elections, regardless of the amount of Claims that are ultimately Allowed. However, Holders of Allowed 510(b) Claims and Allowed Existing Common Interests are entitled to the Residual Equity Value, which is the remaining value of the Reorganized Debtors after payments to all Allowed Claims (other than Section 510(b) Claims). Accordingly, the value of their distributions will depend on the amount of Claims ultimately Allowed as well as the outcome of certain creditor elections. The value of the projected distributions to Holders of Allowed Existing Common Interests are based upon good faith estimates of the total amount of Claims ultimately allowed. The Debtors believe that these assumptions and estimates are reasonable. However, unanticipated events or circumstances could result in such estimates or assumptions increasing or decreasing materially and the actual amount of allowed Claims in a particular Class may change. If the total amount of allowed Claims in a Class is higher than the Debtors’ estimates, the recovery to holders of Allowed Existing Common Interests may be less than projected. For example, the Bankruptcy Court may allow for Claims in a higher amount than the Debtors have estimated or may require a higher rate of postpetition interest to be applied to certain Claims.

The Claims of the Holders of the April Notes and August Notes represent a significant portion of the Debtors’ total Claims. The Holders of April Notes and August Notes may seek the allowance, in whole or in part, of the April 2X Amounts and August 2X Amounts respectively. While the Debtors believe that, pursuant to the terms of the April Notes and August Notes, and applicable law, the holders of April Notes and August Notes are not entitled to include the April 2X Amounts and August 2X Amounts in their respective Claims, should the Bankruptcy Court allow such amounts, in whole or in part, such allowance would result in a significant increase in the Claims against the Debtors and may significantly decrease the value of the projected distributions to holders of Allowed 510(b) Claims and Allowed Existing Common Interests Claims under the Plan.

iv.

The Plan Provides Certain Classes Multiple Options Regarding the Manner of their Distributions; A Particular Election by One Class Will Affect the Allocation of New Common Interests Received by Other Classes and the Overall Capital Structure of the Reorganized Debtors

The Plan provides various options to certain Voting Classes regarding the treatment of their Claims and the distributions such Voting Class receives under the Plan. For example, if either Class of Convertible Notes Claims (Class 1 and Class 2) votes to accept the Plan (an “Accepting Class”) then such Accepting Class will receive at least 25% of their recovery in New Common Interests and up to 75% of their recovery in new secured debt; however, if either such Class rejects, Holders in such rejecting Class will receive 100% of their recovery in new secured debt. Moreover, the Plan provides individual treatment options for Holders of Claims in Class 3 (Miner Equipment Lender Secured Claims).

The elections made by members of such Voting Classes may significantly affect the allocation of New Common Interests among the Classes that may receive New Common Interests and may significantly affect the allocation of New Debt among the Classes issued by the Reorganized Debtors.

v.	The Amount of Allowed Claims in the Classes Will Affect the Allocation of New Common Interests

The amount of Allowed Claims in each Class may also affect the allocation of New Common Interests among the Classes. If the Bankruptcy Court Allows or Disallows Claims in amounts that are different than the Debtors’ estimates, the proportion of Allowed Claims in one Class may change relative to other Classes, and thus, the allocation of New Common Interests and/or New Debt to the various Classes may significantly change.

vi.	Debtors May Require and May Not Obtain Additional Financing

The Debtors anticipate they may require additional financing to implement the Plan. While the Debtors have agreed in principle to exit financing the Debtors have not yet signed commitment letters and cannot guarantee that such commitment letters will be executed prior to the Confirmation Hearing. Failure execute such agreements for exit financing could prevent the Debtors from consummating the Plan and the transactions contemplated thereby.

vii.	Risks Related to Settlements Not Yet Finalized or Approved By the Court

As described in further detail in section (VI)(I) hereof, certain settlements and agreements with certain of the Debtors’ creditors are still under negotiation and/or have yet to be approved by the Bankruptcy Court. If the Debtors are unable to consummate such settlements with their creditors, it may materially affect the Debtors’ ability to consummate the Plan.

viii.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all applicable Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

ix.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for Confirmation or that such modifications would not necessitate re-solicitation of votes.

Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan. Even if all Voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation of the Plan are not met. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

x.	Non-Consensual Confirmation

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the Bankruptcy Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. If any class votes to reject the plan, then these requirements must be satisfied with respect to such rejecting classes. The Debtors believe that the Plan satisfies these requirements.

xi.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See section (XI)(C) hereof, as well as the Liquidation Analysis attached hereto as Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

xii.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation of the Plan and that there is not a material risk that the Debtors will not be able to obtain any necessary governmental approvals (including any antitrust approval), there can be no assurance as to the timing of the Effective Date. The transactions contemplated under the Plan may require a review under the Hart-Scott-Rodino Antitrust Improvements Act. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to claims and Interests would remain unchanged.

xiii.	DIP Facility

The Replacement DIP Facility, along with the use of cash on hand (cash collateral), is intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases. If the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust or lose access to their financing. The Replacement DIP Facility matures on December 21, 2023. There is no assurance that the Debtors will be able to obtain additional financing from the Debtors’ existing lenders or otherwise. In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

xiv.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article X of the Plan provides for certain releases, injunctions, and exculpations, for claims and causes of action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

B.	Additional Factors Affecting the Value of Reorganized Debtors

i.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, unanticipated market and economic conditions, customer demand for the Reorganized Debtors’ products, and inflation. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, pandemics, or other catastrophic events may affect the actual financial results achieved. Such results may vary significantly from the forecasts and such variations may be material.

ii.	Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ businesses and industry are more fully described in the Debtors’ SEC filings, including the Debtors’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 4, 2023 and the Debtors’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 15, 2023. The risks associated with the Debtors’ businesses and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•	Risk and uncertainties relating to the effects of disruption from the Chapter 11 Cases make it more difficult to maintain business, financing and operational relationships.

•	Digital assets are subject to extreme price volatility.

•	The Debtors’ business is highly dependent on a small number of Miner suppliers.

•

The Debtors’ business is capital intensive, and failure to obtain the necessary capital when needed will force the Debtors to delay, limit or terminate the Debtors’ expansion efforts or other operations, which would have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•	There is substantial doubt about the Debtors’ ability to continue as a going concern.

•

Governments and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to transaction processing operations of cryptocurrency mining companies, such as the Debtors’, which could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•

Recent events have increased the likelihood that U.S. federal and state legislatures and regulatory agencies will enact laws and regulations to regulate digital assets and digital asset intermediaries, such as digital asset exchanges and custodians.

•	The Debtors’ substantial level of indebtedness and liquidity constraints have adversely affected their financial condition and the Debtors’ ability to service their indebtedness.

•

The Debtors will need to raise additional capital to grow their business and satisfy their anticipated future liquidity needs, and the Debtors may not be able to raise it on terms acceptable to them, or at all.

•

If future prices of bitcoin are not sufficiently high, the Debtors’ business, results of operations and financial condition will be materially and adversely affected, which will have a negative impact on the trading price of the Debtors’ securities.

•	The Debtors’ success depends in large part on the Debtors’ ability to mine digital assets profitably and to attract customers for their hosting capabilities.

•

A slowdown in the demand for blockchain technology or blockchain hosting resources and other market and economic conditions could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•	A significant portion of the Debtors’ assets including their Miners and their Mining facilities are pledged to various of the Debtors’ creditors

•	The Debtors’ revenue comes from the bitcoin they mine and sell and from a small number of hosting customers.

•

The Debtors are subject to risks associated with their need for significant electric power and the limited availability of power resources, which could have a material adverse effect on the Debtors’ business, financial condition and results of operations. An inability to purchase and develop additional sources of low-cost renewable sources of energy effectively will have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•	The Debtors may not be able to obtain new hosting and transaction processing hardware or purchase such hardware at competitive prices.

•

The Debtors’ business is heavily impacted by social, political, economic and other events and circumstances in the United States and in countries outside of the United States, most particularly Asian and other non-Western countries.

•	The Debtors generate significant revenue from a limited number of facilities in Georgia, Kentucky, North Carolina, North Dakota, and Texas.

•	The Debtors may be vulnerable to security breaches.

•	The Debtors’ future success depends on their ability to keep pace with rapid technological changes that could make the Debtors’ current or future technologies less competitive or obsolete.

•

The further development and acceptance of cryptographic and algorithmic protocols governing transaction validation and the issuance of, and transactions in, digital assets are subject to a variety of factors that are difficult to evaluate. The slowing or stoppage of development or acceptance of blockchain networks and digital assets would have an adverse material effect on the successful development of the Mining operation and value of mined digital assets.

•	The Debtors’ ability to use net operating losses to offset future taxable income may be subject to limitations.

•

The Debtors operate in a rapidly developing industry and have an evolving business model with a limited history of generating revenue from services. In addition, the Debtors’ evolving business model increases the complexity of the Debtors’ business, which makes it difficult to evaluate the Debtors’ future business prospects.

•

The Debtors have experienced difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions to provide the Debtors with customary financial products, and services.

•	Digital assets exchanges and other trading venues are relatively new and, in some cases, unregulated, and some have experienced fraud and failure.

•	The Debtors may not have adequate sources of recovery if the digital assets held by the Debtors are lost, stolen or destroyed due to third-party digital asset services.

•	Losses relating to the Debtors’ business may be uninsured, or insurance may be limited.

•

There has been limited precedent set for financial accounting for bitcoin and other digital assets, thus the determinations that the Debtors have made for how to account for digital assets transactions may be subject to change.

•

As more processing power is added to a network, the Debtors’ relative percentage of total processing power on that network is expected to decline absent significant capital investment, which has an adverse impact on the Debtors’ ability to generate revenue from processing transactions on that network.

•	The Debtors’ reliance on third-party Mining pool service providers for their Mining revenue payouts may have a negative impact on the Debtors’ operations.

•	Malicious actors or botnet may obtain control of more than 50% of the processing power on the bitcoin or other network.

•	Any loss or destruction of a private key required to access a digital asset of the Debtors is irreversible. The Debtors also may temporarily lose access to their digital assets.

•	The digital assets held by the Debtors are not subject to protections of either the Federal Deposit Insurance Corporation or Securities Investor Protection Corporation.

•	Changes in tariffs or import restrictions could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•

The Debtors’ interactions with a blockchain may expose them to specially designated nationals or blocked persons or cause the Debtors to violate provisions of law that did not contemplate distribute ledger technology.

•

The Debtors have identified material weaknesses in their internal control over financial reporting. Such material weaknesses may result in material misstatements of our financial statements or cause the Debtors to fail to meet their periodic reporting obligations. The Debtors may also identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control.

•	The common stock of Core Scientific, Inc. was delisted from Nasdaq and its shares currently trade on the OTC.

iii.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors may have approximately $743.5 million of secured funded indebtedness outstanding composed of the New Debt, which amount may vary depending on the Allowed amount of the various Claims exchanged for such New Debt, as well as whether Class 1 is an Accepting Class, whether Class 2 is an Accepting Class, and the elections made by the Holders of Allowed Miner Equipment Lender Claims. The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, on their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

C.	Risks Relating to the New Common Interests to be Issued Under the Plan

i.	Market for Equity of Reorganized Parent Debtor

While the common stock of Core Scientific, Inc. was formerly traded on The Nasdaq Global Select Market, and is currently traded on the OTC Pink market under the symbol “CORZQ”, there can be no assurance as to the development or liquidity of any market for the New Common Interests of the Reorganized Debtors. The Debtors are under no obligation to list the New Common Interests on any national securities exchange. Therefore, there can be no assurance that the New Common Interests will be tradable on a nationally recognized exchange or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such New Common Interests could trade at prices higher or lower than the estimated value set forth in the Disclosure Statement depending upon many factors including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for the Reorganized Debtors. Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

ii.	Potential Dilution

The ownership percentage represented by the New Common Interests of Reorganized Debtors distributed on the Effective Date under the Plan will be subject to dilution from the New Common Interests issuable upon conversion of the New Secured Notes, pursuant to the Rights Offering, under the Management Incentive Plan, pursuant to the Disputed Claims Reserve or issuances made by the Debtors after the Effective Date, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence. In the future, similar to all companies, additional equity financings or other share issuances by the Reorganized Debtors could adversely affect the value of the issuable securities upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

iii.	New Common Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of Reorganized Debtors, the New Common Interests would rank below all debt Claims against Reorganized Debtors. As a result, holders of the New Common Interests will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all of the Reorganized Debtors’ obligations to their debt holders have been satisfied.

iv.	Valuation of Debtors Not Intended to Represent Trading Value of New Common Interests of Debtors

The valuation of Debtors is not intended to represent the trading value of equity in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such New Common Interests at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of the equity securities. The actual market price of the New Common Interests, if a market develops, is likely to be volatile. Many factors, including factors unrelated to the Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of equity to rise and fall. Accordingly, the value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Interests in the public or private markets.

D.	Risks Relating to the New Debt

i.	Insufficient Cash Flow to Meet Debt Obligations

The Reorganized Debtors’ ability to make scheduled payments on or refinance their debt obligations depends on the Reorganized Debtors’ financial condition and operating performance,

which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, principal and interest payments with respect to the New Debt.

ii.	Rating of New Debt

It is not expected that the Reorganized Debtors will seek a rating on any New Debt. If, however, one or more rating agencies rates any New Debt and assigns them a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the New Debt, as applicable, could be reduced.

iii.	Defects in Guarantees and Collateral Securing the New Debt

The indebtedness under the New Debt will be secured, subject to certain exceptions and permitted liens, by direct or indirect security interests in certain of the assets of the Reorganized Debtors (henceforth, the “New Debt Collateral”). The New Debt Collateral and any related secured guarantees will subject to any and all exceptions, defects, encumbrances, liens, and other imperfections as may be accepted by the respective trustee and collateral agent of New Debt, if any, and any other creditors that also have the benefit of equivalent priority liens on the Notes Debt Collateral from time to time. The existence of any such exceptions, defects, encumbrances, liens, and other imperfections could adversely affect the value of any New Debt, as well as the ability of the collateral agent, notes agent, notes trustee, or similar agent for any New Debt, or the applicable holder of New Debt, to realize or foreclose on such New Debt Collateral, as applicable. In addition, the New Debt Collateral may be subject to other liens permitted under the terms of the instrument governing the terms of applicable New Debt Collateral, as applicable, whether arising on or after the date such New Debt is issued. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of New Debt Collateral.

The New Debt Collateral and any related secured guarantees may include a pledge of certain issued and outstanding equity interests held by the Reorganized Parent and certain subsidiaries of the Reorganized Parent. To the extent the assets directly or indirectly owned by those subsidiaries are subject to any encumbrances or liens or otherwise not available, the pledges of such capital stock may be worth less than otherwise anticipated.

The security interest with respect to New Debt Collateral may be subject to practical problems generally associated with the realization of security interests in New Debt Collateral. For example, third-party consent may be required to enforce a security interest in a contract.

The Debtors have not conducted appraisals of any of their assets constituting New Debt Collateral to determine if the value of any New Debt Collateral upon foreclosure or liquidation equals or exceeds the amount of any associated New Debt, or such other obligation secured by New Debt Collateral. It cannot be assured that the remaining proceeds from a sale of any New Debt Collateral would be sufficient to repay holders of the applicable New Debt all amounts owed under them.

The fair market value of New Debt Collateral is subject to fluctuations based on factors that include, among others, the ability to sell New Debt Collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors. The amount received upon a sale of any New Debt Collateral would be dependent on numerous factors, including the actual fair market value of such New Debt Collateral at such time, and the timing and manner of the sale. By its nature, portions of New Debt Collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of any New Debt Collateral will be sufficient to pay the Reorganized Debtors’ obligations under the applicable New Debt, in full or at all. There can also be no assurance that any New Debt Collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Debt.

iv.	Failure to Perfect Security Interests in New Debt Collateral

The failure to properly perfect liens on New Debt Collateral could adversely affect the ability to enforce rights with respect to New Debt Collateral for the benefit of the holders of applicable New Debt. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the holders of New Debt will monitor, or that the Reorganized Debtors will inform the holders of New Debt of, the future acquisition of property and rights that constitute New Debt Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired New Debt Collateral. Failure to monitor the acquisition of additional property or rights that constitute New Debt Collateral or the perfection of any security interests therein may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing New Debt against third parties.

v.	There May Not be an Active Trading Market for the New Debt

To the extent any New Debt is freely tradable, there is not and there may not be a public market for any such New Debt, and the Reorganized Debtors do not intend to seek any listing of any New Debt on any stock exchange or other trading market of any type whatsoever. Accordingly, there can be no assurance that an active trading market for any New Debt will ever develop or, if such a market does develop, that it will be maintained.

vi.	Risk of Recharacterization of New Secured Notes

Recharacterization of a debt obligation to a capital contribution is an equitable remedy a bankruptcy court may direct if it determines, upon an objection raised by a party in interest, a purported debt obligation is more properly characterized as a capital contribution. In making such a determination, bankruptcy courts consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Although the Debtors believe, and intend, the New Secured Notes to be a bona fide debt obligation, there can be no assurance a bankruptcy court would agree with the Debtors’ interpretation.

vii.	Changes to New Common Interests Affect Holders of New Secured Notes

Holders of the New Secured Notes will not be entitled to any rights with respect to the New Common Interests (including, without limitation, voting rights and rights to participate in any dividends or other distributions on the New Common Interests), but holders of the New Secured Notes will be subject to all changes affecting the New Common Interests. Holders of the New Secured Notes will have rights with respect to the New Common Interests only upon conversion, if any. For example, in the event an amendment is proposed to the Reorganized Debtors’ certificate of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the New Common Interests, such holders will not be entitled to vote on the amendment, although they will, nevertheless, be subject to any changes in the powers, preferences, or rights of the New Common Interests.

E.	Risks Related to the Rights Offering

i.	Debtors Could Modify the Rights Offering Procedures

The Debtors may modify the Rights Offering Procedures to, among other things, adopt additional detailed procedures if necessary to administer the distribution and exercise of Rights Offering Subscription Rights or to comply with applicable law. Such modifications may adversely affect the rights of those participating in the Rights Offering.

ii.	The Backstop Commitment Agreement Could Be Terminated or the Parties Thereto Could Fail to Live Up to Their Commitment

While the Debtors have obtained a backstop to the Rights Offering and will enter into a Backstop Commitment Agreement, there is no assurance that the Backstop Commitment Agreement will not be terminated if various conditions are not satisfied. Termination of the Backstop Commitment Agreement could prevent the Debtors from consummating the Plan. Additionally, the Backstop Parties may fail to live up to their commitment, which could also prevent the Debtors from consummating the Plan.

F.	Risks Related to the Exit ELOC and the Delayed Draw Term Loan

While the Debtors have reached an agreement in principal with the Replacement DIP Lenders regarding the provision of the Exit ELOC and Delayed Draw Term Loan, the underlying agreements for these facilities and the material terms thereof remain under negotiation. There can be no assurance that either the Exit ELOC or the Delayed Draw Term Loan is finalized and agreed to by the Debtors and the Replacement DIP Lenders. If the Debtors and the Replacement DIP Lenders do reach agreement and definitive documentation regarding the Exit ELOC and/or Delayed Draw Term Loan, the effectiveness of these agreements will likely be subject to material conditions precedent that the Debtors may have difficulty satisfying prior to the Effective Date.

Additionally, the agreement governing the Exit ELOC will likely include a condition that the Reorganized Debtors file with the SEC a registration statement on Form S-1 to register any securities issued as a commitment fee and/or any securities that may be issued and sold pursuant to the Exit ELOC, and there is a possibility that effectiveness of this registration statement maybe delayed or not occur. The inability for the Debtors to finalize or consummate the Exit ELOC or Delayed Draw Term Loan could prevent the Debtors from consummating the Plan.

G.	Additional Factors

i.	Debtors Could Withdraw Plan

The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

ii.	Debtors Have No Duty to Update

The statements contained in the Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of the Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update the Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

iii.	No Representations Outside the Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement.

Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, the Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

iv.	No Legal or Tax Advice Is Provided by the Disclosure Statement

The contents of the Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning its Claim or Interest.

The Disclosure Statement is not legal advice to you. The Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

v.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

vi.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Article VII thereof.

X.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each Holder of a Claim in a Voting Class as of the Record Date (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in the Disclosure Statement are subject to the terms and conditions of the Plan.

A.	Voting Deadline

All Eligible Holders have been sent a voting ballot (a “Ballot”) together with the Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies the Disclosure Statement to cast your vote.

The Debtors have engaged Stretto, Inc. as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING CENTRAL TIME) ON [•], 2023, UNLESS EXTENDED BY THE DEBTORS.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

Stretto, Inc.

Telephone: (949) 404-4152 (domestic toll free) or (888) 765-7875 (international)

E-mail: CoreScientificInquiries@stretto.com (with “Core Scientific” in the subject line)

Additional copies of the Disclosure Statement are available upon request made to the Voting Agent, at the telephone numbers or e-mail address set forth immediately above.

B.	Voting Procedures

The Debtors are providing copies of the Disclosure Statement (including all exhibits and appendices), related materials, and a Ballot to record holders in the Voting Classes.

Eligible Holders in the Voting Classes should provide all of the information requested by the Ballot, and should (a) complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot to the Voting Agent, or electronically via e-mail to CoreScientificInquiries@stretto.com with “Core Scientific” in the subject line, or (b) submit a Ballot electronically via the E-Ballot voting platform on Stretto’s website by visiting https://cases.stretto.com/corescientific/, clicking on the “Submit E-Ballot” link, and following the instructions set forth on the website.

HOLDERS ARE STRONGLY ENCOURAGED TO SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (1) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the Plan; and (2) Interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in amount of the Interests that cast Ballots for acceptance or rejection of the Plan.

The Claims and Interests in the following Classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	April Convertible Notes Secured Claims (Class 1)

•	August Convertible Notes Secured Claims (Class 2)

•	Miner Equipment Lender Secured Claims (Class 3)

•	M&M Lien Secured Claims (Class 5)

•	Secured Mortgage Claims (Class 6)

•	General Unsecured Claims (Class 8)

•	B. Riley Unsecured Claims (Class 9)

•	Section 510(b) Claims (Class 12)

•	Existing Common Interests (Class 13)

An Eligible Holder should vote on the Plan by completing a Ballot in accordance with the instructions therein and as set forth above.

All Ballots must be signed by the Eligible Holder, or any person who has obtained a properly completed Ballot proxy from the Eligible Holder by the Record Date. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots. Any Ballot marked to both accept and reject the Plan will not be counted. If you return more than one Ballot voting different Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only Eligible Holders who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

i.	Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each Eligible Holder for whom they are voting.

ii.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept: (a) all of the terms of, and conditions to, this Solicitation; and (b) the terms of the Plan including the injunction, releases, and exculpations set forth in sections 10.5, 10.6, 10.7, 10.8, and 10.9 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

iii.	Change of Vote

Any party who has previously submitted to the Voting Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent before the Voting Deadline a subsequent, properly completed Ballot voting for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their creditors or shareholders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claims or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

XI.

CONFIRMATION OF PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of the claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the Honorable David R. Jones United States Bankruptcy Judge, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order.

(a)	To the Debtors or the Reorganized Debtors:

Core Scientific, Inc.

210 Barton Springs Road, Suite 300

Austin, Texas 78704

Attn: Todd DuChene

Email: tduchene@corescientific.com

            - and –

            To the Counsel of the Debtors:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:   Ray C. Schrock

            Ronit J. Berkovich

Email: ray.schrock@weil.com

            ronit.berkovich@weil.com

            - and -

700 Louisiana Street, Suite 1700

Houston, Texas 77002

Attn:   Alfredo R. Pérez

            Clifford W. Carlson

Email: alfredo.perez@weil.com

            clifford.carlson@weil.com

(b) To the Creditors’ Committee

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn:   Brett H. Miller

            Todd M. Goren

            James H. Burbage

Email: bmiller@willkie.com

            tgoren@willkie.com

            jburbage@willkie.com

            - and -

600 Travis Street

Houston, Texas 77002

Attn: Jennifer J. Hardy

Email: jhardy2@willkie.com

(c)       To the Equity Committee

Vinson & Elkins LLP

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Attn:   David S. Meyer

            Lauren R. Kanzer

            Zachary A. Paiva

Email: dmeyer@velaw.com

            lkanzer@velaw.com

            zpaiva@velaw.com

              and -

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attn:   Paul E. Heath

            Harry A. Perrin

            Kiran Vakamudi

Email: pheath@velaw.com

            hperrin@velaw.com

            kvakamudi@velaw.com

(d)       To the DIP Agent:

B. Riley Commercial Capital, LLC

11100 Santa Monica Blvd., Suite 800

Los Angeles, California 90025

Attn: Perry Mandarino

Email: pmandarino@brileyfin.com

- and -

Choate, Hall & Stewart LLP

Two International Place, 34th Floor

Boston, Massachusetts 02110

Attn: John Ventola

Email: jventola@choate.com

(e)       To the Ad Hoc Noteholder Group:

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, Texas 77002

Attn: James T. Grogan III

Email: jamesgrogan@paulhastings.com

- and -

200 Park Avenue

New York, New York 10166

Attn:   Kristopher M. Hansen

            Sayan Bhattacharyya

            Erez E. Gilad

            Joanne Lau

Email: krishansen@paulhastings.com

            sayanbhattacharyya@paulhastings.com

            erezgilad@paulhastings.com

            joannelau@paulhastings.com

(f)        To the U.S. Trustee:

Office of the United States Trustee

515 Rusk Avenue, Suite 3516

Houston, Texas 77002

Attn:   Jayson B. Ruff

            Alicia Barcomb

Email: Jayson.b.ruff@usdoj.gov

            aliciabarcomb@usdoj.gov

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of Plan

The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan is (1) accepted by all Impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (2) in the “best interests” of the holders of Claims and Interests Impaired under the Plan; and (3) feasible.

i.	Acceptance of Plan

If any Impaired Class of Claims or Interests does not accept the Plan (or is deemed to reject the Plan), the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each Impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cramdown” provisions set forth in section 1129(b) of the Bankruptcy Code. The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards that must be satisfied for the Plan to be confirmed, depending on the type of claims or interests in such class. The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the Plan:

•

Secured Creditors. Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•

Unsecured Creditors. Either (a) each holder of an impaired unsecured claim receives or retains under the plan, property of a value, as of the effective date of the plan, equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•

Interests. Either (a) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

The Debtors believe the Plan satisfies both the “unfair discrimination” and “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

ii.	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (a) accept the plan; or (b) receive or retain under the plan property of a value, s of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on: (a) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests; and (b) the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

iii.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.

For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the consolidated financial projections for the Reorganized Debtors (“Financial Projections”) for the period beginning with the fourth quarter of 2023 through fiscal year-end 2026. The Financial Projections, and the assumptions on which they are based, are annexed hereto as Exhibit E. Based upon such Financial Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies. In connection with the planning and development of the Plan, the Financial Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Plan. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms. The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, bitcoin hashprices, energy prices, regulatory changes, and a variety of other factors. Consequently, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, such Financial Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

XII.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are: (A) the preparation and presentation of an alternative reorganization; (B) the a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code; or (C) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (a) a reorganization and continuation of the Debtors’ businesses or (b) an orderly liquidation of their assets. The Debtors, however, believe that the Plan, as described herein, enables their creditors and shareholders to realize the most value under the circumstances.

B.	Sale under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. The security interests in the Debtors’ assets held by Holders of the April Convertible Notes Secured Claims, Holders of the August Convertible Notes Secured Claims, Holders of the M&M Lien Claims, Holders of the Mortgage Secured Claims, the Equipment Lenders, and the Replacement DIP Lenders would attach to the proceeds of any sale of the Debtors’ assets to the extent of their secured interests therein. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of claims under the Plan.

C.	Liquidation Under Chapter 7 of Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

XIII.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims and Interests in Classes 1, 2, 3, 5, 6, 8, 9, 12, and 13 to vote in favor thereof.

Dated: August 8, 2023

Bellevue, Washington

Respectfully submitted,

By:	/s/ Michael Bros
Name: Michael Bros
Title: Authorized Signatory

On behalf of Core Scientific, Inc.
and each of its Debtor affiliates

Exhibit A

The Plan

(Filed Separately)

Exhibit B

Plan Release, Exculpation, and Injunction Provisions

Definitions:

“Related Parties” means with respect to a Person, that Person’s current and former Affiliates, and such Person’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, fiduciaries, trustees, advisory board members, financial advisors, partners, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, each in their capacity as such.

“Released Parties” means, collectively: (i) the Debtors; (ii) the Reorganized Debtors; (iii) the Equity Committee and its members, solely in their capacity as such; (iv) the Backstop Parties; (v) B. Riley Commercial Capital, LLC; (vi) BRF Finance Co, LLC; (vii) the Settling Miner Equipment Lenders; (viii) Brown Corporation; (ix) Holliwood LLC; (x) Foundry; and (xi) with respect to each of the foregoing Persons in clauses (i) through (x), all current and former Related Parties. Notwithstanding the foregoing, any Person that opts out of the releases set forth in section 10.6(b) of the Plan shall not be deemed a Released Party thereunder.

“Releasing Parties” means collectively, and in each case solely in their capacity as such, (i) the Debtors; (ii) the Reorganized Debtors; (iii) with respect to each of the foregoing Persons in clauses (i) through (ii), all Related Parties; (iv) the Holders of all Claims or Interests that vote to accept the Plan; (v) the Holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but that do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth herein; (vi) the Holders of all Claims or Interests that vote, or are deemed, to reject the Plan or that are presumed to accept the Plan but do not opt out of granting the releases set forth herein; and (vii) the Holders of all Claims and Interests and all Other Beneficial Owners that were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out.

“Exculpated Parties” means each of the following in their capacity as such and, in each case, to the maximum extent permitted by law: (i) the Debtors; and (ii) Equity Committee and its members, solely in their capacity as such.

Provisions:

10.5 Injunction.

Except as otherwise expressly provided in the Plan or for distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 10.6(a) or Section 10.6(b), shall be discharged pursuant to Section 10.3 of the Plan, or are subject to exculpation pursuant to Section 10.7, and all Subcontractors and all other parties in interest are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, and/or the Exculpated Parties (to the extent of the exculpation provided pursuant to Section 10.7 with respect to the Exculpated Parties): (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless (x) such Entity has timely asserted such setoff right either in a Filed Proof of Claim, or in another document Filed with the Bankruptcy Court explicitly preserving such setoff or that otherwise indicates that such entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise or (y) such right to setoff arises under a postpetition agreement with the Debtors or an Executory Contract that has been assumed by the Debtors as of the Effective Date; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, settled, and/or treated, entitled to a distribution, or cancelled pursuant to the Plan or otherwise Disallowed; provided that such persons who have held, hold, or may hold Claims against, or Interests in, a Debtor, a Reorganized Debtor, or an Estate shall not be precluded from exercising their rights and remedies, or obtaining the benefits, solely pursuant to and consistent with the terms of the Plan.

Subject in all respects to Section 11.1, no entity or person may commence or pursue a Claim or Cause of Action of any kind against any Released Party or Exculpated Party that arose or arises from, in whole or in part, the Chapter 11 Cases, the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale or rescission of any security of the Debtors or the Reorganized Debtors (which includes, for the avoidance of doubt, all claims and Causes of Action asserted or assertable in the Securities Class Action), the DIP Facility, the Convertible Notes Agreements, the Miner Equipment Lender Agreements, the Mortgage Agreements, the General Contracts, any and all agreements relating to M&M Liens, and any and all related agreements, instruments, and/or other documents, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the Plan Supplement, the Disclosure Statement, the Plan Settlements, the New Secured Notes Documents, the New Miner Equipment Lender Debt Documents, the Exit Credit Agreement, the New B. Riley ELOC Facility, the Rights Offering, the Backstop Commitment Agreement, the Initial DIP Loan Documents, the DIP Facility,

the RSA, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan (including, but not limited to, the New Common Interests), or the distribution of property under the Plan, or any other agreement, act or omission, transaction, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a claim of willful misconduct, fraud or gross negligence against a Released Party or Exculpated Party and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against any such Released Party or Exculpated Party. The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether a Claim or Cause of Action is colorable and, only to the extent legally permissible and as provided for in Section 11.1, shall have jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

10.6 Releases

(a) Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, except as otherwise provided in the Plan or in the Confirmation Order, on and after the Effective Date, the Released Parties are deemed conclusively, absolutely, unconditionally and irrevocably, released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Chapter 11 Cases, the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale or rescission of any security of the Debtors or the Reorganized Debtors (which includes, for the avoidance of doubt, all claims and Causes of Action asserted or assertable in the Securities Class Action), the DIP Facility, the Convertible Notes Agreements, the Miner Equipment Lender Agreements, the Mortgage Agreements, the General Contracts, any and all agreements relating to M&M Liens, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the Plan Supplement, the Disclosure Statement, the Plan Settlements, the New Secured Notes Documents, the New Miner Equipment Lender Debt Documents, the Exit Credit Agreement, the New B. Riley ELOC Facility, the Rights Offering, the Backstop Commitment Agreement, the Initial DIP Loan Documents, the DIP Facility, the RSA, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan (including, but not limited to, the New Common Interests), or the distribution of property under the Plan, or any other agreement, act or omission, transaction, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Section 10.6(a) (i) shall only be applicable to the maximum extent permitted by law; (ii) shall not be construed as (a) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud (provided that actual fraud shall not exempt from the scope of these Debtor releases any Claims or Causes of Action arising under sections 544 or 548 of the Bankruptcy Code or state laws governing fraudulent or otherwise avoidable transfers or conveyances), willful misconduct, or gross negligence, or (b) releasing any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. This section 10.6(a) is subject to approval of the Special Committee of the Board of Directors of Core Scientific, Inc.

(b) Releases by Holders of Claims and Interests.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, except as otherwise provided in the Plan or in the Confirmation Order, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Releasing Party, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims or Causes of Action asserted or that may be asserted on behalf of the Debtors or their Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including any Claims or Causes of Action based on or relating to, or in any manner arising from, in whole or in part, the Chapter 11 Cases, the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale or rescission of any security of the Debtors or the Reorganized Debtors (which includes, for the avoidance of doubt, all claims and Causes of Action asserted or assertable in the Securities Class Action), the DIP Facility, the Convertible Notes Agreements, the Miner Equipment Lender Agreements, the Mortgage Agreements, the General Contracts, any and all agreements relating to M&M Liens, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the Plan Supplement, the Disclosure Statement, the Plan Settlements, the New Secured Notes Documents, the New Miner Equipment Lender Debt Documents, the Exit Credit Agreement, the New B. Riley ELOC Facility, the Rights Offering, the Backstop Commitment Agreement, the Initial DIP Loan Documents, the DIP Facility, the RSA, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan (including, but not limited to, the New Common Interests), or the distribution of property under the Plan, or any other agreement, act or omission, transaction, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Section 10.6(b) (i) shall only be applicable to the maximum extent permitted by law; and (ii) shall not be construed as (a) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud (provided that actual fraud shall not exempt from the scope of these third-party releases any Claims or Causes of Action arising under sections 544 or 548 of the Bankruptcy Code or state laws governing fraudulent or otherwise avoidable transfers or conveyances), willful misconduct, or gross negligence, or (b) releasing any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

10.7 Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out, in whole or in part, from the Petition Date through the Effective Date, of the Chapter 11 Cases, the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale or rescission of any security of the Debtors or the Reorganized Debtors, the DIP Facility, the Convertible Notes Agreements, the Miner Equipment Lender Agreements, the Mortgage Agreements, the General Contracts, any and all agreements relating to M&M Liens, and related agreements, instruments, or other documents, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the Plan Supplement, the Disclosure Statement, the Plan Settlements, the New Secured Notes Documents, the New Miner Equipment Lender Debt Documents, the Exit Credit Agreement, the New B. Riley ELOC Facility, the Rights Offering, the Backstop Commitment Agreement, the Initial DIP Loan Documents, the DIP Facility, the RSA, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan (including, but not limited to, the New Common Interests), or the distribution of property under the Plan, or any other related agreement, except for Claims or Causes of Action arising from an act or omission that is judicially determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects, such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities. The Exculpated Parties have, and upon completion of the Plan, shall be deemed to have, participated in good faith and in compliance with all applicable laws with regard to the solicitation and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpations set forth in this Section 10.7 (i) shall only be applicable to the maximum extent permitted by law; and (ii) shall not be construed as (a) exculpating any Exculpated Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud (provided that actual fraud shall not exempt from the scope of these exculpations any Claims or Causes of Action arising under sections 544 or 548 of the Bankruptcy Code or state laws governing fraudulent or otherwise avoidable transfers or conveyances), willful misconduct, or gross negligence, or (b) exculpating any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

10.8	Retention of Causes of Action/Transfer of Causes of Action and Reservation of Rights.

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to this Article X, the Reorganized Debtors shall have, retain, reserve and be entitled to assert, and may enforce all rights to commence and pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity not released pursuant to the Plan.

Exhibit C

Liquidation Analysis

(To Be Filed at a Later Date)

Exhibit D

Valuation Analysis

(To Be Filed at a Later Date)

Exhibit E

Financial Projections

Introduction

Section 1129(a)(11) of the Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the reorganized debtor or any successor to the debtor. For purposes of demonstrating that the Plan meets this requirement, the Debtors have prepared these projections (the “Financial Projections”) based on, among other things, the anticipated future financial condition and results of operations of the Debtors. In conjunction with the Company’s advisors, the Company’s management team developed and refined the business plan and prepared consolidated financial projections of the Debtors for October 1, 2023, through December 31, 2026 (the “Projection Period”).

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated pursuant to the Bankruptcy Court’s order confirming the Plan. Any significant delay in confirmation of the Plan may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses.

Although the Financial Projections represent the Debtors’ best estimates and good faith judgment (for which the Company’s management team believes it has a reasonable basis) of the results of future operations, financial position, and cash flows of the Debtors, they are only estimates and actual results may vary considerably from such Financial Projections. Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Debtors, the Debtors’ advisors, or any other person that the projected results of operations, financial position, and cash flows of the Debtors will be achieved. Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below.

The Financial Projections are based on the Company’s long-term forecast developed in 2023. Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below. The Financial Projections have been prepared by the Company’s management team, in conjunction with the Debtors’ advisors. The Financial Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants or the rules and regulations of the SEC, and by their nature are not financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The Debtors’ independent accountants have neither examined nor compiled the accompanying financial projections and accordingly do not express an opinion or any other form of assurance with respect to the Financial Projections, assume no responsibility for the Financial Projections, and disclaim any association with the Financial Projections.

The Financial Projections do not reflect the impact of fresh start reporting in accordance with American Institute of Certified Public Accountants statement of position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.”

The Financial Projections contains certain statements that are forward-looking statements and are based on estimates and assumptions and are necessarily speculative. No representations or warranties are made as to accuracy of any financial information contained herein or assumptions regarding the debtors’ businesses and their future results and operations.

The Financial Projections and any forward-looking statements in the Financial Projections are being made by the Debtors as of the date hereof, unless specifically noted. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter the Financial Projections and any forward-looking statements whether because of new information, future events, or otherwise.

General Assumptions & Methodology

The Financial Projections for the Debtors are based on the Debtors’ business plan as informed by current and projected conditions in the Debtors’ markets and were prepared on a holistic basis. The Financial Projections consist of the following unaudited pro forma financial statements: (i) projected income statement, (ii) projected balance sheet and (iii) projected cash flow statement.

The Company’s management team reports and uses the Adjusted EBITDA metric to assess the ongoing performance of the Debtors’ core operations, adjusted for certain non-operating and one-time costs.

Projected Income Statement Assumptions

Revenue: Revenue mainly consists of sales generated from the Debtors’ bitcoin self-mining activities. The Debtors also generate revenue from their hosting operations. Bitcoin self-mining revenue is forecasted based on a detailed projection of the Debtors’ total self-mining computational power (known as “hashrate”) and revenue generated per each unit of computational power (known as “hashprice”). Hosting revenue is forecasted based on the number of hosted miners and the terms specified in each hosting contract.

Cost of Revenue: Cost of revenue primarily consists of electricity costs, facility operations costs, depreciation of property, plant and equipment used for hosting services and mining operations, and other related costs. Electricity costs are forecasted on a bottoms-up basis, utilizing anticipated power usage at each facility, as well as tariffs built into the power contracts, and/or forward power pricing. Facility operations costs are forecasted based on historical costs and management estimates for optimized operations.

Operating Expenses: Operating expenses consists of research and development, sales and marketing, and general and administrative expenses. Operating expenses are forecasted based on historical costs and management estimates.

Projected Balance Sheet Assumptions

The projected balance sheet takes into account the pro forma capital structure, estimated adjustments to the balance sheet based on cancellation of debt or other liabilities, and the exit capital raise, all in conjunction with the Plan.

Under a consensual Plan (which assumes that Classes 1 and 2 both vote to accept the Plan), the balance sheet forecast assumes $852 million of total beginning funded debt balance, consisting of $58 million of Delayed Draw Term Loan, $532 million of takeback convertible notes, $197 million of miner equipment takeback debt, $23 million of non-miner equipment takeback debt, and $42 million of debt associated with M&M liens.

Under a non-consensual Plan (which assumes that Classes 1 and 2 both vote to reject the Plan), the balance sheet forecast assumes $929 million of total beginning funded debt balance, consisting of $58 million of Delayed Draw Term Loan, $610 million of takeback convertible notes, $197 million of miner equipment takeback debt, $23 million of non-miner equipment takeback debt, and $42 million of debt associated with M&M liens.

Projected Cash Flow Statement Assumptions

Changes in Working Capital: Changes in working capital reflect the ordinary course changes in accounts receivable, accounts payables, other current assets and other current liabilities, among other items.

Cash Interests: Cash interests are forecasted based upon the capital structure proposed under a consensual Plan and a non-consensual Plan.

Cash Taxes: Cash taxes are forecasted based upon analyses conducted by the Debtors’ tax advisors in conjunction with the Plan.

Capital Expenditures: Capital expenditures reflect the Debtors’ forecast of new miner purchases, refreshes of existing miners, and facility expansion construction costs.

Cash Flows from Financing Activities: Reflect principal repayments on post emergence debt.

PROJECTED INCOME STATEMENT (UNAUDITED) – CONSENUAL AND NON-CONSENSUAL PLAN

USD $Million	2023E	2024E	2025E	2026E
	Q4	FY	FY	FY
Total Revenue	133	727	965	1,131
YoY Growth (%)		51%	33%	17%
Cost of Revenue	134	532	600	647
% of Revenue	101%	73%	62%	57%
Gross Profit	(1)	196	364	484
Margin (%)	-1%	27%	38%	43%
SG&A, R&D and Other	14	56	56	57
% of Revenue	11%	8%	6%	5%
Adj. EBIT	(15)	139	308	427
Margin (%)	-12%	19%	32%	38%
Adj. EBITDA	49	341	508	628
Margin (%)	37%	47%	53%	56%

PROJECTED BALANCE SHEET (UNAUDITED) – CONSENUAL PLAN

USD $Million	2023E	2024E	2025E	2026E
	FY	FY	FY	FY
Assets
Cash and Equivalents	79	162	274	584
Prepaid Expenses	33	41	55	54
Property, Plant and Equipment	471	462	548	418
Other Assets	35	35	35	35

Total Assets	619	700	911	1,091
Liabilities
Accounts Payable and Accrued Expenses	69	66	67	69
Deferred Revenue	60	62	62	62
Debt	861	897	903	763
Other Liabilities	16	16	16	16

Total Liabilities	1,006	1,041	1,048	910
Total Equity	(387)	(342)	(136)	182
Total Liabilities and Equity	619	700	911	1,091

PROJECTED BALANCE SHEET (UNAUDITED) – NON-CONSENUAL PLAN

USD $Million	2023E	2024E	2025E	2026E
	FY	FY	FY	FY
Assets
Cash and Equivalents	72	128	213	496
Prepaid Expenses	33	41	55	54
Property, Plant and Equipment	471	462	548	418
Other Assets	35	35	35	35

Total Assets	612	666	850	1,004
Liabilities
Accounts Payable and Accrued Expenses	69	66	67	69
Deferred Revenue	60	62	62	62
Debt	934	949	932	768
Other Liabilities	16	16	16	16

Total Liabilities	1,079	1,093	1,077	914
Total Equity	(467)	(427)	(226)	89
Total Liabilities and Equity	612	666	850	1,004

PROJECTED CASH FLOW STATEMENT (UNAUDITED) – CONSENUAL PLAN

USD $Million	2023E	2024E	2025E	2026E
	Q4	FY	FY	FY
Cash Flows from Operations
Adj. EBITDA	49	341	508	628
Changes in Working Capital	(3)	(8)	(13)	3
Cash Interests	(9)	(36)	(41)	(46)
Cash Taxes	(1)	(3)	(9)	(26)

Total Cash Flows from Operations	37	293	445	559
Cash Flows from Investing Activities
Capex and Other	(23)	(192)	(286)	(72)

Total Cash Flows from Investing Activities	(23)	(192)	(286)	(72)
Cash Flows from Financing Activities	(3)	(18)	(47)	(177)
Net Cash Inflows / (Outflows)	11	83	112	310

PROJECTED CASH FLOW STATEMENT (UNAUDITED) – NON-CONSENUAL PLAN

USD $Million	2023E	2024E	2025E	2026E
	Q4	FY	FY	FY
Cash Flows from Operations
Adj. EBITDA	49	341	508	628
Changes in Working Capital	(3)	(8)	(13)	3
Cash Interests	(16)	(63)	(68)	(72)
Cash Taxes	(1)	(3)	(9)	(26)

Total Cash Flows from Operations	30	265	418	532
Cash Flows from Investing Activities
Capex and Other	(23)	(192)	(286)	(72)

Total Cash Flows from Investing Activities	(23)	(192)	(286)	(72)
Cash Flows from Financing Activities	(3)	(18)	(47)	(177)
Net Cash Inflows / (Outflows)	4	55	85	284

Exhibit F

Organizational Chart

Debtor Status

D = Debtor

CORE SCIENTIFIC®

Symbol Legend

State of Formation/Incorporation
(as shown at top right corner of each box)
ABD = Abu Dhabi
CO = Colorado
DE = Delaware
GA = Georgia
KY = Cayman Islands
TX = Texas

D
DE
Core Scientific, Inc.
(fka Power & Digital Infrastructure Acquisition Corp.)
ABD
Core Scientific, Inc. – Branch (Abu Dhabi)
*Provisional License not separate entity
KY
CSP Liquid Opportunities Offshore Fund (Exempted Ltd)
*Affiliated entity
D
DE
Core Scientific Acquired Mining LLC
(Acquirer of Blockcap, Inc.)
D
DE
Core Scientific Operating Company
(fka Core Scientific, Inc.)
D
TX
Core Scientific Mining LLC
DE
Core Scientific Partners GP, LLC (SMLLC)
D
DE
Radar Relay, Inc.
(fka Radar Relay, LLC)
D
DE
Core Scientific Specialty Mining (Oklahoma) LLC
(fka GPU One Holdings, LLC)
D
DE
American Property Acquisition, LLC
Limited Partner
General Partner
General Partner
DE
Core Scientific Partners, LP
D
CO
Starboard Capital LLC
D
CO
RADAR LLC
D
NC
American Property Acquisitions I, LLC
D
GA
American Property Acquisitions VII, LLC
Limited Partner
DE
CSP Advisors, LLC (SMLLC)
DE
CSP Liquid Opportunities GP, LP
General Partner
General Partner
Limited Partner
DE
CSP Liquid Opportunities Fund, LP
Limited Partner
KY
CSP Liquid Opportunities Master Fund, LP

Debtor Status D = Debtor Symbol Legend Borrower under the B. Riley Notes Issuer under the Convertible Notes Guarantor under the Convertible Notes Borrower under the Equipment Leases and Loans D Borrower under the Facility Mortgages DE Core Scientific, Inc. ABD KY (fka Power & Digital Infrastructure Entity changed name at January 20, 2022 merger Acquisition Corp.) Core Scientific, Inc. – Branch CSP Liquid Opportunities (Abu Dhabi) Offshore Fund (Exempted Ltd) *Provisional License not *Affiliated entity Party to operations, service, customer and separate entity vendor agreements entered into pre de-SPAC* *Available in the data room, except Amended and Restated Electric Service Agreements, dated as of October 11, 2018, by and between American Property Acquisitions, LLC VI/VII and Dalton Utilities Party to operations, service, customer and vendor agreements entered into post de-SPAC* *Available in the data room D State of Formation/Incorporation D DE D DE TX DE (as shown at top right corner of each box) ABD = Abu Dhabi Core Scientific Acquired Core Scientific Core Scientific Mining LLC Core Scientific Partners GP, CO = Colorado Mining LLC Operating Company LLC (SMLLC) DE = Delaware (Acquirer of Blockcap, Inc.) (fka Core Scientific, Inc.) GA = Georgia KY = Cayman Islands TX = Texas Limited D D D General General Partner Partner Partner DE DE DE DE Radar Relay, Inc. Core Scientific Specialty Mining American Property Acquisition, Core Scientific Partners, LP (fka Radar Relay, LLC) (Oklahoma) LLC LLC (fka GPU One Holdings, LLC) D CO Starboard Capital LLC D CO RADAR LLC D NC American Property Acquisitions I, LLC D GA American Property Acquisitions VII, LLC DE CSP Advisors, LLC (SMLLC) Limited Partner DE CSP Liquid Opportunities GP, LP Limited Partner General Partner DE CSP Liquid Opportunities Fund, LP Limited Partner General Partner KY CSP Liquid Opportunities Master Fund, LP

Exhibit G

Schedule of Other Secured Claims

Exhibit G

Schedule of Payments to Reinstated Loans and Leases

Assumed Non-Miner Loans and Lease Agreements	Prepetition Missed Payments	Projected Missed Postpetition Payments through September 30, 2023	Total Effective Date Payments for Reinstatement[1]	Projected Post- Effective Remaining Payments after Reinstatement
Toyota Commercial Finance	$—	$—	$—	$161,704.20
Fidelity Capital	$—	$—	$—	$14,050.00
VFS, LLC #2	$—	$31,880.78	$31,880.78	$120,304.80
VFS, LLC #3	$—	$63,443.60	$63,443.60	$385,405.02
VFS, LLC #4	$—	$59,323.88	$59,323.88	$415,821.60
VFS, LLC #5	$—	$56,096.78	$56,096.78	$498,055.55
Marco	$235.48	$859.52	$1,095.00	$11,895.45
Technology Finance Corporation 2540-05	$27,885.48	$39,914.52	$67,800.00	$199,351.35
Meridian Equipment Finance, LLC	$—	$36,454.23	$36,454.23	$70,509.00
Liberty Commercial Finance #1 - Indigo	$—	$694,582.56	$694,582.56	$1,852,221.16
Liberty Commercial Finance #2 - Prime	$—	$128,251.80	$128,251.80	$327,755.60
Liberty Commercial Finance #3 - North Mill	$—	$126,235.17	$126,235.17	$322,601.99
Liberty Commercial Finance #4 - North Star Leasing	$—	$210,252.15	$210,252.15	$537,312.05
Liberty Commercial Finance #5 - North Mill	$—	$86,979.33	$86,979.33	$222,281.51
Liberty Commercial Finance #6 - Liberty	$—	$186,588.99	$186,588.99	$228,054.21
Liberty Commercial Finance #7 - Liberty	$—	$103,675.95	$103,675.95	$126,716.05
Liberty Commercial Finance #8 - Prime	$—	$418,921.92	$418,921.92	$1,117,126.12
Liberty Commercial Finance #9 - Prime	$—	$193,234.32	$193,234.32	$515,292.52
Liberty Commercial Finance #14 - Liberty	$—	$139,601.52	$139,601.52	$186,136.36
Liberty Commercial Finance #15 - Liberty	$—	$197,828.37	$197,828.37	$263,772.16
Dell Financial	$—	$48,700.00	$48,700.00	$136,371.20
Bank of the West	$—	$33,777.00	$33,777.00	$15,010.36
Bremer Loan A	$—	$1,171,161.00	$1,171,161.00	$5,596,907.50
Bremer Loan B	$—	$1,611,891.00	$1,611,891.00	$7,701,275.49
Bremer Loan C	$—	$707,175.00	$707,175.00	$3,535,866.45

	$28,120.97	$6,346,829.38	$6,374,950.35	$24,561,797.70

[1]

To the extent provided for in the underlying lease and loan agreements, in addition to these amounts, lessors/lenders are also entitled to reasonable legal and/or advisor fees incurred postpetition through the Effective Date.